As filed with the Securities and Exchange Commission on October 26, 2007

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCIVANTA MEDICAL CORPORATION
(Name of small business issuer in its charter)

Nevada	3842	22-2436721
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

215 Morris Avenue
Spring Lake, New Jersey 07762
(732) 282-1620
(Address and telephone number of principal executive offices and principal place of business)

David R. LaVance
215 Morris Avenue
Spring Lake, New Jersey 07762
(732) 282-1620
(Name, address and telephone number of agent for service)

Copies of all communications to:

Paul T. Colella, Esq.
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, P.O. Box 190
Middletown, New Jersey 07748
(732) 741-3900

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	6,048,034	(3)	$0.12	$725,764	$29.00
Total	6,048,034	(3)			$29.00

(1)
Represents shares to be sold by the selling stockholders named herein. Pursuant to Rule 416(b) of the Securities Act of 1933, as amended, there are also registered hereunder such additional number of shares as may be issued or become issuable pursuant to outstanding convertible debentures of the Registrant and to give effect to certain corporate transactions or events, including stock splits, stock dividends or similar transactions.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Pursuant to Rule 457(c), the fee calculation is based on $0.12, which is the average of the bid and asked sales prices of the Registrant’s common stock on the OTC Bulletin Board on October 22, 2007.

(3)
This amount includes 1,041,668 shares of common stock available for issuance upon the conversion of convertible debentures, 300,000 shares of common stock available for issuance as payment of interest which may be accrued annually during the term of such convertible debentures, 566,600 shares of common stock available for issuance upon the exercise of certain warrants and 4,139,766 shares of common stock held by certain of our existing stockholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this Preliminary Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 26, 2007

PROSPECTUS

SCIVANTA MEDICAL CORPORATION
6,048,034 Shares of Common Stock

This prospectus relates to the sale of up to 6,048,034 shares of Scivanta Medical Corporation common stock by certain stockholders of Scivanta. We are not offering for sale in this offering any shares of our common stock for the benefit of Scivanta and, therefore, will not receive any of the proceeds from the sale of shares of common stock offered hereby. All costs associated with the registration of the shares of common stock being offered by the selling stockholders will be paid by Scivanta.

The shares of common stock may be offered by the selling stockholders and/or their registered representatives from time to time until _____ __, 2008, or such later or earlier date as may be determined by Scivanta. Our common stock is quoted on the Over-the-Counter Bulletin Board under the trading symbol “SCVM.” There is currently a limited trading market for our common stock. The selling stockholders will offer their shares of common stock covered by this prospectus at prevailing market prices on the OTC Bulletin Board or at prices determined through privately negotiated transactions.

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell some, all or none of the shares being offered hereby.

Investment in the shares of our common stock offered hereby involves certain significant risks. See “Risk Factors” beginning on page 8 for certain information that should be considered before purchasing any shares of our common stock.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state laws or that an exemption from registration is available.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 26, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements. Unless otherwise indicated in this prospectus, or the context otherwise requires, references to “we,” “us” or “our” refer to Scivanta Medical Corporation and not to the selling stockholders.

Our Business

Scivanta is a medical device company that is developing the Hickey Cardiac Monitoring System (the “HCMS”), a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. We acquired the exclusive world-wide rights to develop, manufacture and distribute the HCMS on November 10, 2006. We anticipate that it will take approximately 15 to 18 months from the date of this prospectus to complete development and related clinical trials for the HCMS. In addition, we must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad. We currently do not sell any products or technologies.

The HCMS is the subject of 11 United States patents and corresponding patents in major international markets, including Canada, European Union, Japan and India. The patents cover the important facets of the HCMS, including catheter design and construction, catheter positioning, monitor design, algorithms and balloon inflation techniques.

Scivanta currently intends to outsource the distribution and sales functions related to the HCMS and to outsource the manufacturing of the components for the HCMS.

Scivanta’s principal office is located at 215 Morris Avenue, Spring Lake, New Jersey 07762, and our telephone number at such location is (732) 282-1620.

Our History and Plans for the Near Future

Scivanta is a Nevada corporation that is headquartered in Spring Lake, New Jersey. Scivanta was incorporated as Medi-Hut Co., Inc. in the State of New Jersey on November 29, 1982. On January 28, 1998, we entered into an Agreement and Plan of Reorganization with Indwest, Inc., a Utah corporation, whereby we changed our domicile to the State of Utah and became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. On February 2, 1998, we completed a second change of domicile transaction and became a Delaware corporation, and, in the fall of 2001, completed a third and final change of domicile transaction and became a Nevada corporation. On January 4, 2007, we changed our name from Medi-Hut Co., Inc. to Scivanta Medical Corporation.

On July 12, 2007, we dissolved Scivanta Corporation, a New Jersey corporation and wholly-owned subsidiary of ours. Scivanta Corporation remained inactive from the date of its formation, October 17, 2003, to the date of its dissolution.

Until the fiscal year ended October 31, 2003, our business included the distribution of over the counter medical devices and supplies, such as condoms and alcohol preparation pads, and generic and name brand pharmaceuticals. Our business also included the sale of hormone replacement therapy drugs (Syntest), which were manufactured and supplied to us by a third party manufacturer. Our products generally were sold by distributors or wholesalers to pharmacies or directly to customers through mail order. During this time period we also were developing the Elite Safety Syringe and the Solo-Safe Safety Syringe. Due to vendor disputes, low profit margins and/or minimal market opportunities, we ceased selling and/or developing each of these products.

On November 10, 2006, we entered into a technology license agreement (the “License Agreement”) with The Research Foundation of State University of New York, for and on behalf of the University at Buffalo (the “Foundation”), Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren (“Lundgren”). The Foundation, Hickey and Lundgren shall be collectively referred to herein as the “Licensor.” Pursuant to the License Agreement, the Licensor granted to us the exclusive world-wide rights to develop, manufacture and distribute the HCMS, a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The HCMS will provide the primary measures of cardiac performance and left atrial pressure which are crucial measurements in treating critically ill patients. The HCMS is currently in the development stage and we anticipate that it will take approximately 15 to 18 months from the date of this prospectus to complete development and related clinical trials. In addition, Scivanta must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad.

On June 27, 2007, Scivanta and the Foundation entered into a subcontractor agreement. Pursuant to this agreement, the Foundation contracted us to develop the software and hardware components of the HCMS outlined in the technology incentive program contract awarded by the New York State Office of Science Technology and Academic Research to the Foundation and the Foundation’s company partner, Ethox International, Inc. (“Ethox”), on December 1, 2005 (the “NYSTAR Contract”).

On June 29, 2007, we amended the License Agreement to allow the Licensor to enter into a non-exclusive manufacturing license agreement with Ethox, entered into on June 29, 2007, whereby Ethox was granted the right to manufacture the catheter component of the HCMS for Scivanta.

On June 29, 2007, we entered into a development agreement with Ethox whereby Ethox will provide Scivanta engineering and development support for the catheter component of the HCMS in exchange for the rights to manufacture the catheter component upon regulatory approval and commercialization of the HCMS and payments of $187,500. The cash payments will be made in installments over the next 6 to 12 months in amounts that will be based on Ethox’s funding requirements as specified in the NYSTAR Contract discussed below. Scivanta paid $46,875 to Ethox on September 12, 2007 related to this agreement.

On July 2, 2007, Scivanta entered into a development agreement with Applied Sciences Group (“ASG”). Pursuant to the terms of this agreement, ASG will provide software engineering services to Scivanta for the continuing development of the HCMS. The fees to be charged by ASG related to this agreement could range between $335,000 and $400,000.

On August 22, 2007, Scivanta and Sparton Medical Systems (“Sparton”), a business group of Sparton Electronics Florida, Inc., entered into a development agreement whereby Sparton will provide Scivanta engineering and development support for the hardware component of the HCMS. Sparton Electronics Florida, Inc. is a wholly-owned subsidiary of Sparton Corporation (NYSE: SPA).

As a result of the subcontractor agreement between Scivanta and the Foundation, the amended License Agreement and the non-exclusive manufacturing license agreement between the Licensor and Ethox, the development of the HCMS will be partially funded through the NYSTAR Contract. Pursuant to the terms of the NYSTAR Contract, up to $937,500 of funding is available for the development of the HCMS with the State of New York providing $750,000 of the funding and Ethox providing $187,500 of the funding. Ethox is also required to provide $562,500 of in-kind contributions. Pursuant to the development agreement between Scivanta and Ethox dated June 29, 2007, Scivanta will provide Ethox with the $187,500 of cash required under the NYSTAR Contract while Ethox will provide the $562,500 of in-kind contributions (primarily contributed services). The funding received from the NYSTAR Contract will partially support the development of: (1) the catheter component of the HCMS by Ethox; (2) the software component of the HCMS by ASG; and (3) the hardware component of the HCMS by Sparton. Under the terms of the subcontractor agreement between the Foundation and Scivanta, the Foundation, utilizing the $937,500 of funding provided under the NYSTAR Contract, will reimburse Scivanta up to $899,500 of allowable expenditures incurred in connection with the development of the software and hardware components of the HCMS. The development of the HCMS will also be funded through cash on hand of approximately $2,155,000 (as of October 15, 2007) and through equity and/or debt financing and corporate partnerships.

In addition to developing the HCMS, our strategy for business development will focus on the acquisition, through licensing or purchasing, of technologies or products that are sold or are capable of being sold in a specialty or niche market. Technologies or products of interest include, but are not limited to, medical devices, pharmaceuticals and other proprietary technologies or patented products. Specialty or niche-market technologies or products, as opposed to commodities, generally offer greater operating margins. These products are distributed through specialty distributor networks or manufacturer representatives to the original equipment manufacturer market, supplier and provider markets and to the general marketplace.

Annual sales, if any, of the prospective technologies and products that we will evaluate are generally less than $5 million. We believe that these technologies or products generally are not attractive to larger companies because they do not represent opportunities for revenues and earnings that would be material to those companies. We will consider technologies and products that generally experience lower sales or lack of development because of inadequate distribution channels, lack of companion products or insufficient capital.

Below is a listing of criteria we utilize in identifying and evaluating potential technology or product acquisitions:

•	Whether the technology or product is a specialty or niche-market product which is distributed through specialty distributors.

•	Whether the technology or product is unique or patented.

•	Whether the technology or product has, or is capable of achieving, an attractive gross margin, usually in excess of 35%.

•	Whether the prospective seller is receptive to receiving equity as part of the purchase price.

•	Whether the market for the technology or product is expanding, but not to such a degree as to attract larger manufacturers or result in the technology or product achieving commodity status.

•	Whether Scivanta can access marketing channels to market and distribute the technology or product.

No assurances can be given that we will have the financial and other resources necessary to acquire additional technologies or products or implement any part of our business development strategy. In addition, no assurances can be given that any technology or product that we acquire as part of our business development strategy will be profitable.

Purpose of the Offering

We are currently registering shares of our common stock which were previously issued, shares of common stock subject to warrants previously granted and shares of common stock underlying convertible debentures issued as of February 1, 2007, held by certain selling stockholders. It is anticipated that these selling stockholders will sell certain of their shares in this offering. However, we will not sell any shares of our common stock in this offering and, therefore, will not receive any of the proceeds from the sale of shares of common stock offered hereby by the selling stockholders. See “Use of Proceeds.”

Summary of the Offering

Common Stock Being Offered by Selling Stockholders	Up to 6,048,034 shares.

Price
The selling stockholders will sell their shares of common stock covered by this prospectus at prices based on the prevailing market prices on the OTC Bulletin Board or at prices determined through privately negotiated transactions.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of common stock offered by the selling stockholders. See “Use of Proceeds.”

Risk of Investment	The purchase of the shares of common stock offered hereby involves certain significant risks. See “Risk Factors.”

Plan of Distribution
The selling stockholders are entitled to sell the shares of common stock being offered hereby as they deem appropriate at prices based on the prevailing market prices on the OTC Bulletin Board or at prices determined through privately negotiated transactions. See “Plan of Distribution.”

Expiration Date of Offering	The offering by the selling stockholders will expire on _____ __, 2008, or such later or earlier date as may be determined by us.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the financial statements and notes thereto of Scivanta, before deciding to invest in our common stock. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Related to Our Business

We have no recurring revenue from the sale of products and a history of net losses and we may not be able to achieve profitability even if we are able to generate significant revenue.

We currently do not have any recurring revenue from the sale of products or any other sources. We incurred net losses in each of the last four fiscal years, including net losses of ($2,437,036) in 2003, ($2,040,849) in 2004, ($1,127,493) in 2005 and ($897,324) in 2006. We realized net income of $1,641,285 for the nine months ended July 31, 2007 which was due to a $3,100,000 payment made to us by Syntho Pharmaceuticals Inc. and its principal owner Muhammed Malik (collectively, the “Syntho Group”) as part of a settlement of litigation between Scivanta and the Syntho Group. As of July 31, 2007, we had an accumulated deficit of ($18,429,157). During the past four years, we have financed our operations primarily through private placements of our equity and debt securities and through payments received in connection with the settlement of various litigation. We expect our general and administrative expenses to continue to increase as we pursue corporate activities and strategic initiatives. We also expect research and development expenses to increase in connection with our clinical trials and other development activities related to the HCMS. If we receive approval from the United States Food and Drug Administration (the “FDA”) and/or the European Medicines Agency to market the HCMS, we expect to incur significant sales and marketing expenses and manufacturing expenses as we commence the commercial launch of the HCMS. As a result, we expect to continue to incur significant operating losses for the foreseeable future, and cannot assure that we will be able to achieve or sustain profitability even if we are able to generate significant revenue.

We currently have only one product, the HCMS, which is in development. If we are unable to obtain regulatory approval for the HCMS, our ability to generate any revenue will be limited, our business will be harmed and we may never become profitable.

The only product currently under development is the HCMS. While we continue to search for additional products to acquire, no assurances can be given that another product will be acquired. We anticipate that our ability to generate any revenue will depend on the successful development, regulatory approval and commercialization of the HCMS. We do not have the necessary regulatory approval to market the HCMS in the United States or any foreign market. We currently believe that the regulatory approval processes for the HCMS will involve, among other things, successfully completing clinical trials and obtaining pre-market notification clearance from the FDA. The pre-market notification clearance process requires us to demonstrate that the HCMS is substantially equivalent in terms of safety and efficacy to another medical device that has been previously marketed, but does not indicate that the product is safe and effective. This process can be expensive and uncertain, may require detailed and comprehensive scientific and human clinical data, generally takes three months to 12 months after a pre-market notification clearance application is filed and may result in the FDA denying our request for a pre-market notification clearance.

If the FDA does not grant us a pre-market notification clearance for the HCMS, we would be required to apply for a pre-market approval (“PMA”).  The PMA process requires us to demonstrate the safety and efficacy of the HCMS to the FDA’s satisfaction. This process can be expensive and uncertain, requires detailed and comprehensive scientific and human clinical data, generally takes one to three years after a PMA application is filed and may never result in the FDA granting a PMA. The FDA can delay, limit or deny approval of our PMA applications for many reasons, including:

•	we may not be able to provide reasonable assurance that our heart monitor and esophageal catheter is safe and effective to the FDA’s satisfaction;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support approval;

•	the manufacturing process or facilities that we use may not meet applicable requirements; and

•	changes in FDA approval policies or adoption of new regulations may require additional data.

In addition, even if we receive FDA approval for the HCMS, the FDA may not approve the HCMS for the uses that are necessary or desirable for commercialization of the HCMS. We may not obtain regulatory approval to market the HCMS in the United States or anywhere else. Any delay in, or failure to receive or maintain approval of the HCMS could prevent us from generating any revenue or achieving profitability.

The HCMS, if approved, may never achieve market acceptance.

The HCMS, if it receives regulatory approval, or any other healthcare related product that we may acquire and develop, may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of the HCMS will depend on a number of factors, including:

•	the perceived effectiveness and reliability of the HCMS;

•	the prevalence and severity of any adverse events;

•	the availability and perceived advantages and disadvantages of alternative technologies;

•	the strength of our marketing and distribution infrastructure;

•	the level of education and awareness among physicians and hospitals concerning the HCMS and other products under development; and

•	the availability of sufficient third party coverage or reimbursement for the HCMS or other products under development.

Currently there is only limited clinical data on the HCMS with which to assess its safety and efficacy in any procedure. If longer-term or more extensive clinical studies performed by us or others indicate that procedures using the HCMS are not safe and effective, physicians may choose not to use the HCMS. Furthermore, unsatisfactory outcomes or patient injury could cause negative publicity for the HCMS. Physicians may be slow to adopt our product if they perceive liability risks arising from the use of the HCMS. It is also possible that as the HCMS becomes more widely accepted, latent defects could be identified, creating negative publicity and liability problems for us, thereby adversely affecting demand for the HCMS. If the HCMS, to the extent it receives regulatory approval, does not achieve an adequate level of acceptance by physicians, we may not generate sufficient revenue and may never become profitable.

The medical device industry is highly competitive, and if our competitors are able to develop and market products that are safer or more effective than any products that we may develop, our commercial opportunity will be reduced or eliminated.

The medical device industry is highly competitive and subject to rapid and profound technological change. We face potential competition from established medical device companies, academic institutions, government agencies and private and public research institutions in the United States and abroad. Most of our principal competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do.

The pulmonary artery catheter, otherwise known as the Swan-Ganz catheter, is the established tool for monitoring cardiac performance and left atrial pressure. The Swan-Ganz catheter is inserted through a vein into the right atrium and ventricle of the heart, and threaded into the pulmonary artery. Due to the invasive nature of the Swan-Ganz catheter, it must be inserted within a hospital’s intensive care unit and is not recommended for long-term cardiac monitoring. Major distributors of the Swan-Ganz catheter are Edwards Lifesciences Corporation and Hospira Inc.

Currently, there are products in the market that measure cardiac performance on a non-invasive or minimally-invasive basis. None of these products have been as successful as the Swan-Ganz catheter. Echocardiography has been utilized to measure cardiac performance. The echocardiography device measures the aortic diameter and the movement of red blood cells to determine the velocity and direction of blood flow to calculate stroke volume and thus cardiac performance. Echocardiography is thought to generate inconsistent results, is dependent on technician skill and technique, is limited in the kinds of patients it can address and is time intensive. Accordingly, echocardiography has not been widely accepted as an alternative device for measuring cardiac performance. Major distributors of echocardiography devices include Siemens Medical Solutions Inc. and Philips Medical Systems.

Trans-esophageal probes featuring a doppler transducer on the end of large bore esophageal catheters have been utilized to generate echocardiographic images from a position in close proximity to the heart. This method also has not met with widespread clinical acceptance for reasons of accuracy, significant patient discomfort in administration and its time-intensive nature. Arrow International, Inc. markets this type of device.

Impedance cardiography uses the heart’s electrical characteristics in order to measure the heart’s mechanical, or blood flow, characteristics. The procedure is inaccurate in many circumstances, such as in patients with septic shock and/or severe aortic valve regurgitation and/or irregular heartbeats. In addition, measurements can be inaccurate if the patient moves excessively while monitoring. CardioDynamics International Corporation markets this type of device.

If we are unable to compete successfully with these companies on the basis of cost or effectiveness, our potential revenue generated from any sale of the HCMS will suffer. Our competitors may:

•	develop and patent processes or products earlier than us;

•	obtain regulatory approvals for competing products more rapidly than us; and

•	develop more effective or less expensive products or technologies that render our technology or products obsolete or non-competitive.

The industry in which we operate has undergone, and is expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances are made. Our competitors may develop and commercialize cardiac monitoring systems that are safer or more effective, have fewer side effects, if any, or are less expensive than any products that we develop. We also compete with our competitors in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. Because our products often have long development and regulatory approval cycles, we must anticipate changes in the marketplace and the direction of technological innovation and customer demands.

If we fail to obtain and maintain necessary FDA clearances or approvals for the HCMS or any future product or if clearances or approvals for future products and indications are delayed or not issued, our business will be harmed.

The HCMS is classified as a medical device and is subject to extensive regulation in the United States by the FDA and other federal, state and local authorities as well as authorities abroad. These regulations relate to the design, development, testing, manufacturing, labeling, sale, promotion, distribution, importing and exporting and shipping of the HCMS. In the United States, before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we must first receive either 510(k) clearance or approval of a PMA application from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in clinical trials. Both of these processes can be expensive and lengthy and entail significant user fees, unless exempt. The FDA’s 510(k) clearance process usually takes from three to 12 months, but it can last longer. The PMA pathway is much more costly and uncertain than the 510(k) clearance process. It generally takes from one to three years, or even longer, from the time the PMA application is submitted to the FDA until an approval is obtained.

Although we believe the FDA will allow the less burdensome 510(k) pathway for the HCMS, we cannot assure you that the FDA will not ultimately impose the burdensome PMA process on the HCMS. There is no assurance that any or all of the required clearances and approvals can be obtained in a timely fashion or at all.

Our current and planned clinical trials may not begin on time, or at all, and may not be completed on schedule, or at all.

We intend to conduct clinical trials in order to support our 510(k) application. If the FDA does not grant our application for a 510(k) clearance, then we will be required to conduct clinical trials pursuant to a PMA application. In order to obtain a PMA approval and, in some cases, a 510(k) clearance, a product sponsor must conduct well controlled clinical trials designed to test the safety and effectiveness of the product. Conducting clinical trials generally entails a long, expensive and uncertain process that is subject to delays and failure at any stage. The data obtained from clinical trials may be inadequate to support approval or clearance of a submission. In addition, the occurrence of unexpected findings in connection with clinical trials may prevent or delay obtaining approval or clearance.

In conducting any clinical trial, we will be relying on clinical investigators and clinical sites to enroll subjects in our clinical trials and other third parties to manage the trial and to perform related data collection and analysis. However, we may not be able to control the amount and timing of resources that clinical sites may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of subjects in our clinical trials or fail to ensure compliance by subjects with clinical protocols, we will be unable to complete these trials or may obtain invalid or inadequate data, which could prevent us from obtaining regulatory clearances and approvals for our products. Any agreements with clinical investigators and clinical sites for clinical testing will place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to the FDA’s good clinical practice regulations or our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory clearances and approvals for, or successfully commercialize, our future products.

The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•	subjects do not enroll in clinical trials at the rate we expect;

•	subjects are not followed-up at the rate we expect;

•	subjects experience adverse events related to our products;

•	subjects die during a clinical trial for a variety of reasons, including the advanced stage of their disease and medical problems, which may not be related to our product;

•
third party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third party organizations do not perform data collection and analysis in a timely or accurate manner;

•
regulatory inspections of our clinical trials or manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials if investigators find us not to be in compliance with regulatory requirements;

•	third party suppliers fail to provide us with critical components which conform to design and performance specifications;

•	the failure of our manufacturing process to produce finished products that conform to design and performance specifications;

•	changes in governmental regulations or administrative actions;

•	the interim results of any of our clinical trials are inconclusive or negative; or

•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy.

The results of pre-clinical studies do not necessarily predict future clinical trial results, and predecessor clinical trial results may not be repeated in subsequent clinical trials. Additionally, the FDA may disagree with our interpretation of the data from our pre-clinical studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to prove safety or efficacy, and may require us to pursue additional pre-clinical studies or clinical trials, which could further delay the clearance or approval of our products. If we are required to file a PMA and are unable to demonstrate the safety and efficacy of our products in our clinical trials, we will be unable to obtain regulatory approval to market our products. The data we collect from our clinical trials may not be sufficient to support FDA approval. If we are unsuccessful in either obtaining a 510(k) clearance from the FDA or filing a PMA application or receiving FDA approval for a PMA application related to the HCMS, our business strategy may have to be altered.

If we fail to obtain an adequate level of coverage and reimbursement by third-party payors for the HCMS or other products under development, the markets for our products may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third-party payors directly affect the market for the HCMS and other medical products that we may acquire and develop. The ability of our hospital customers and physicians to obtain adequate coverage and reimbursement from third-party payors therefore impacts the success of our products. In addition, third-party payors continue to scrutinize the prices of products and services for which payments are made, particularly for new products and services. Therefore, the efficacy, safety, performance and cost-effectiveness of the HCMS and of any competing products will determine the availability and level of reimbursement. Reimbursement and healthcare payment systems in international markets vary significantly by country and include both government sponsored healthcare and private insurance. To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. We may not obtain reimbursement or pricing approvals in a timely manner, if at all. Our failure to receive reimbursement or pricing approvals would negatively impact market acceptance of the HCMS and any other product that we may development in the United States and in the international markets in which those approvals are sought.

We plan on pursuing coverage and reimbursement for services performed in connection with the use of the HCMS. We expect to seek coverage and reimbursement and new codes for hospital services, including the hospital outpatient setting, and for physician professional services provided in connection with the HCMS. Generally, any coverage and payment policies for a new procedure do not occur until after FDA approval of the product used in the surgery. It is possible that we may not prevail in our applications or that the extent of coverage or the reimbursement rates established for any new codes may be limited in scope or amount or otherwise insufficient to permit broad acceptance of our products by physicians and hospitals.

If we are unable to develop and implement sales and marketing capabilities, enter into and maintain arrangements with third parties to commercialize the HCMS or sell and market any other products that may be approved for sale, our business may be harmed.

If the HCMS is approved for marketing, we will need to develop and implement sales and marketing capabilities to reach our target markets. We currently do not have any employees dedicated to sales and marketing. Developing a sales force is expensive and time consuming and could delay or limit the success of any product launch. Thus, we may not be able to develop and implement sales and marketing capabilities on a timely basis, or at all. If we are unable to establish these capabilities, we will need to contract with third parties to market and distribute the HCMS and any other product that we may acquire and develop. To the extent that we enter into arrangements with third parties to perform sales, marketing and distribution services on our behalf in the United States or internationally, our product revenues could be lower than if we directly marketed and sold the HCMS and any other products that we may acquire and develop. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenues received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. Some of our distributors may have current products or products under development that compete with the HCMS, and they may have an incentive not to devote sufficient efforts to marketing our products.

If we are unable to manufacture the HCMS efficiently and in significant volumes, we may continue to incur losses.

We currently have no facilities and experience in commercially manufacturing the HCMS. If we receive regulatory approval of the HCMS, we will need to develop manufacturing capacity to introduce the product to market. We have no experience manufacturing the HCMS. We currently do not have supply contracts with any HCMS component suppliers. We anticipate entering into a supply agreement with Ethox for the manufacturing and supply of the catheter component of the HCMS. We also anticipate entering into a supply agreement with a third party to manufacture and supply the hardware component of the HCMS. To date, we have focused primarily on research and development of the HCMS. As a result, we may not be able to develop and implement efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture the HCMS and other products that we may develop in significant volumes, while meeting the legal, regulatory, quality, price, durability, engineering, design and production standards required to market our products successfully. If we fail to develop and implement these manufacturing capabilities and processes, we may be unable to sell the HCMS and any future products at a profit because the per unit cost of our products is highly dependent upon production volumes and the level of automation in our manufacturing processes. There are technical challenges to increasing manufacturing capacity, including equipment design and automation, material procurement, problems with production yields, and quality control and assurance. Developing commercial-scale manufacturing facilities will require the investment of substantial additional funds and the hiring and retaining of additional management and technical personnel who have the necessary manufacturing experience or entering in to a manufacturing agreement with a third party that has these capabilities. We may not successfully complete any required increase in manufacturing capacity in a timely manner or at all. Even if the HCMS receives regulatory approval, if we are unable to manufacture a sufficient supply, maintain control over expenses or otherwise adapt to anticipated growth, or if we underestimate growth, we may not have the capability to satisfy market demand and our business will suffer.

Our manufacturing operations may be dependent upon third-party suppliers, including single source suppliers, making us vulnerable to supply problems and price fluctuations, which could cause us to fail to meet the demands of our customers and adversely affect our ability to commercialize the HCMS and any other products that we may acquire and develop.

We may rely on single source suppliers to provide certain components of the HCMS. We expect to purchase these components on a purchase order basis. If we overestimate our component requirements, we could have excess inventory, which would increase our costs and result in write-downs harming our operating results. If we underestimate our requirements, we may not have an adequate supply, which could interrupt manufacturing of the HCMS and any other products that we may acquire and develop and result in delays in shipments and revenue. We may be dependent on these suppliers to provide us with materials in a timely manner that meet our quality, quantity and cost requirements. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these outside suppliers also subjects us to other risks that could harm our business, including:

•	suppliers may make errors in manufacturing components that could negatively affect the efficacy or safety of our products or cause delays in shipment of our products;

•	we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•	we may have difficulty locating and qualifying alternative suppliers for our sole-source supplies;

•	switching components may require product redesign and submission to the FDA of a new 510(k), PMA supplement or possibly a separate PMA, any of which could significantly delay production;

•
our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver components to us in a timely manner; and

•	our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

We currently do not have supply contracts with any HCMS component suppliers. We anticipate entering into a supply agreement with Ethox for the manufacturing and supply of the catheter component of the HCMS. We also anticipate entering into a supply agreement with a third party to manufacture and supply the hardware component of the HCMS.

We face the risk of product liability claims and may not be able to obtain adequate insurance.

Our business exposes us to a risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices. We may be subject to product liability claims if the HCMS or any other products we acquire and develop and sell, causes, or appears to have caused, an injury. Claims may be made by consumers, healthcare providers, third-party strategic collaborators or others selling our products. We currently do not have product liability insurance. Product liability insurance may not be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost and on acceptable terms for an adequate coverage amount or otherwise to protect against potential product liability claims, we could be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could harm our business. These liabilities could prevent or interfere with our product sale and commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of the HCMS, or any other products we sell, in the market.

The medical device industry has historically been subject to extensive litigation over product liability claims. We may be subject to product liability claims even if it appears that the claimed injury is due to the actions of others. For example, we rely on the expertise of surgeons, other physicians, therapists and other associated medical personnel to conduct patient monitoring sessions with the HCMS. If these medical personnel are not properly trained or are negligent, any and all positive effects of the HCMS, or any other products we sell, may be diminished or the patient may suffer critical injury, which may subject us to liability. In addition, an injury that is caused by the negligence of one of our suppliers in supplying us with a defective component that injures a patient could be the basis for a claim against us. A product liability claim, regardless of its merit or eventual outcome could result in:

•	decreased demand for our products;

•	injury to our reputation;

•	diversion of management’s attention;

•	withdrawal of clinical trial participants;

•	significant costs of related litigation;

•	substantial monetary awards to patients;

•	product recalls or market withdrawals;

•	loss of revenue; and

•	the inability to commercialize our products under development.

Software defects may be discovered in the HCMS, which could harm our reputation and reduce our revenue.

Our external electronics modules incorporate computer software which can contain errors, especially when first introduced. Because the HCMS is designed to be used to perform complex calculations and measurements, we expect that physicians and hospitals will have an increased sensitivity to the potential for software defects. We cannot provide assurance that our software will not experience errors or performance problems in the future. If we experience software errors or performance problems, we would likely also experience:

•	loss of revenue;

•	delay in market acceptance of our products;

•	damage to our reputation;

•	additional regulatory filings;

•	product recalls;

•	increased service costs; and/or

•	product liability claims relating to the software defects.

We may be unable to complete the development and commercialization of the HCMS and other products under development, if any, without additional funding.

We expect to continue to spend substantial amounts on research and development, including conducting clinical trials for the HCMS. Our cash balance as of October 15, 2007 was approximately $2,155,000. We currently do not have any recurring revenue and we expect that our cash used in operations will increase significantly in each of the next several years, and we may need additional funds to continue to develop and commercialize the HCMS and any other products that we may acquire and develop. Additional financing may not be available on a timely basis, on acceptable terms, or at all. Any additional financing may be dilutive to stockholders or may require us to grant a lender a security interest in our assets. The amount of funding we will need will depend on many factors, including:

•	the rate of progress and cost of our clinical trials and other development activities for the HCMS and any of our future products;

•	the success of our research and development efforts;

•	the costs and timing of regulatory approval;

•	the expenses we incur in developing, selling and marketing the HCMS and any of our future products;

•	the revenue generated by sales of our future products;

•	the emergence of competing or complementary technological developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual product rights;

•	the terms and timing of any collaborative, licensing or other arrangements that we may establish; and

•	the acquisition of businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

If adequate funds are not available, we may have to delay development or commercialization of the HCMS or any other product we may acquire and develop. In addition, we may have to license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products. Any of these factors could harm our financial condition.

We will depend on clinical investigators and clinical sites to enroll patients in our clinical trials and on other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may incur costs and experience delays that are outside of our control.

We will rely on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trials and to perform related data collection and analysis. However, we may not be able to control the amount and timing of resources that clinical sites may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials or fail to ensure compliance by patients with clinical protocols, we will be unable to complete these trials, which could prevent us from obtaining regulatory approvals for the HCMS or any other product we may acquire and develop. Any agreements with clinical investigators and clinical sites for clinical testing will place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, the FDA’s good clinical practice regulations or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, the HCMS or any other product we may acquire and develop.

The loss of any of our executive officers or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business.

We are highly dependent on our executive officers, including David R. LaVance, President and Chief Executive Officer, and Thomas S. Gifford, Executive Vice President and Chief Financial Officer. Our success will depend on our ability to retain our current management and to attract and retain qualified personnel and consultants in the future, including scientists, clinicians, engineers and other highly skilled personnel. Competition for senior management personnel, as well as scientists, clinicians and engineers is intense and we may not be able to retain our personnel or consultants. The loss of the services of members of our senior management, scientists, clinicians, engineers or consultants could negatively impact the implementation and completion of our objectives, including the development and introduction of our products. The loss of a member of our senior management or our professional staff would require the remaining executive officers to divert immediate and substantial attention to seeking a replacement. Each of our officers may terminate their employment at any time without notice and without cause or good reason. We do not carry “key person” insurance covering any members of our senior management.

Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel, many of whom must be relocated from other regions in the United States or other countries. We may not be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our business.

We may have difficulty managing the growth, if any, of our operations, which could harm our business.

We continue to undergo rapid change in the scope and breadth of our operations as we seek to grow our business. Our potential growth will place a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems. Continued growth presents numerous additional challenges, including:

•	implementing appropriate operational and financial systems and controls;

•	developing and expanding manufacturing capacity and increasing production;

•	developing and expanding our sales and marketing infrastructure and capabilities;

•	identifying, attracting and retaining qualified personnel in our areas of activity; and

•	training, managing and supervising our personnel worldwide.

Any failure to effectively manage our growth could impede our ability to successfully develop, manufacture and distribute the HCMS or any other product we may acquire and develop, and our business will be harmed.

Our compliance with the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations concerning internal controls and reporting may be time consuming, difficult and costly for us.

We are a small company and our officers and directors have had limited dealings with public company compliance with applicable federal and state securities laws, including the Sarbanes-Oxley Act of 2002. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002 and other applicable securities laws. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, we may not be able to obtain the independent registered public accounting firm certifications that the Sarbanes-Oxley Act of 2002 requires publicly-traded companies to obtain. If we fail to be fully compliant with applicable federal securities laws, trading in our common stock would be adversely affected and the value of our common stock would likely decrease. We expect to be required to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002 for our fiscal year ending October 31, 2008.

Risks Related to Our Intellectual Property

If we are unable to protect the intellectual property contained in the HCMS from use by third parties, our ability to compete in the market will be harmed.

Our commercial success will depend in part on obtaining additional patent and other intellectual property protection for the technologies contained in the HCMS, and on successfully defending our patents and other intellectual property against third party challenges. We may incur substantial costs in obtaining and maintaining patents and, if necessary, defending our proprietary rights in connection with the development of the HCMS. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We do not know whether we will obtain all of the patent protection we seek, or that the protection we do have or may obtain will be found valid and enforceable if challenged. We also do not know whether we will be able to develop additional patentable proprietary technologies. If we fail to obtain adequate protection of our intellectual property, or if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. We may also determine that it is in our best interests to voluntarily challenge a third party’s products or patents in litigation or administrative proceedings, including patent interferences or reexaminations. In the event that we seek to enforce any of our owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which, if successful could result in the loss of the entire patent or the relevant portion of our patent, which would not be limited to any particular party. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Our competitors may independently develop similar or alternative technologies or products without infringing any of our patent or other intellectual property rights, or may design around our proprietary technologies.

United States patents and patent applications may also be subject to interference proceedings and United States patents may be subject to reexamination proceedings in the United States Patent and Trademark Office, and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices, which proceedings could result in either loss of a patent or denial of a patent application, or loss or reduction in the scope of one or more of the claims of, a patent or patent application. In addition, such interference, reexamination and opposition proceedings may be costly. Some of our technology was, and continues to be, developed in conjunction with certain third parties, and thus there is a risk that such third parties may claim rights in our intellectual property. Consequently, any patents that we own or license from others may provide limited or no protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology.

Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may result in loss of patents or patent rights important to our business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of a patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, particularly in the field of medical products and procedures.

Our trade secrets, nondisclosure agreements and other contractual provisions to protect unpatented technology provide only limited and possibly inadequate protection of our rights. As a result, third parties may be able to use our unpatented technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our products or in commercial relationships with us may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach.

Because the medical device industry is characterized by competing intellectual property, we may be sued for violating the intellectual property rights of others.

Successfully commercializing the HCMS, and any other products we may acquire and develop, will depend in part on our not infringing on patents held by third parties. It is possible that the HCMS, or any other products we may acquire and develop, may infringe on existing patents. As competition in our market grows, the possibility of a patent infringement claim against us increases.

There may be existing patents which may be broad enough to cover aspects of our future technology. In addition, because patent applications in many countries such as the United States are maintained under conditions of confidentiality and can take many years to issue, there may be applications now pending of which we are unaware and which may later result in issued patents that our products infringe. We do not know whether any of these patents, if challenged, would be upheld as valid, enforceable and as being infringed by the HCMS or any other product we may acquire and develop. From time to time, we may receive letters from third parties accusing us of infringing their patents or inviting us to license their patents. We may be sued by, or become involved in an administrative proceeding with, one or more of these or other third parties. We cannot assure you that a court or administrative body would agree with any arguments or defenses we may present concerning the invalidity, unenforceability or non-infringement of any third-party patent. In addition to the issued patents of which we are aware, other parties may have filed, and in the future are likely to file, patent applications covering products that are similar or identical to ours. We cannot assure you that any patents issuing from applications will not cover our products or will not have priority over our own products and patent applications.

We may not be able to maintain or obtain all the licenses from third parties necessary for the use of the HCMS, which may cause our revenue to decline.

We rely on the HCMS technology that we licensed from the Foundation, Hickey and Lundgren. We received the right to utilize the Foundation’s, Hickey’s and Lundgren’s relevant patents in all fields on a world-wide, exclusive basis. If the Foundation, Hickey or Lundgren asserts that we are infringing their patent rights, we may incur significant costs defending against such claims or seeking an additional license from the Foundation, Hickey or Lundgren, as the case may be, or be required to limit use of the HCMS. Moreover, if the Foundation, Hickey or Lundgren asserts that we have breached the terms of our license and successfully terminates our license, and if we are unable to obtain another license from the Foundation, Hickey or Lundgren, we may be required to abandon use of the HCMS.

In addition, as we develop additional features for the HCMS, we may find it advisable or necessary to seek additional licenses from third parties who hold patents covering technology used in specific indications we are targeting. If we cannot obtain those licenses or if we fail to maintain our current licenses, we could be forced to design around those patents at additional cost or abandon the HCMS altogether, which could adversely affect our revenue, results of operations and cash flow. If we have to abandon any product, our ability to develop and grow our business in new directions and markets would be adversely affected.

The medical device industry is characterized by patent litigation and we could become subject to litigation that could be costly, result in the diversion of management’s attention and require us to pay damages and discontinue selling the HCMS or any other product we may acquire and develop.

The medical device industry is characterized by frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often difficult to predict, and the outcome may be uncertain until the court has entered final judgment and all appeals are exhausted. Our competitors may assert that the HCMS or any other product we may acquire and develop or the use of the HCMS or any other product we may acquire and develop are covered by United States or foreign patents held by them. If such relevant patents are upheld as valid and enforceable and we are found to infringe, we could be prevented from selling the HCMS unless we can obtain a license to use technology or ideas covered by such patents or are able to redesign our products to avoid infringement. A license may not be available at all or on commercially reasonable terms, and we may not be able to redesign our products to avoid infringement.

Modification of our products or development of new products could require us to conduct additional clinical trials and to revise our filings with the FDA and other regulatory bodies, which would be time-consuming and expensive. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell the HCMS and our business could suffer. In addition, our patents may be subject to various invalidity attacks, such as those based upon earlier filed patent applications, patents, publications, products or processes, which might invalidate or limit the scope of the protection that our patents afford.

Infringement actions, validity challenges and other intellectual property claims and proceedings, whether with or without merit, may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation. We have incurred, and expect to continue to incur, substantial costs in obtaining patents and expect to incur substantial costs defending our proprietary rights. Incurring such costs could have a material adverse effect on our financial condition, results of operations and cash flow.

We cannot be certain that we will successfully assert our patents against infringers, defend our patents from claims of invalidity or unenforceability, or defend against allegations of infringement of third-party patents. In addition, any public announcements related to litigation or administrative proceedings initiated or threatened by us, or initiated or threatened against us, could cause our stock price to decline.

Additional Risks Related to Regulatory Matters

If we fail to comply with the extensive government regulations relating to our business, we may be subject to fines, injunctions and other penalties that could harm our business.

Our products and operations are subject to extensive regulation by the FDA and various other federal, state and foreign governmental authorities. Government regulations and foreign requirements specific to medical devices are wide ranging and govern, among other things:

•	design, development and manufacturing;

•	testing, labeling and storage;

•	clinical trials;

•	product safety;

•	marketing, sales and distribution;

•	pre-market clearance and approval;

•	record keeping procedures;

•	advertising and promotions;

•	recalls and field corrective actions;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; and

•	product import and export.

The FDA, state, foreign and other governmental authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in governmental agencies or a court taking action, including any of the following:

•	issuing public warning letters to us;

•	imposing fines and penalties on us;

•	obtaining an injunction preventing us from manufacturing or selling our products;

•	bringing civil or criminal charges against us;

•	delaying the introduction of our products into the market;

•	delaying pending requests for clearance or approval of new uses or modifications to our existing products;

•	recalling, detaining or seizing our products; or

•	withdrawing or denying approvals or clearances for our products.

If we fail to obtain regulatory clearances in other countries for the HCMS and other products that we may develop, we will not be able to commercialize these products in those countries.

In order to market our products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA clearance. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA clearance in the United States.

For example, the European Union requires that medical products receive the right to affix the CE mark. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to our products, we will need to obtain certification that our processes meet European quality standards. These standards include certification that our product design and manufacturing facility complies with ISO 13485 quality standards. If we do not receive the right to affix the CE mark, we will be prohibited from selling our products in member countries of the European Union. We cannot be certain that we will be successful in meeting European quality standards or other certification requirements.

We may fail to comply with continuing post-market regulatory requirements of the FDA and other authorities and become subject to substantial penalties, or our marketing experience may show that the HCMS or any subsequently approved product, if any, is unsafe, forcing us to recall or withdraw our products permanently from the market.

Even after product clearance or approval, we and our contract manufacturers must comply with continuing regulation by the FDA and other authorities, including the FDA’s Quality System Regulation requirements, which obligate manufacturers, including third-party contract manufacturers, to adhere to stringent design, testing, control, documentation and other quality assurance procedures during the design and manufacture of a device. We are subject to medical device reporting regulations, which require us to report to the FDA if our products may have caused or contributed to a death or serious injury or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. We must report corrections and removals to the FDA where the correction or removal was initiated to reduce a risk to health posed by the device or to remedy a violation of the federal Food, Drug, and Cosmetic Act (the “FDC Act”) caused by the device that may present a risk to health, and we must maintain records of other corrections or removals. The FDA closely regulates promotion and advertising and our promotional and advertising activities could come under scrutiny.

If the adverse event reports we file with the FDA regarding death, serious injuries or malfunctions indicate or suggest that the HCMS or any subsequently cleared or approved product, if any, presents an unacceptable risk to patients, including when used off-label by physicians, we may be forced to recall our product or withdraw it permanently from the market.

Any failure to comply with continuing regulation by the FDA or other authorities could result in enforcement action that may include suspension or withdrawal of regulatory clearances or approvals, recalling products, ceasing product marketing, seizure and detention of products, paying significant fines and penalties, criminal prosecution and similar actions that could limit product sales, delay product shipment and harm our profitability.

In many foreign countries in which we intend to market our products, we will be subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of these regulations are similar to those of the FDA. In addition, in many countries the national health or social security organizations require our products to be qualified before procedures performed using our products become eligible for coverage and reimbursement. Failure to receive, or delays in the receipt of, relevant foreign qualifications could have a material adverse effect on our business, financial condition and results of operations. Due to the movement toward harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union-wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted. Adapting our business to changing regulatory systems could have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory clearances, product recalls, seizure of products, operating restrictions and criminal prosecution.

If we modify the HCMS or any other product we may acquire and develop for which we receive FDA clearance, the FDA could retroactively determine that the modifications required clearance or approval and require us to stop marketing and recall the modified products.

Any modification to an FDA-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or a PMA approval. We may be required to submit extensive preclinical and clinical data depending on the nature of the changes. The FDA requires each manufacturer to make this determination in the first instance, but the FDA may review any such decision. If the FDA disagrees with the manufacturer’s decision not to seek a new 510(k) clearance or PMA approval, the FDA may retroactively require the manufacturer to seek such clearance or approval, and may require the manufacturer to cease marketing and/or recall the modified device until clearance or approval is obtained. When required, we may not be able to obtain additional 510(k) clearances or PMA approvals for modifications to, or additional indications for, our existing products in a timely fashion, or at all. Delays in obtaining future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our revenue and operating results.

If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

While we do not provide health care services, control the referral of patients for healthcare services, or directly bill Medicare and Medicaid, due to the breadth of many healthcare laws and regulations, we cannot assure you that they will not apply to our business. We could be subject to healthcare fraud and abuse as well as patient privacy regulation and enforcement by both the federal government and the states in which we conduct our business activities. The laws that may affect our ability to operate include:

•
the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in cash or in-kind, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any product or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

•
federal False Claims Act which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented to the federal government, claims for payment that are false or fraudulent, and which may apply to entities which provide coding and billing advice to customers;

•
the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

•
the federal physician self-referral law, known as the Stark Law, which prohibits a physician from making a referral to an entity for certain designated health services reimbursed by Medicare or Medicaid if the physician (or a member of the physician’s family) has a financial relationship with the entity, and which also prohibits the submission of any claim for reimbursement for designated health services furnished pursuant to a prohibited referral; and

•
state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

If our past or present operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from federal healthcare programs and/or the curtailment or restructuring of our operations. Similarly, if the physicians or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation. Moreover, to achieve compliance with applicable federal and state privacy, security, and electronic transaction laws, we may be required to modify our operations with respect to the handling of patient information.

Implementing these modifications may prove costly. At this time, we are not able to determine the full consequences to us, including the total cost of compliance, of these various federal and state laws.

Risks Related to this Offering and Ownership of Our Common Stock

There is currently a limited trading market for our common stock.

Our common stock trades on the NASDAQ OTC Bulletin Board under the ticker symbol “SCVM”. The OTC Bulletin Board tends to be highly illiquid, in part because there is no national exchange or quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including: the lack of readily available price quotations; the absence of consistent administrative supervision of “bid” and “ask” quotations; lower trading volume; and general market conditions. As such, you may not be able to sell your shares of Scivanta common stock or may have to sell your shares at a significantly lower price. Therefore, shares of our common stock should be purchased only by those persons who can afford to hold such shares for an indefinite period and who do not have a need for liquidity of their investment.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Penny stocks are generally not traded on a national stock exchange or on NASDAQ and generally are securities issued by companies that have minimal net tangible assets and short corporate histories as well as minimal revenues. The market price of our common stock as of the date of this prospectus is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to Securities and Exchange Commission rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares.

The price of our common stock may fluctuate substantially, possibly resulting in class action securities litigation.

The market price for the common stock following this offering will be affected by a number of factors, including:

•	the receipt, denial or timing of regulatory clearances or approvals of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the United States and other countries;

•	ability of the HCMS or other products that we may acquire and develop, if they receive regulatory clearance, to achieve market acceptance;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to develop and expand our sales and marketing capabilities;

•	our ability to manufacture our products to commercial standards;

•	the success of any collaborations we may undertake with other companies;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new products, technological innovations or product advancements by us or our competitors;

•	developments with respect to patents and other intellectual property rights;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key scientific or management personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	trading volume of our common stock;

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;

•	any pending or threatened litigation:

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors or potential competitors.

The stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

We may issue additional shares in the future which would result in dilution to our existing stockholders.

Scivanta’s certificate of incorporation, as amended, authorizes the issuance of 100,000,000 shares of common stock. As of October 15, 2007, there were issued and outstanding 25,750,444 shares of common stock. As of such date, there were also outstanding debentures convertible into 1,041,668 shares of our common stock, outstanding warrants to acquire 1,847,933 shares of our common stock and outstanding options to acquire 1,470,000 shares of our common stock. The options outstanding were issued pursuant to our 2002 Equity Incentive Plan.

Our board of directors has the authority to issue additional shares up to the authorized capital stated in Scivanta’s restated articles of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any additional shares of our common stock may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any additional shares of our common stock, such issuance also will cause a reduction in the proportionate ownership and voting power of stockholders not acquiring shares in such offering. Further, any such issuances could result in a change of control of our corporation.

The exercise prices of the outstanding warrants and options range between $0.02 per share and $0.26 per share. The existence of warrants and options with exercise prices less than the then existing market price of our common stock could impair our ability to raise additional capital through the sale of our equity securities, and the market price of our common stock may be lower as quoted on the OTC Bulletin Board after taking into account any below-market warrants and options.

We cannot assure you whether any of our outstanding warrants or stock options will be exercised. Exercise of these warrants or stock options will result in dilution of the proportional interests of our stockholders at the time of exercise, and, to the extent that the exercise price is less than the book value of the common stock at that time, dilution of the book value per share of the common stock.

Securities analysts may not initiate coverage for our common stock or may issue negative reports, and this may have a negative impact on the market price of our common stock.

Securities analysts may elect not to provide research coverage of our common stock after the closing of this offering. If securities analysts do not cover our common stock after the closing of this offering, the lack of research coverage may adversely affect the market price of our common stock. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, recently-adopted rules mandated by the Sarbanes-Oxley Act of 2002 and a global settlement reached in 2003 between the Securities and Exchange Commission, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms will be required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with small market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

Insiders have significant control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers and directors beneficially owned as of October 15, 2007, in the aggregate, approximately 33.83% of our outstanding common stock, which includes shares held by their spouses or other immediate family members, or shares held in trusts, retirement accounts or similar vehicles for the benefit of such officers or directors. These stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of material corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future, and any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of cash dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.

Provisions under Nevada law could discourage a takeover that stockholders may consider favorable.

We are incorporated in the State of Nevada.  Certain provisions of Nevada corporation law could adversely affect the market price of our common stock.  Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us.  Nevada corporate law also discourages proxy contests making it more difficult for you and other stockholders to elect directors other than the candidate or candidates nominated by our board of directors.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the sections in this prospectus captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation,” “Description of Business and Services” and elsewhere in this prospectus constitute forward-looking statements. Those statements could be affected by known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We are not selling any of the shares of common stock offered hereby, and, therefore, will not receive any of the proceeds from the sale of shares of common stock covered by this prospectus.

MARKET FOR COMMON STOCK

Our common stock commenced trading on the NASDAQ OTC Bulletin Board under the ticker symbol “SCVM” on August 2, 2007. Prior to that date, no established public trading market existed for our common stock and shares of our common stock were neither listed on any national securities exchange, or traded on any public stock exchange nor in any other public market. During this period, quotations for shares of our common stock were available through the Pink Sheets maintained by Pink Sheets LLC. Since secondary market activity for shares of our common stock has been limited and sporadic, such quotations may not actually reflect the price or prices at which purchasers and sellers would currently be willing to purchase or sell such shares.

The following table shows the range of high and low closing bid prices for our common stock for the period commencing November 1, 2004 through August 1, 2007 as reported by the Pink Sheets and from August 2, 2007 through October 15, 2007 as reported by the OTC Bulletin Board. For the period commencing November 1, 2004 through January 19, 2007, our common stock traded under the ticker symbol “MHUT.” In connection with the change of our name to Scivanta Medical Corporation, effective January 22, 2007, our ticker symbol changed to “SCVM.” These quotations represent prices between dealers and may not include retail markups, markdowns or commissions and may not necessarily represent actual transactions.

Year Ending October 31, 2007	High	Low
First Quarter	$0.29	$0.015
Second Quarter	0.50	0.19
Third Quarter	0.25	0.16
Fourth Quarter (thru October 15, 2007)	0.24	0.11

Year Ended October 31, 2006	High	Low
First Quarter	$0.15	$0.07
Second Quarter	0.08	0.03
Third Quarter	0.08	*
Fourth Quarter	0.07	*

Year Ended October 31, 2005	High	Low
First Quarter	$0.15	$0.02
Second Quarter	0.14	0.03
Third Quarter	0.11	0.05
Fourth Quarter	0.10	0.04

* Less than $0.01.

The NASDAQ OTC Bulletin Board is generally considered to be a less active and efficient market than the NASDAQ Global Market, the NASDAQ Capital Market or any national exchange and will not provide investors with the liquidity that the NASDAQ Global Market, the NASDAQ Capital Market or a national exchange would offer. As of October 15, 2007, the following were market makers for our common stock: Buckman, Buckman and Reid, Inc., E*Trade Capital Markets LLC, Hill Thompson Magid and Co., Inc., Domestic Securities, Inc. GunnAllen Financial, Inc. and Maxim Group, LLC.

As of October 15, 2007, the approximate number of registered holders of our common stock was 430; the number of issued and outstanding shares of our common stock was 25,750,444; and there were 1,847,933 shares of common stock subject to outstanding warrants, 1,470,000 shares of common stock subject to outstanding stock options, and 1,041,668 shares of common stock subject to outstanding convertible debentures.

DIVIDENDS

It is anticipated that cash dividends will not be declared on our common stock in the foreseeable future. Our dividend policy is subject to the discretion of our board of directors and depends upon a number of factors, including operating results, financial condition and general business conditions. Holders of our common stock are entitled to receive dividends as, if and when declared by our board of directors out of funds legally available therefor. We may pay cash dividends if net income available to stockholders fully funds the proposed dividends, and the expected rate of earnings retention is consistent with capital needs, asset quality and overall financial condition.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell at a price based on the prevailing market prices on the OTC Bulletin Board or at prices determined through privately negotiated transactions. See “Plan of Distribution.”

SELECTED FINANCIAL DATA

The following selected financial data of Scivanta as of October 31, 2006, 2005, 2004 and 2003 and for each of the four years in the period ended October 31, 2006, are derived from the audited consolidated financial statements of Scivanta. Operating results for the nine months ended July 31, 2007 and 2006 are derived from financial statements that have not been audited by independent registered public accountants. However, in the opinion of management, the selected financial data for such periods includes all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the data. Operating results for the nine months ended July 31, 2007 are not necessarily indicative of results that may be expected for the entire year ending October 31, 2007. The selected financial data as of October 31, 2006, 2005, 2004 and 2003 and for each of the four years in the period ended October 31, 2006, and for the nine months ended July 31, 2007 and 2006, respectively, should be read in conjunction with the financial statements of Scivanta and the related notes thereto and management’s discussion and analysis thereof appearing elsewhere in this prospectus.

	Nine Months Ended July 31,		Years Ended October 31,
	2007	2006	2006	2005	2004	2003
	(unaudited)	(unaudited)
Statements of Operations Data:
Net sales	$—	$—	$—	$—	$502,279	$7,643,340
Cost of sales	—	—	—	—	342,700	5,624,789
Gross profit	—	—	—	—	159,579	2,018,551
Operating expenses	1,470,768	896,049	1,288,869	1,414,390	2,719,104	4,920,067
Loss from operations	(1,470,768)	(896,049)	(1,288,869)	(1,414,390)	(2,559,525)	(2,901,516)
Proceeds from settlement of litigation	3,100,000	433,500	433,500	300,000	515,000	475,000
Loss on sale and disposal of property and equipment	—	—	(17,596)	—	—	—
Interest income (expense), net	12,053	(17,950)	(23,999)	(13,093)	3,676	(10,520)
Net income (loss)	$1,641,285	$(480,499)	$(897,324)	$(1,127,493)	$(2,040,849)	$(2,437,036)
Net income (loss) per common share:
Basic	$0.07	$(0.02)	$(0.04)	$(0.07)	$(0.15)	$(0.17)
Diluted	$0.07	$(0.02)	$(0.04)	$(0.07)	$(0.15)	$(0.17)
Weighted average number of common shares outstanding:
Basic	23,407,761	21,276,090	21,276,090	16,544,417	13,991,180	14,384,811
Diluted	25,107,774	21,276,090	21,276,090	16,544,417	13,991,180	14,384,811

	As of July 31,	As of October 31,
	2007	2006	2005	2004	2003
	(unaudited)
Balance Sheets Data:
Cash and cash equivalents	$2,543,600	$680,381	$612,076	$693,939	$1,343,560
Total current assets	2,571,765	843,386	1,226,721	773,236	1,668,798
Total current liabilities	136,476	1,145,804	532,959	483,990	876,174
Note payable and convertible debentures, net of current portion	378,682	—	300,000	—	—
Total stockholders’ equity (deficiency)	2,063,975	(301,627)	577,626	1,331,758	2,594,266

MANAGEMENT’S DISCUSSION AND
ANALYSIS OR PLAN OF OPERATION

We have provided below information about Scivanta’s financial condition and results of operations for the nine months ended July 31, 2007 and 2006, respectively, and the years ended October 31, 2006 and 2005, respectively. This information should be read in conjunction with Scivanta’s financial statements for the nine months ended July 31, 2007 and 2006, and the years ended October 31, 2006 and 2005, including the related notes thereto, which are included on pages F-1 through F-54 of this prospectus.

Background

Scivanta is a Nevada corporation headquartered in Spring Lake, New Jersey. Scivanta was incorporated as Medi-Hut Co., Inc. in the State of New Jersey on November 29, 1982. On January 28, 1998, we entered into an Agreement and Plan of Reorganization with Indwest, Inc., a Utah corporation, whereby we changed our domicile to the State of Utah and became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. On February 2, 1998, we completed a second change of domicile transaction and became a Delaware corporation, and, in the fall of 2001, completed a third and final change of domicile transaction and became a Nevada corporation. On January 4, 2007, we changed our name from Medi-Hut Co., Inc. to Scivanta Medical Corporation.

Scivanta currently does not have any revenue from any sources. On November 10, 2006, pursuant to the License Agreement, we acquired from the Licensor the exclusive world-wide rights to develop, manufacture and distribute the HCMS, a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The HCMS is currently in the development stage and we anticipate that it will take approximately 15 to 18 months from the date of this prospectus to complete development and related clinical trials. In addition, we must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad. No assurance can be given that we will receive the appropriate regulatory approvals to market the HCMS.

Critical Accounting Policies

The discussion and analysis of our financial condition is based upon the financial statements contained elsewhere herein, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements required us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, income taxes, contingencies and litigation. Scivanta based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the more significant judgments and estimates used in preparation of the financial statements contained elsewhere herein.

Income Taxes

Scivanta accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. This statement requires that we recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences and carryforwards to the extent they are realizable. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While Scivanta has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that it would be able to realize the deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Stock-based Compensation

On November 1, 2006, Scivanta adopted the Financial Accounting Standards Board (the “FASB”) SFAS 123R, which is a revision of SFAS 123. SFAS 123R supersedes APB 25. Scivanta adopted 123R using the modified prospective method which allows us to implement the provisions of SFAS 123R on all stock-based awards granted after the effective date. In addition, SFAS 123R will apply to all awards granted prior to the effective date that were unvested on the effective date based on the fair value of the option or warrant on the grant-date.

Generally, the approach under SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires companies to recognize compensation expense in an amount equal to the fair value of all share-based payments granted to employees. Scivanta calculates the fair value of option and warrant grants utilizing the Black-Scholes pricing model. In addition, SFAS 123R requires us to estimate forfeiture rates for all unvested awards. In estimating the forfeiture rate, we monitor both option and warrant exercises as well as employee termination patterns. We account for options granted to non-employees under SFAS 123R and Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Investments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The resulting stock-based compensation expense is recorded over the service period in which the non-employee provides services to us, to the extent they do not vest at the grant date.

The resulting stock-based compensation expense is recorded over the service period in which the employee or non-employee provides services to Scivanta, to the extent the options or warrants do not vest at the grant date and are not subject to forfeiture. Options and warrants issued to employees and non-employees that are subject to forfeiture are expensed on the vesting date.

Prior to November 1, 2006, as allowed by SFAS 123, we had applied the intrinsic value method pursuant to APB 25 to measure compensation expense for stock-based awards to employees. Pursuant to APB 25, we were not required to recognize stock-based compensation expense for options granted to employees provided that the exercise price of the stock option was equal to or greater than the fair value of our common stock on the date of grant. We recorded deferred stock-based compensation when the deemed fair value of our common stock for financial accounting purposes exceeded the exercise price of the stock options on the date of grant. Any such deferred stock-based compensation was amortized over the vesting period of the individual options.

Legal Contingencies

During the fiscal years ended October 31, 2006 and 2005, Scivanta was involved in certain legal proceedings. These legal proceedings against us were either settled or dismissed as of December 31, 2006. During the period when these legal proceedings were active, management periodically reviewed estimates of potential costs to be incurred in conjunction with the adjudication or settlement, if any, of the proceedings. Estimates were developed in consultation with outside counsel and were based on an analysis of potential litigation outcomes and settlement strategies. In accordance with the FASB Statement No. 5, Accounting for Contingencies, loss contingencies are accrued if, in the opinion of management, an adverse outcome is probable and such outcome can be reasonably estimated. We do not believe that there are any proceedings that could have a material adverse effect on our financial position; however, it is possible that future results for any particular quarter or annual period may be materially affected by changes in management’s assumptions or the effectiveness of the our strategies relating to any legal proceedings.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132R) (“SFAS 158”). SFAS 158 requires companies with defined benefit plans and certain other plans to recognize on the balance sheet the difference between benefit obligations and any plan assets of those benefit plans. SFAS 158 is effective for fiscal years ending after December 15, 2006. Scivanta currently does not have any plans of this nature, therefore, SFAS 158 is not applicable to us and will have no impact.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretative guidance on the process of quantifying financial statement misstatements when they are identified and is effective for fiscal years ending after November 15, 2006. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheets and statement of operations and the related financial statement disclosures. Scivanta applied the provisions of SAB 108 beginning in the first quarter of fiscal 2007 and there was no impact to our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No.115 (“SFAS 159”). SFAS 159 provides companies with an option to measure, at specified election dates, certain financial instruments and other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in its financial results during each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Scivanta does not expect SFAS 159 to have a material impact on our results of operations or financial condition.

In June 2007, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) in EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. Scivanta does not expect EITF 07-3 to have a material impact on its results of operations or financial condition.

Results of Operations

For the Nine Months Ended July 31, 2007 and 2006

Net Sales. Scivanta discontinued all product sales during the fiscal year ended October 31, 2004 and currently does not have any recurring revenue. On November 10, 2006, we acquired the exclusive world-wide rights to develop, manufacture and distribute the HCMS, a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The HCMS is currently in the development stage and we anticipate that it will take approximately 15 to 18 months from the date of this prospectus to complete development and related clinical trials. In addition, we must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad. No assurance can be given that we will receive the appropriate regulatory approvals to market the HCMS.

Research and Development. For the nine months ended July 31, 2007, research and development expenses were $258,288, as compared to no research and development expenses for the nine months ended July 31, 2006. The increase in research and development expenses for the nine months ended July 31, 2007 was due to the HCMS license costs incurred by Scivanta.

Research and development expenses are expected to increase in the fiscal year ending October 31, 2007 as we develop the HCMS.

General and Administrative. For the nine months ended July 31, 2007, general and administrative expenses were $1,212,480, as compared to $896,049 for the nine months ended July 31, 2006. The $316,431, or 35%, increase in general and administrative expenses for the nine months ended July 31, 2007 was primarily due to a $57,776 increase in management compensation and benefits costs, a $93,384 increase in consulting expenses primarily related to investor relations activities, a $15,324 increase in other fees primarily related to the settlement of the litigation with the Syntho Group and Scivanta’s stock certificate exchange program, a $22,550 increase in expenses related to our annual shareholders meeting, a $15,000 increase in rent expense, a $38,351 increase in office expenses and a $112,141 increase in stock based compensation expense to employees, directors and consultants. These increases in general and administrative expenses during the nine months ended July 31, 2007 were offset by a decrease in legal expenses of $41,253 which were primarily related to a reduction in litigation costs and a $9,071 decrease in the cost of director and officer liability insurance.

General and administrative expenses overall should increase in the fiscal year ending October 31, 2007 as we pursue other corporate activities and strategic initiatives.

Other Income (Expenses). During the nine months ended July 31, 2007, we recorded $3,100,000 of other income related to the settlement of the litigation with the Syntho Group. During the nine months ended July 31, 2006, we recorded $433,500 of other income primarily related to the settlement of litigation against Rosenberg, Rich, Baker, Berman & Company (“Rosenberg”), our former independent registered public accounting firm.

During the nine months ended July 31, 2007 and 2006, we incurred interest expense of $34,759 and $17,950, respectively. The $16,809 increase in interest expense for the nine months ended July 31, 2007 was due to the interest expense associated with the note payable due in connection with the acquisition of the HCMS technology and to the interest expense associated with the convertible debentures issued by us as of February 1, 2007.

Net Income (Loss). For the nine months ended July 31, 2007, we reported net income of $1,641,285 or $0.07 per share (basic and diluted), as compared to a net loss of ($480,499) or ($0.02) per share (basic and diluted) for the nine months ended July 31, 2006. The increase in net income was primarily attributable to the $3,100,000 of other income related to the settlement of the litigation with the Syntho Group.

For the Years Ended October 31, 2006 and 2005

Net Sales. We discontinued all product sales during the fiscal year ended October 31, 2004 and did not have any revenue from product sales during the fiscal years ended October 31, 2006 and 2005.

General and Administrative. For the fiscal year ended October 31, 2006, general and administrative expenses were $1,288,869, as compared to $1,414,390 for the fiscal year ended October 31, 2005. The $125,521, or 9%, decrease in general and administrative expenses for the fiscal year ended October 31, 2006 was primarily due to a $21,217 decrease in the cost of director and officer liability insurance, a $6,698 decrease in legal expenses primarily related to a reduction in general corporate and litigation costs, a $26,134 decrease in compensation and related benefits as a result of a reduction in personnel, a $10,509 decrease in accounting related fees, a $7,990 decrease in general office expenses and a $38,223 decrease in amortization expense.

Other Income (Expenses). During the fiscal year ended October 31, 2006, we recorded $433,500 of other income primarily related to the settlement of litigation against Rosenberg as compared to $300,000 for the fiscal year ended October 31, 2005 which was related to the settlement of litigation with Kinray, Inc. During the fiscal year ended October 31, 2006, we incurred interest expense of $23,999, as compared to $13,808 for the fiscal year ended October 31, 2005. The $10,191 increase in interest expense for the fiscal year ended October 31, 2006 was due to interest accrued on the convertible debentures issued by us on May 26, 2005.

Net Loss. For the fiscal year ended October 31, 2006, Scivanta reported a net loss of ($897,324), or ($0.04) per share (basic and diluted), as compared to a net loss of ($1,127,493), or ($0.07) per share (basic and diluted), for the fiscal year ended October 31, 2005.

For the Years Ended October 31, 2005 and 2004

Net Sales. We discontinued all product sales during the fiscal year ended October 31, 2004. For the fiscal years ended October 31, 2005 and 2004, net sales were $0 and $502,279, respectively. During the fiscal year ended October 31, 2004, net sales by product category were $355,602 for condoms and $146,677 for disposable medical products.

For the fiscal year ended October 31, 2005, net sales decreased 100%, as compared to the fiscal year ended October 31, 2004, as a result of Scivanta’s decision in October 2004 to discontinue selling condoms and disposable medical products due to reduced profit margins and a shrinking customer base.

During the fiscal year ended October 31, 2004, sales of condoms represented approximately 71% of net sales and sales of disposable medical products represented approximately 29% of net sales.

Cost of Sales. During the fiscal year ended October 31, 2005, we did not incur any cost of sales as a result of our decision in October 2004 to discontinue selling condoms and disposable medical products due to reduced profit margins and a shrinking customer base. During the fiscal year ended October 31, 2004, the cost of sales was approximately 68% of net sales.

Selling and Marketing. For the fiscal year ended October 31, 2005, we did not incur any selling and marketing costs since it did not sell any product as a result of the our decision in October 2004 to discontinue selling condoms and disposable medical products due to reduced profit margins and a shrinking customer base. For the fiscal year ended October 31, 2004, selling and marketing expenses were $5,370, or approximately 1%, of net sales.

General and Administrative. For the fiscal year ended October 31, 2005, general and administrative expenses were $1,414,390, as compared to $2,713,734 for the fiscal year ended October 31, 2004. The $1,299,344, or 48%, decrease in general and administrative expenses for the fiscal year ended October 31, 2005 was primarily due to a $151,545 decrease in the cost of director and officer liability insurance and product liability insurance, a $114,286 decrease in legal expenses primarily attributable to a reduction in general corporate and litigation costs, a $74,063 decrease in compensation and related benefits as a result of a reduction in personnel, a $605,882 decrease in consulting expenses primarily related to the reduction in the monthly fee paid to Century Capital Associates LLC (“Century Capital”) commencing February 1, 2005 and a reduction in the annual bonus paid to Century Capital, a $55,456 decrease in travel expenses and a $170,908 decrease in rent expense related to Scivanta’s relocation in May 2004 to a smaller office.

Other Income (Expenses). During the fiscal year ended October 31, 2005, we recorded $300,000 of other income related to the settlement of litigation with Kinray, Inc., as compared to $515,000 for the fiscal year ended October 31, 2004 which was related to the settlement of litigations against Vincent J. Sanpietro, Joseph A. Sanpietro, Scott Schrader and his affiliates, and Lawrence P. Marasco. During the fiscal year ended October 31, 2005, we incurred interest expense of $13,808, as compared to $2,831 for the fiscal year ended October 31, 2004. The $10,977 increase in interest expense for the fiscal year ended October 31, 2005 was primarily due to interest accrued on the convertible debentures issued by us on May 26, 2005. During the fiscal year ended October 31, 2005, interest income decreased $5,802, or 89%, as compared to the fiscal year ended October 31, 2004.

Net Loss. For the fiscal year ended October 31, 2005, we reported a net loss of ($1,127,493), or ($0.07) per share (basic and diluted), as compared to a net loss of ($2,040,849), or ($0.15) per share (basic and diluted), for the fiscal year ended October 31, 2004.

Liquidity and Capital Resources

As of July 31, 2007, Scivanta had working capital of $2,435,289. As of July 31, 2007, cash on hand was $2,543,600, an increase of $1,863,219 from October 31, 2006. The increase in cash on hand was primarily due to the receipt of $3,100,000 in proceeds related to the settlement of the litigation with the Syntho Group, the receipt of $150,000 on the note receivable related to the sale of the Syntest distribution rights to Breckenridge Pharmaceuticals, Inc., the receipt of $250,000 of proceeds related to the convertible debentures issued as of February 1, 2007 and $359,454 of non-cash expenses related to license costs and stock based compensation. These increases in cash were offset by a $15,160 increase in prepaid expenses, a $348,701 decrease in accounts payable and related party accounts payable, a $139,377 decrease in accrued expenses and related party accrued expenses, a $40,900 payment on the note payable related to acquisition of the HCMS technology and general operating activities.

During the past several years, Scivanta has sustained recurring losses and negative cash flows from operations. Although we realized $1,511,841 of cash flow from operating activities through the first nine months of fiscal 2007, management does not expect to maintain this level since we do not currently generate any revenue from operations. Scivanta’s operations most recently have been funded through a combination of the sale of our convertible debentures and common stock and proceeds received from the settlement of litigation.

No revenue is currently generated by Scivanta. As of October 15, 2007, our cash position was approximately $2,155,000. We estimate that the cash on hand is sufficient in order to fund our operations and the development of the HCMS through October 2008.

We believe that we will require additional capital in order to complete the development of the HCMS, to acquire and develop additional products and technologies and to otherwise implement our strategy for business development. Scivanta currently does not have any lending relationships with commercial banks and does not anticipate establishing such relationships in the foreseeable future due to our limited operations and assets. Consequently, management believes that Scivanta will have to focus on obtaining additional capital through the private placement of its securities. There can be no assurance as to the availability or terms upon which such capital might be available.

Expenditures under our development agreements with Ethox, ASG and Sparton are at our discretion. We estimate that we could potentially spend between $1,100,000 and $1,500,000 related to these agreements over the next 12 months. Of this amount, we estimate that approximately $899,000 could be reimbursed to us by the Foundation with proceeds from the NYSTAR Contract.

Pursuant to the License Agreement, as amended, between Scivanta and the Licensor, we are required to make an $80,000 payment to the Licensor on or before November 1, 2007. In addition, we estimate that we could be required to make the first two additional milestone payments ($175,000 in aggregate) pursuant to the License Agreement, as amended, during the next 12 months provided that we are successful in maintaining its current development schedule for the HCMS.

Inflation and Seasonality

Inflation has had no material effect on the operations or financial condition of our business. In addition, our operations are not considered seasonal in nature.

PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of October 15, 2007, with respect to the beneficial ownership of Scivanta’s outstanding common stock by (1) each of Scivanta’s current officers and directors, (2) the President and Chief Executive Officer and the Executive Vice President, Secretary and Chief Financial Officer (represent those persons who qualify as “named executive officers” under applicable federal securities laws), (3) all current executive officers and current directors as a group, and (4) each person or group of persons known by Scivanta to be the beneficial owner of 5% of Scivanta’s outstanding common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of common stock shown as beneficially owned by them.

	Beneficial Ownership of Scivanta’s Common Stock
Name of Beneficial Owner	No. of Shares (1)	Percent of Class
David R. LaVance (2)(3)(4)	4,227,500	16.19%
Thomas S. Gifford (3)(5)(6)	4,538,438	17.38%
Richard E. Otto (3)(7)	721,750	2.73%
Lawrence M. Levy (3)(8)	18,750	*
Anthony Giordano, III (3)(9)	21,750	*
John A. Moore (10)(11)	1,580,500	6.07%
Richard S. Rimer (12)	2,801,648	10.88%
All current executive officers and directors as a group (4)(6)(7)(8)(9)	9,217,250	33.83%

* Less than 1%.

(1)
In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Scivanta’s common stock if he or she has voting or investment power with respect to such security. This includes shares (1) subject to options and warrants exercisable within sixty days, and (2)(a) owned by a spouse, (b) owned by other immediate family members, or (c) held in trust or held in retirement accounts or funds for the benefit of the named individuals, over which shares the person named in the table may possess voting and/or investment power.

(2)	Such person serves as Scivanta’s President and Chief Executive Officer.

(3)	Such person serves as a director of Scivanta and maintains a mailing address of 215 Morris Avenue, Spring Lake, New Jersey 07762.

(4)
Includes 200,000 shares currently available for purchase under the warrant issued on May 14, 2004 to Century Capital and 165,000 shares currently available for purchase or which are available for purchase within sixty days of October 15, 2007 under the option issued by Scivanta to him on February 5, 2007. Mr. LaVance disclaims beneficial ownership of the shares underlying the Century Capital warrant except to the extent of his ownership in Century Capital. Also includes 310,938 shares held by the LaVance Trust for Children, a trust established for the benefit of Mr. LaVance’s children. Mr. LaVance disclaims beneficial ownership of the shares held in the trust.

(5)	Such person serves as Scivanta’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary.

(6)
Includes 200,000 shares currently available for purchase under the warrant issued on May 14, 2004 to Century Capital and 165,000 shares currently available for purchase or which are available for purchase within sixty days of October 15, 2007 under the option issued by Scivanta to him on February 5, 2007. Mr. Gifford disclaims beneficial ownership of the shares underlying the Century Capital warrant except to the extent of his ownership in Century Capital. Also includes 310,938 shares held by the LaVance Trust for Children. Mr. Gifford is the trustee for the LaVance Trust for Children. Mr. Gifford disclaims beneficial ownership of the shares held in the trust.

(7)
Represents the shares currently available for purchase or which are available for purchase within sixty days of October 15, 2007 under the warrants issued by Scivanta to him on July 24, 2003, May 14, 2004, February 25, 2005 and February 5, 2007.

(8)	Represents the shares currently available for purchase or which are available for purchase within sixty days of October 15, 2007 under the warrant issued by Scivanta to him on March 15, 2007.

(9)	Represents the shares currently available for purchase or which are available for purchase within sixty days of October 15, 2007 under the warrant issued by Scivanta to him on March 15, 2007.

(10)	Mr. Moore, a former director of Scivanta, maintains a mailing address at 403 Marsh Lane, Wilmington, Delaware 19804.

(11)
Includes 300,000 shares currently available for purchase or which are available for purchase within sixty days of October 15, 2007 under the warrants issued by Scivanta to him on July 24, 2003 and February 5, 2007.

(12)	Mr. Rimer maintains a mailing address at 17 Chemin De La Sapinere, 1253 Vandoeuvres, Geneva, Switzerland.

DESCRIPTION OF BUSINESS AND SERVICES

General

Until the fiscal year ended October 31, 2003, our business included the distribution of over the counter medical devices and supplies, such as condoms and alcohol preparation pads, and generic and name brand pharmaceuticals. Our business also included the sale of hormone replacement therapy drugs (Syntest), which were manufactured and supplied to us by a third party manufacturer. Our products generally were sold by distributors or wholesalers to pharmacies or directly to customers through mail order. During this time period we also were developing the Elite Safety Syringe and the Solo-Safe Safety Syringe. Due to vendor disputes, low profit margins and/or minimal market opportunities, we ceased selling and/or developing each of these products. We currently do not sell any products or technologies.

On November 10, 2006, pursuant to the License Agreement, we acquired from the Licensor the exclusive world-wide rights to develop, make and sell the HCMS, a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The HCMS is currently in the development stage and we anticipate that it will take approximately 15 to 18 months from the date of this prospectus to complete development and related clinical trials. In addition, we must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad. No assurance can be given that we will receive the appropriate regulatory approvals to market the HCMS.

Strategy for Business Development

On November 10, 2006, we acquired the exclusive world-wide rights to develop, manufacture and distribute the HCMS. The HCMS will provide the primary measures of cardiac performance and left atrial pressure which are crucial measurements in treating critically ill patients. The HCMS is currently in the development stage and we anticipate that it will take approximately 15 to 18 months from the date of this prospectus to complete development and related clinical trials. In addition, we must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad.

We anticipate funding the development of the HCMS through cash on hand of approximately $2,155,000 (as of October 15, 2007), proceeds received from the NYSTAR Contract, equity and/or debt financing and corporate partnerships. No assurances can be given that the proceeds from any corporate partnership will be sufficient to develop the HCMS or that we will otherwise have, or obtain through equity and/or debt financing, the financial and other resources necessary for it to successfully develop the HCMS, or that if successfully developed and marketed, the HCMS will be profitable.

In addition to developing the HCMS, our strategy for business development will focus on the acquisition, through licensing or purchasing, of technologies or products that are sold or are capable of being sold in a specialty or niche market. Technologies or products of interest include, but are not limited to, medical devices, pharmaceuticals and other proprietary technologies or patented products. Specialty or niche-market technologies or products, in comparison to commodities, generally offer greater operating margins. These products are distributed through specialty distributor networks or manufacturer representatives to the original equipment manufacturer market, supplier and provider markets and to the general marketplace.

Annual sales, if any, of the prospective technologies and products that we will evaluate are generally less than $5 million. We believe that these technologies or products generally are not attractive to larger companies because they do not represent opportunities for revenues and earnings that would be material to those companies. We will consider technologies and products that generally experience lower sales or lack of development because of inadequate distribution channels, lack of companion products or insufficient capital.

Below is a listing of criteria we utilize in identifying and evaluating potential technology or product acquisitions:

•	Whether the technology or product is a specialty or niche-market product which is distributed through specialty distributors.

•	Whether the technology or product is unique or patented.

•	Whether the technology or product has, or is capable of achieving, an attractive gross margin, usually in excess of 35%.

•	Whether the prospective seller is receptive to receiving equity as part of the purchase price.

•	Whether the market for the technology or product is expanding, but not to such a degree as to attract larger manufacturers or result in the technology or product achieving commodity status.

•	Whether we can access marketing channels to market and distribute the technology or product.

No assurances can be given that we will have the financial and other resources necessary for us to acquire additional technologies or products or implement any part of our business development strategy. In addition, no assurances can be given that any technology or product that we acquire as part of our business development strategy will be profitable.

Product Development

Acquisition of the HCMS

Pursuant to the License Agreement dated November 10, 2006, the Licensor granted Scivanta the exclusive world-wide rights to develop, manufacture and distribute the HCMS, a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The term of the License Agreement commenced on November 10, 2006, the date of the License Agreement, and ends on the later of (1) the expiration date of the last to expire patent right related to the HCMS, which is currently June 12, 2018, or (2) ten years from the sale of the first HCMS product.

Scivanta agreed to make an initial payment of $264,300 which was subsequently reduced to $262,957 pursuant to an amendment to the License Agreement dated June 29, 2007. Scivanta paid $40,900 on November 16, 2006 and is required to pay $80,000 on or before November 1, 2007 and $142,057 on or before November 1, 2008. In addition, Scivanta is required to pay the Licensor a royalty of 5% on annual net sales, as defined in the License Agreement, subject to certain reductions as detailed in the License Agreement. Beginning with the first full year of sales of the HCMS in the United States and for two years thereafter, Scivanta is required to pay an annual minimum royalty of $100,000 to the Licensor against which any royalty on net sales paid in the same calendar year for sales in the United States will be credited. Further, beginning with the first full year of sales of the HCMS outside the United States and for two years thereafter, Scivanta is required to pay an annual minimum royalty of $100,000 to the Licensor against which any royalty on net sales paid in the same calendar year for sales outside the United States will be credited. In addition, Scivanta is required to pay the Licensor 25% of all sublicensing revenue received by it in connection with the HCMS. Scivanta is also obligated to make milestone payments to the Licensor as follows: (1) first insertion of a catheter utilizing the HCMS in a human clinical trial - $75,000; (2) first submission of the HCMS for regulatory approval in any country - $100,000; and (3) first notice of regulatory approval to market the HCMS in any country - $150,000.

The License Agreement also requires Scivanta to use commercially reasonable efforts to commercialize and market the HCMS within certain timeframes, subject to specified exceptions as detailed in the License Agreement. Further, the License Agreement contains standard provisions regarding indemnification, termination and patent prosecution.

On June 27, 2007, Scivanta and the Foundation entered into a subcontractor agreement. Pursuant to this agreement, the Foundation contracted Scivanta to develop the software and hardware components of the HCMS outlined in the NYSTAR Contract awarded by the New York State Office of Science Technology and Academic Research to the Foundation and the Foundation’s company partner, Ethox, on December 1, 2005.

On June 29, 2007, Scivanta amended the License Agreement to allow the Licensor to enter into a non-exclusive manufacturing license agreement with Ethox, entered into on June 29, 2007, whereby Ethox was granted the right to manufacture the catheter component of the HCMS for Scivanta.

As a result of the subcontractor agreement, the amended License Agreement and the non-exclusive manufacturing license agreement between the Licensor and Ethox, the development of the HCMS will be partially funded through the NYSTAR Contract. Pursuant to the terms of the NYSTAR Contract, up to $937,500 of funding is available for the development of the HCMS with the State of New York providing $750,000 of the funding and Ethox providing $187,500 of the funding. Ethox is also required to provide $562,500 of in-kind contributions. Pursuant to the development agreement between Scivanta and Ethox dated June 29, 2007 (see Catheter Development Agreement), Scivanta will provide Ethox with the $187,500 of cash required under the NYSTAR Contract while Ethox will provide the $562,500 of in-kind contributions (primarily contributed services). The funding received from the NYSTAR Contract will partially support the development of: the catheter component of the HCMS by Ethox (see Catheter Development Agreement); the software component of the HCMS by ASG (see Software Development Agreement); and the hardware component of the HCMS by Sparton (see Hardware Development Agreement). Under the terms of the subcontractor agreement between the Foundation and Scivanta, the Foundation, utilizing the $937,500 of funding provided under the NYSTAR Contract, will reimburse Scivanta up to $899,500 of allowable expenditures incurred by Scivanta in connection with the development of the software and hardware components of the HCMS.

Catheter Development Agreement

On June 29, 2007, Scivanta and Ethox entered into a development agreement whereby Ethox will provide Scivanta engineering and development support for the catheter component of the HCMS in exchange for the rights to manufacture the component upon regulatory approval and commercialization of the HCMS. Scivanta also agreed to make a cash payment to Ethox of $187,500 which will be made in connection with the NYSTAR Contract funding discussed above. The cash payment of $187,500 will be paid in installments over the next 6 to 12 months in amounts that will be based on Ethox’s funding requirements as specified in the NYSTAR Contract. Scivanta paid $46,875 to Ethox on September 12, 2007 related to the NYSTAR Contract. The development agreement has a two year term which may be extended up to six additional months. The services to be provided by Ethox include: (1) the management of project costs and schedule, (2) the development of system functional specifications based on marketing inputs, (3) the development of disposable catheter specifications to achieve functional requirements, (4) the manufacturing of disposable catheters in accordance with applicable requirements for clinical trials, and (5) the provision of regulatory resources for the management of clinical submissions for marketing approval from the FDA and the European Medicines Agency. Pursuant to the development agreement, Scivanta is responsible for the selection and costs of all raw materials and for the packaging design. During the term of the development agreement and for a period of twelve months thereafter, Ethox will not participate in the design, development, creation or production of a double balloon catheter to be used as part of a cardiac monitoring system. The development agreement also contains standard provisions regarding indemnification and termination.

Terms for the manufacturing of the catheter component of the HCMS are contained in a supply agreement which will be entered into by Scivanta and Ethox upon regulatory approval of the HCMS. The form of the supply agreement has been attached as a schedule to the development agreement. The supply agreement will have a four year term commencing on the date of the first commercial production of the catheter component of the HCMS, and thereafter shall renew on an annual basis unless terminated by either party in accordance with the supply agreement. The supply agreement will also contain a minimum order requirement, a pricing schedule and will provide for an additional payment to Ethox of up to $535,000, which will be paid to Ethox over the term of the supply agreement on a per unit basis based on the minimum number of units that Scivanta is required to order under the supply agreement.

Software Development Agreement

On July 2, 2007, Scivanta entered into a development agreement with ASG. Pursuant to the terms of this agreement, ASG will provide software engineering services to Scivanta on the continuing development of the HCMS. The fees to be charged by ASG related to this agreement could potentially range between $335,000 and $400,000. Scivanta can terminate the agreement at any time upon written notification.

Hardware Development Agreement

On August 22, 2007, Scivanta and Sparton entered into a development agreement whereby Sparton will provide Scivanta engineering and development support for the hardware component of the HCMS. The development agreement has a one year term and may be extended for additional one year terms. The development agreement can be terminated at any time by either party upon the delivery of written notice to the other party. The services to be provided by Sparton include: (1) planning and development of design control documents, (2) concept development, including mechanical, electrical and software design, (3) completion of a detailed design and an engineering model, (4) assembly of proto-type models and preliminary design verification testing, (5) the production of “pilot” devices using formal drawings and validated processes, and (6) design verification testing on the “pilot” units.

Pursuant to the development agreement, Scivanta made an initial deposit of $60,000 on September 6, 2007, which will be applied to the payment of material costs and fees owed by Scivanta under the development agreement; provided that Scivanta makes timely payments to Sparton during the first four months of the development agreement. Scivanta is also required to pre-pay for any material with a cost in excess of $5,000. It is estimated that up to $1,650,000 could be billed by Sparton for services and materials provided under the development agreement. Such expenditures will be recorded as research and development expenses as incurred.

Principal Product

The HCMS is a minimally invasive two-balloon esophageal catheter system that will provide the primary measures of cardiac performance and left atrial pressure which are crucial measurements in treating critically ill patients. The HCMS two balloon catheter is inserted into the esophagus and capitalizes on the anatomic relationship of the left atrium and aortic arch proximate to the esophagus. Once positioned, the catheter’s balloons are inflated. The wall motion in the left atrium and the aorta generates pressure changes in the respective balloons. These signals, along with signals from an electrocardiogram, phonocardiogram and automated blood pressure cuff, are transmitted to the monitoring system, which converts the data into important, real-time, clinical measurements utilizing a proprietary software algorithm.

The current standard of care for monitoring critically ill patients suffering from various cardiovascular conditions is an invasive procedure known as pulmonary artery catheterization. That procedure requires an incision into a patient’s neck or groin and the insertion of a Swan-Ganz catheter into the right atrium and ventricle of the heart, and then into a pulmonary artery. That procedure must be performed in an intensive care unit.

Unlike the Swan-Ganz catheter, the HCMS will provide the primary measurements of cardiac performance in a minimally invasive and more cost effective manner and is designed to be used outside of an intensive care setting. In addition, the HCMS also provides clinical measurements of left ventricular contractility, left atrial transmural pressure and pleural pressure, which the Swan-Ganz does not provide. We believe that the measure of contractility during isovolumic contraction is an important advance offered by the HCMS, and is a distinct advantage over the Swan-Ganz catheter. Measurement of left ventricular contractility is potentially a new standard for monitoring the treatment of congestive heart failure.

The HCMS is currently in the development stage and we anticipate that it will take approximately 15 to 18 months from the date of this prospectus to complete development and related clinical trials. In addition, we must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad.

Patents and Copyrights

The HCMS is the subject of 11 United States patents and corresponding patents in major international markets, including Canada, European Union, Japan and India. The patents cover the important facets of the HCMS, including catheter design and construction, catheter positioning, monitor design, algorithms and balloon inflation techniques. The United States patents include United States Patent and Trademark Office numbers 5,048,532; 5,181,517; 5,263,485; 5,398,692; 5,551,439; 5,570,671; 5,697,375; 5,921,935; 6,120,442; 6,238,349 and 6,432,059. In addition, the software that converts the pressure signals into useful clinical information is the subject of copyright.

Manufacturing; Principal Suppliers

We outsourced all of our manufacturing requirements with respect to products previously sold by us. We currently intend to outsource the manufacturing of the components for the HCMS. We recently entered into a development agreement with Ethox whereby Ethox will assist in the development of the catheter component of the HCMS and will manufacture catheter component of the HCMS (see Product Development). No other formal manufacturing agreements have been entered into at this time.

Distribution, Sales and Marketing

We currently do not maintain a dedicated sales force and currently do not sell any products. We currently intend to outsource the distribution and sales requirements related to the HCMS. No formal distribution or sales agreements have been entered into at this time.

Competition

The following devices are used to measure cardiac performance and it is anticipated that such devices would compete with the HCMS for market share.

The pulmonary artery catheter, otherwise known as the Swan-Ganz catheter, is the established tool for monitoring cardiac performance and left atrial pressure. The Swan-Ganz catheter is inserted through a vein into the right atrium and ventricle of the heart, and threaded into the pulmonary artery. Due to the invasive nature of the Swan-Ganz catheter, it must be inserted within a hospital’s intensive care unit and is not recommended for long-term cardiac monitoring. Major distributors of the Swan-Ganz catheter are Edwards Lifesciences Corporation and Hospira Inc.

Currently, there are products in the market that measure cardiac performance on a non-invasive or minimally-invasive basis. None of these products have been as successful as the Swan-Ganz catheter. Echocardiography has been utilized to measure cardiac performance. The echocardiography device measures the aortic diameter and the movement of red blood cells to determine the velocity and direction of blood flow to calculate stroke volume and thus cardiac performance. Echocardiography is thought to generate inconsistent results, is dependent on technician skill and technique, is limited in the kinds of patients it can address and is time intensive. Accordingly, echocardiography has not been widely accepted as an alternative device for measuring cardiac performance. Major distributors of echocardiography devices include Siemens Medical Solutions Inc. and Philips Medical Systems.

Trans-esophageal probes featuring a doppler transducer on the end of large bore esophageal catheters have been utilized to generate echocardiographic images from a position in close proximity to the heart. This method also has not met with widespread clinical acceptance for reasons of accuracy, significant patient discomfort in administration and its time-intensive nature. Arrow International, Inc. markets this type of device.

Impedance cardiography uses the heart’s electrical characteristics in order to measure the heart’s mechanical, or blood flow, characteristics. The procedure is inaccurate in many circumstances, such as in patients with septic shock and/or severe aortic valve regurgitation and/or irregular heartbeats. In addition, measurements can be inaccurate if the patient moves excessively while monitoring. CardioDynamics International Corporation markets this type of device.

Insurance

We maintain insurance in such amounts and against such risks as we deem prudent, although no assurance can be given that such insurance will be sufficient under all circumstances to protect us against significant claims for damages. The occurrence of a significant event not fully insured could materially and adversely affect our business, financial condition and results of operations. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at commercially reasonable rates or on acceptable terms.

Legal Proceedings

Loures Lawsuit

On December 28, 2004, an action was commenced in the Superior Court of New Jersey by James J. Loures, Jr. and his wife, Christine Loures (collectively, the “Loures”), against Scivanta and certain of its former officers and directors. The Loures alleged that Scivanta, our former officers and certain of our former directors engaged in a scheme to inflate Scivanta’s revenues and earnings through a series of accounting irregularities and fraudulent financial disclosures during the period June 2001 through March 2003 which resulted in the Loures’ loss of approximately $120,000. The Loures allegations are the same as those alleged in the consolidated class action lawsuit against Scivanta which was settled in 2004. The Loures were one of eight parties that opted out of the settlement related to the consolidated class action lawsuit.

On October 4, 2006, Scivanta filed a motion to dismiss the Loures’ complaint for failure to comply with discovery requests in the time required by the court. On November 3, 2006, the court granted Scivanta’s motion and dismissed the complaint without prejudice. On February 7, 2007, the Loures’ supplied Scivanta with the outstanding discovery requests and requested that the court vacate the dismissal order previously issued and reinstate the complaint. On February 16, 2007, the court granted the Loures’ request to reinstate the complaint.

On October 22, 2007, Scivanta and the Loures reached a settlement. Pursuant to the settlement, Scivanta will pay $20,000 to the Loures and the Loures will dismiss their complaint against Scivanta.

Employees

We currently have three full-time employees. We have not experienced any work stoppages to date and we believe that our relationship with these employees is good.

Property

On May 1, 2004, Scivanta and Century Capital entered into a Shared Services Agreement whereby Scivanta rented three fully furnished, business equipped offices approximating 340 square feet inside Century Capital’s existing offices. This agreement had a month to month term that required sixty days written notice to terminate and a monthly rental fee of $2,500. David R. LaVance, Scivanta’s Chairman, President and Chief Executive Officer and Thomas S. Gifford, Scivanta’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary are Principals of Century Capital.

Effective February 1, 2007, the Shared Services Agreement between Scivanta and Century Capital was terminated and replaced with a Sublease Agreement. Pursuant to the Sublease Agreement, Scivanta rents office space approximating 2,000 square feet inside Century Capital’s existing offices. In addition, Scivanta rents office furniture and other equipment from Century Capital. This agreement has a month to month term that requires sixty days written notice to terminate and a monthly rental fee of $5,000. Scivanta is responsible for all operating costs associated with the office space, including utilities, maintenance and property taxes.

GOVERNMENT REGULATION

Medical Devices

As a developer and possible future distributor of medical devices, we are subject to regulation by, among other governmental entities, the FDA, and the corresponding agencies of the states and foreign countries in which we may sell its products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture, testing and labeling of such devices, the maintenance of certain records, the tracking of devices, and other matters, and could have a material impact on our future operations in the event we successfully develops the HCMS and implements its strategy for its business development and acquires or develops additional medical devices and related products.

All medical device manufacturing establishments are required to be registered with the FDA. Similarly, all categories of medical devices marketed by a company in the United States are required to be listed. This listing information must be updated pursuant to FDA regulations. The FDA can take regulatory action against a company that does not provide or update its registration and listing information. Pursuant to the FDC Act, medical devices intended for human use are classified into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (for example, labeling, pre-market notification and adherence to good manufacturing practice regulations) and Class II devices are subject to general and special controls (for example, performance standards, post-market surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive PMA from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices).

Some Class I devices and most Class II devices require pre-market notification (510(k)) clearance pursuant to Section 510(k) of the FDC Act. Most Class III devices are required to have an approved PMA application. Obtaining PMA approval can take up to several years or more and involve preclinical studies and clinical testing. In contrast, the process of obtaining a 510(k) pre-market notification clearance typically requires the submission of substantially less data and generally involves a shorter review period. A 510(k) pre-market notification clearance indicates that the FDA agrees with an applicant’s determination that the product for which clearance has been sought is substantially equivalent in terms of safety and effectiveness to another medical device that has been previously marketed, but does not indicate that the product is safe and effective.

In addition to requiring clearance or approval for new products, the FDA may require clearance or approval prior to marketing products that are modifications of existing products. FDA regulations provide that new 510(k) pre-market notification clearances are required when, among other things, there is a major change or modification in the intended use of the device or a change or modification to a legally marketed device that could significantly affect its safety or effectiveness. The developer and/or manufacturer is expected to make the initial determination as to whether a proposed change to a cleared device or to its intended use is of a kind that would necessitate the filing of a new 510(k) pre-market notification.

In order to conduct clinical trials of an uncleared or unapproved device, companies generally are required to comply with the FDA’s Investigational Device Exemptions regulations. For significant risk devices, the Investigational Device Exemptions regulations require FDA approval of an investigational device before a clinical study may begin. In its approval letter for significant risk investigational device studies, the agency may limit the number of patients that may be treated with the device and/or the number of institutions at which the device may be used. Device studies subject to the Investigational Device Exemption regulations, including both significant risk and non-significant risk device studies, are subject to various restrictions imposed by the FDA. Patients must give informed consent to be treated with an investigational device. The institutional review board of each institution where a study is being conducted must also approve the clinical study. The device generally may not be advertised or otherwise promoted. Unexpected adverse experiences must be reported to the FDA. The company sponsoring the investigation must ensure that the investigation is being conducted in accordance with the Investigational Device Exemptions regulations.

Pursuant to the FDA’s Good Manufacturing Practices under the Quality System Regulations, a medical device manufacturer must manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and control activities. Further, the manufacturer, distributor and/or owner of a medical device are required to comply with FDA requirements for labeling and promotion of its medical devices. For example, the FDA prohibits cleared or approved devices from being marketed or promoted for uncleared or unapproved uses. The medical device reporting regulations require that a company provide information to the FDA whenever there is evidence to reasonably suggest that one of the company’s devices may have caused or contributed to a death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Additionally, the FDA imposes other requirements on medical device manufacturers, including reporting and record keeping requirements for device corrections and removals (recalls).

Medical device manufacturers and distributors are generally subject to periodic inspections by the FDA. If the FDA determines that a company is not in compliance with applicable laws and regulations, it can, among other things, issue a warning letter apprising the company of violative conduct, detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the company, its officers or its employees. In addition, it is possible that clearances or approvals could be withdrawn in certain circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse effect on our future business, financial condition and results of operations.

Medical device laws and regulations are also in effect in many of the countries in which we may conduct business outside the United States. These range from comprehensive device approval requirements for certain medical device products to simple requests for product data or certifications. The number and scope of these requirements are increasing. Medical device laws and regulations are also in effect in many of the states in which we may conduct business in the future. State and foreign medical device laws and regulations may have a material impact us. In addition, international sales of certain medical devices manufactured in the United States, but not cleared or approved by the FDA for distribution in the United States, are subject to FDA export requirements and policies, including a policy whereby we provide a statement to FDA certifying that the product to be exported meets certain criteria and FDA issues a certificate to facilitate device export.

Federal, state and foreign laws and regulations regarding the manufacture, sale and distribution of medical devices are subject to future changes. For example, the Congress enacted the Medical Device User Fee and Modernization Act of 2002, which included several significant amendments to the prior law governing medical devices. Additionally, the FDA made significant changes to its Good Manufacturing Practices under the Quality System Regulations in 1996 and may make changes to other regulations as well. We cannot predict what impact, if any, such changes might have on its future business; however, such changes could have a material impact on us and our business, financial condition and operating results.

We currently believe that the HCMS will require 510(k) pre-market notification clearance from the FDA. A working prototype of the HCMS currently exists. However, in order for us to be in a position to market the HCMS, we need to: (1) design and construct production models of the HCMS for clinical testing, (2) file a request with the FDA for authority to conduct clinical trials, (3) undertake the clinical trials, (4) file for 510(k) pre-market notification clearance to distribute the HCMS and (5) initiate manufacturing and distribution of the HCMS. We currently anticipate that it will take approximately 15 to 18 months from the date of this prospectus to complete development and the related clinical trials and receive the appropriate regulatory approvals. If the FDA does not grant us a 510(k) pre-market notification clearance for the HCMS, we would be required to apply for a PMA from the FDA which could significantly increase the amount of time required to receive the FDA’s approval to market the HCMS. No assurance can be given that the FDA will ultimately approve the HCMS for sale.

Pharmaceutical Products

Although we are not currently selling or developing any pharmaceutical products, if we can successfully implement its strategy for business development, it may acquire or develop one or more pharmaceutical products, which sale and development thereof will be subject to government regulation as briefly described below.

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of such products. Under the FDC Act, all drugs require FDA approval before marketing, with certain limited exceptions. This approval requires that the drug company establish that the drug is safe and effective for its labeled use. These regulations could have a material impact on our future ability to distribute pharmaceutical products.

Additionally, products that contain controlled substances are subject to the requirements of the Drug Enforcement Administration relating to the manufacturing, marketing and selling of such products. Under the Drug Enforcement Agency’s requirements, there are two ways in which a product can be legally manufactured, marketed and sold: registration or exemption. Under the registration requirements, a company that wishes to produce or market any product containing a controlled substance can register to manufacture, market and sell such product and this registration is done by schedule and not by product. Further, if a company is registered to produce products containing substances at a certain schedule level, the registration also includes the right to produce products containing ingredients on a “higher” numbered schedule. Under the exemption requirements, a product can be exempted from Drug Enforcement Agency requirements and can be legally manufactured, marketed and distributed. Exemptions are given on a product by product basis.

General

When offering for sale medical devices and pharmaceutical products, we may also have to comply with federal and state anti-kickback and other healthcare fraud and abuse laws. Moreover, approval must be obtained for a pharmaceutical product by comparable governmental regulatory authorities in foreign countries prior to the commencement of clinical trials and subsequent marketing of such product in those countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval.

The regulatory policies of the FDA and other regulatory bodies may change and additional governmental regulations may be enacted which could prevent or delay regulatory approval of the products we may distribute in the future. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, within the United States or abroad.

MANAGEMENT

Executive Officers

The name, age and position of each person who serves as an executive officer of Scivanta are set forth below and brief summaries of their business experience and certain other information with respect to each of them is set forth in the information which follows the table:

Name	Age	Position

David R. LaVance	53	Chairman of the Board, President and Chief Executive Officer

Thomas S. Gifford	39	Executive Vice President, Chief Financial Officer (Treasurer) and Secretary

There are no family relationships among the current executive officers of Scivanta. None of the current executive officers of Scivanta are directors of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940, as amended, except for Mr. LaVance, who serves as a director of Hologic, Inc. (NASDAQ: HOLX).

David R. LaVance: Mr. LaVance became Scivanta’s President and Chief Executive Officer and the Chairman of its Board of Directors on March 21, 2003. He also is the President and co-founder of Century Capital which was founded in 1997. Mr. LaVance was a Managing Director of KPMG Health Ventures, an advisory group providing investment banking services to healthcare companies from 1995 through 1997. Prior to joining KPMG Health Ventures, Mr. LaVance was a founder of Physicians Data Corporation, a startup health informatics company formed in 1994, and served as the President of Nuclear Care, Inc., a nuclear imaging clinical services provider from 1992 through 1995. Before founding Nuclear Care, Mr. LaVance held a series of operating positions with Dornier MedTech America, Inc., a medical device company that specializes in lithotriptors and other medical devices, ultimately serving as the President of Dornier MedTech in Japan. Mr. LaVance currently is a member of the Board of Directors of Hologic, Inc. (NASDAQ: HOLX), a publicly traded medical device company specializing in digital imaging. Mr. LaVance received a B.A. degree from Furman University and a J.D. degree from Washington College of Law of the American University.

Thomas S. Gifford: Mr. Gifford became Scivanta’s Executive Vice President, Chief Financial Officer (Treasurer) and a director on March 21, 2003. He later became the Secretary of Scivanta on July 22, 2003. Mr. Gifford is also the Vice President and co-founder of Century Capital. He is a licensed attorney in New York and New Jersey and is a Certified Public Accountant. He was formerly a Manager and Associate Director of KPMG Health Ventures. Prior to KPMG Health Ventures, Mr. Gifford was an accountant for KPMG Peat Marwick LLP from 1990 through 1994, where he provided auditing and financial due diligence services to various publicly traded and privately held emerging technology companies. Mr. Gifford currently serves on the Board of Directors of Maloy Risk Services, Inc., a privately held insurance brokerage. Mr. Gifford received a B.S. degree from Rutgers University and a J.D. degree from Seton Hall University School of Law.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Scivanta for the fiscal years ended October 31, 2006, 2005 and 2004 of any person who served as Scivanta’s President and Chief Executive Officer during the fiscal year ended October 31, 2006 and each other executive officer of Scivanta whose total annual salary and bonus for the fiscal year ended October 31, 2006 exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensa -tion ($)	Restricted Stock Award(s) ($)	Securities Underlying Options #	LTIP Payouts ($)	All Other Compensa-tion ($)
David R. LaVance,	2006	$—	$—	$—	$—	—	$—	$—
President and Chief	2005	—	—	—	—	—	—	—
Executive Officer (1)	2004	—	—	—	—	—	—	—

Thomas S. Gifford,	2006	—	—	—	—	—	—	—
Executive Vice President,	2005	—	—	—	—	—	—	—
Chief Financial Officer	2004	—	—	—	—	—	—	—
(Treasurer) and Secretary (1)

(1)
For the fiscal years ended October 31, 2006, 2005 and 2004, Century Capital provided consulting services to Scivanta pursuant to Consulting Services Agreements. Under these Consulting Services Agreements, Scivanta paid consulting fees and other remuneration to Century Capital. Mr. LaVance and Mr. Gifford are owners and officers of Century Capital. Neither Mr. LaVance nor Mr. Gifford received any direct compensation from Scivanta for the fiscal years ended October 31, 2006, 2005 and 2004. See “Amended and Restated Consulting Services Agreement,” “Warrants Issued to Century Capital” and “Certain Relationships and Related Transactions.”

Employment Agreements

Currently, there exists no employment agreement with any of Scivanta’s executive officers. However, Scivanta and Messrs. LaVance and Gifford are in the process of negotiating employment contracts.

Amended and Restated Consulting Services Agreement

Effective February 1, 2005, Scivanta and Century Capital entered into an amended and restated Consulting Services Agreement which replaced the original Consulting Services Agreement that was entered into by such parties as of February 1, 2003. Pursuant to the amended and restated Consulting Services Agreement, Century Capital provided the services of David R. LaVance and Thomas S. Gifford as Scivanta’s corporate officers for a monthly fee of $50,000. Both Messrs. LaVance and Gifford served Scivanta as independent contractors and were not able to participate in Scivanta’s employee benefit plans.

Effective February 1, 2007, Mr. LaVance became an employee of Scivanta and will continue to serve as Scivanta’s President and Chief Executive Officer and Mr. Gifford became an employee of Scivanta and will continue to serve as Scivanta’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Contemporaneously with Scivanta’s employment of Messrs. LaVance and Gifford, Scivanta and Century Capital terminated the amended and restated Consulting Services Agreement.

As employees of Scivanta, Mr. LaVance and Mr. Gifford will each receive a base salary of $275,000 per annum, will be entitled to receive an annual bonus based on achievement of objectives agreed to by the Board of Directors and Messrs. LaVance and Gifford and will be able to participate in Scivanta’s employee benefit plans.

Stock Option Plans

2002 Equity Incentive Plan

On July 5, 2002, the stockholders approved Scivanta’s 2002 Equity Incentive Plan (the “2002 Equity Incentive Plan”), effective as of January 1, 2002. The 2002 Equity Incentive Plan was placed into effect in order to promote the long-term success of Scivanta and to (1) encourage employees, independent directors and consultants of ours to focus on critical long-term objectives, (2) encourage the attraction and retention of employees, independent directors and consultants with exceptional qualifications, and (3) link employees, independent directors and consultants directly to stockholders’ interests through increased stock ownership.

The 2002 Equity Incentive Plan provides for awards in the form of restricted shares, incentive stock options, non-qualified stock options and stock appreciation rights. The aggregate number of shares of common stock which may be awarded under the 2002 Equity Incentive Plan is 2,000,000. As of October 15, 2007, up to 530,000 shares of Scivanta’s common stock could be awarded under the 2002 Equity Incentive Plan.

2007 Equity Incentive Plan

On May 31, 2007, the stockholders approved Scivanta’s 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”). The 2007 Equity Incentive Plan was placed into effect in order to encourage and enable employees and directors of ours to acquire or increase their holdings of common stock and to promote these individual’s interests in us thereby enhancing the efficiency, soundness, profitability, growth and stockholder value of Scivanta.

The 2007 Equity Incentive Plan provides for awards in the form of restricted shares, incentive stock options, non-qualified stock options and stock appreciation rights. The aggregate number of shares of common stock which may be awarded under the 2007 Equity Incentive Plan is 3,000,000, subject to adjustment as provided in the 2007 Equity Incentive Plan. As of October 15, 2007, up to 3,000,000 shares of Scivanta’s common stock could be awarded under the 2007 Equity Incentive Plan.

Options Granted to Executive Officers

On February 5, 2007, Scivanta granted a non-qualified stock option to purchase 500,000 shares of common stock pursuant to Scivanta’s 2002 Equity Incentive Plan to each of Messers. LaVance and Gifford. An aggregate amount of 1,000,000 shares of common stock could be granted pursuant to these options. Each option has a ten year term and is exercisable at $0.20 per share.

The shares of common stock underlying each option vest as follows: 14,000 shares vest on the last day of each month commencing February 28, 2007 through December 31, 2009 and the remaining 10,000 shares vest on January 31, 2010. The vesting of 275,000 shares underlying each option will be accelerated as follows: (1) 25,000 shares upon execution of a Board-approved agreement between Scivanta and a medical device company for the purpose of collaboration on the development of the HCMS or the distribution of the HCMS; (2) 100,000 shares upon Scivanta’s receipt of approval from the United States Food and Drug Administration to market the HCMS; (3) 50,000 shares upon Scivanta’s receipt of cash in the amount of $2,000,000 (whether by debt, equity or otherwise) for use in the development and/or marketing of the HCMS, the payment of general and administrative expenses and for other purposes; (4) 50,000 shares upon Scivanta’s acquisition of a product or technology other than the HCMS; and (5) 50,000 shares upon Scivanta’s receipt of cash in the amount of $3,000,000 (whether by debt, equity or otherwise) for use in the development and/or marketing of the HCMS or any other acquired product, the payment of general and administrative expenses and for other purposes.

On June 29, 2007, 25,000 shares of common stock underlying each option vested due to Scivanta’s execution of its development agreement with Ethox (see Catheter Development Agreement). As a result of this accelerated vesting, the remaining unvested shares of common stock underlying each option vest as follows: 14,000 shares vest on the last day of each month through October 31, 2009 and the remaining 13,000 shares vest on November 30, 2009.

In the event of a change in control of Scivanta, as defined in the options, each of the options becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the options will be unregistered securities.

Each option had a fair value of approximately $96,203 at the date of grant. As of October 15, 2007, an aggregate of 274,000 shares of common stock underlying the options were available for purchase and an aggregate of 726,000 shares of common stock underlying the options were unvested and not available for purchase.

Stock Options Granted to Non-Executive Officers

On February 5, 2007, Scivanta granted a non-qualified stock option to purchase 100,000 shares of common stock pursuant to Scivanta’s 2002 Equity Incentive Plan to Allan J. Jones, our controller. The option has a ten year term and is exercisable at $0.20 per share. The shares of common stock underlying the option vest as follows: 33,333 shares vest on December 31, 2007; 33,333 shares vest on December 31, 2008 and 33,334 shares vest on December 31, 2009.

In the event of a change in control of Scivanta, as defined in the option, the option becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the option will be unregistered securities.

The option had a fair value of approximately $19,241 at the date of grant. As of October 15, 2007, all 100,000 shares of common stock underlying the option were unvested and not available for purchase.

Warrants Issued to Century Capital

Warrant Dated February 1, 2003

On February 1, 2003, a warrant to purchase 1,500,000 shares of common stock of Scivanta was issued to Century Capital. The warrant has a ten year term and was exercisable at the original underlying purchase price of $1.34 per share until February 1, 2013. The per share purchase price was subject to certain pricing adjustments which included an adjustment if the average closing price of Scivanta’s common stock over a period of thirty days was less than the then existing underlying purchase price. A total of 375,000 shares of common stock underlying the warrant vested immediately upon issuance with another 46,875 shares vesting on and after the last day of each month commencing February 28, 2003 and ending January 31, 2005. Based upon the underlying features of the warrant, management determined that the best estimate of fair value was to utilize the intrinsic value method using the ultimate lowest exercise price to account for the value of this warrant issuance. As such, Scivanta recorded consulting expense as the warrant shares vested with the initial vesting of 375,000 warrant shares on February 1, 2003 and 46,875 warrant shares vesting at the end of each month from February 28, 2003 through January 31, 2005.

The underlying purchase price adjusted to $0.02 per share as of November 1, 2004 when Century Capital exercised its right to purchase 421,876 shares of Scivanta’s common stock underlying the warrant. The $8,438 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment. On February 25, 2005, Century Capital exercised its right to purchase 140,624 shares of Scivanta’s common stock underlying the warrant at $0.02 per share. The $2,812 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

As of January 31, 2005, all of the shares of common stock underlying the warrant had vested. As of February 25, 2005, all 1,500,000 shares underlying the warrant had been purchased.

Warrant Dated May 14, 2004

On May 14, 2004, Scivanta issued Century Capital a ten year, non-cancelable warrant to purchase 700,000 shares of common stock at a purchase price of $0.04 per share. 100,000 shares of common stock underlying the warrant became available for purchase as of May 14, 2004; 100,000 shares of common stock became available for purchase upon Scivanta’s receipt of at least $2,000,000 in cumulative proceeds related to the litigation with respect to Scivanta’s exclusive right to distribute the hormone replacement therapy drug, Syntest; 100,000 shares of common stock became available for purchase upon the filing of Scivanta’s annual report on Form 10-KSB for the fiscal year ended October 31, 2002; 100,000 shares of common stock became available for purchase upon the filing of Scivanta’s quarterly reports on Form 10-QSB for the quarters ended January 31, 2003, April 30, 2003 and July 31, 2003; 100,000 shares of common stock became available for purchase upon Scivanta’s receipt of at least $500,000 in cumulative proceeds from the litigation against certain former officers, directors and others and/or the litigation against the Rosenberg, Rich, Baker, Berman & Company and Koenig, Russo & Associates accounting firms; 100,000 shares of common stock became available for purchase upon Scivanta becoming eligible to register its common stock pursuant to the Securities Act of 1933, as amended; and 100,000 shares of common stock became available for purchase upon the acquisition by Scivanta of a product or line of business. The warrant contains certain limited registration rights. The warrant had a fair value of approximately $44,211 at the date of issuance.

On November 1, 2004, Century Capital exercised its right to purchase 200,000 shares of common stock underlying the warrant. Of the shares purchased, 100,000 shares of common stock became available for purchase on May 14, 2004, the issuance date of the warrant, and the other 100,000 shares of common stock became available for purchase during the fiscal year ended October 31, 2004 as a result of Scivanta’s receipt of $500,000 of cumulative proceeds from the litigation against certain former officers, directors and others which occurred in 2004. The $8,000 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

On November 13, 2006, Century Capital exercised its right to purchase 300,000 shares of common stock underlying the warrant. Of the shares of common stock purchased, 100,000 shares of common stock became available for purchase on November 24, 2005, the date Scivanta filed its annual report on Form 10-KSB for the fiscal year ended October 31, 2002. In addition, 100,000 shares of common stock became eligible for purchase on May 27, 2006, the date Scivanta filed its quarterly reports on Form 10-QSB for the quarters ended January 31, 2003, April 30, 2003 and July 31, 2003 and the other 100,000 shares of common stock became available for purchase on November 10, 2006, the date Scivanta acquired the exclusive world-wide rights to develop, make and sell the HCMS. The $12,000 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

On January 29, 2007, Scivanta filed with the Securities and Exchange Commission its annual report on Form 10-KSB for the fiscal year ended October 31, 2006. As a result, Scivanta became current with its periodic report filings with the Securities and Exchange Commission and, thereby, is eligible to register shares of common stock pursuant to the Securities Act of 1933, as amended. Consequently, 100,000 shares of common stock available for purchase under the warrant vested as of January 29, 2007. In addition, on March 27, 2007, Scivanta received the final payment of $2,550,000 from the Syntho Group related to the settlement of the Syntest litigation. Accordingly, 100,000 shares of common stock available for purchase under the warrant vested as of March 27, 2007.

As of October 15, 2007, 500,000 shares of common stock underlying the warrant had been purchased and 200,000 shares of common stock underlying the warrant were available for purchase.

Warrant Dated February 25, 2005

On February 25, 2005, a warrant to purchase 500,000 shares of common stock was issued to Century Capital. The warrant had a ten year term and was exercisable at $0.03 per share until February 25, 2015. The warrant vested as follows: (a) 250,000 of the shares of common stock underlying the warrant became available for purchase as of February 25, 2005; (b) an additional 20,833 of the shares of common stock underlying the warrant became available for purchase on the last day of each month commencing February 28, 2005 and ending December 31, 2005; and (c) 20,837 of the shares of common stock underlying the warrant became available for purchase on January 31, 2006. The warrant contained standard anti-dilution provisions and limited registration rights. The warrant had a fair value of approximately $10,674 at the date of issuance.

On February 25, 2005, Century Capital exercised its right to purchase 250,000 shares of common stock underlying the warrant. The $7,500 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against amounts due and owing to Century Capital related to deferred monthly consulting fees.

On both May 20, 2005 and August 25, 2005, Century Capital exercised its right and purchased 62,500 shares of common stock (125,000 shares of common stock in total). The $3,750 due to Scivanta from Century Capital as a result of these exercises was offset by Scivanta against deferred monthly consulting fees due to Century Capital.

On November 13, 2006, Century Capital exercised its right to purchase 125,000 shares of common stock underlying the warrant. The $3,750 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment. As of November 13, 2006, all 500,000 shares underlying the warrant had been purchased.

Board of Directors

The name, age, principal occupation or employment and biographical information of each person who serves on the board of directors of Scivanta are set forth below:

Name and Address	Age	Principal Occupation or Employment

David R. LaVance	53	Chairman of the Board, President and Chief Executive Officer

Thomas S. Gifford	39	Executive Vice President, Chief Financial Officer (Treasurer), Secretary and Director

Richard E. Otto	57	Consultant

Lawrence M. Levy	69	Senior Counsel at Brown Rudnick Berlack Israels LLP

Anthony Giordano, III	42	Executive Vice President and Chief Financial Officer of Central Jersey Bancorp and Central Jersey Bank, National Association

There are no family relationships among the directors of Scivanta. None of the current directors of Scivanta are directors of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940, as amended, except for Mr. LaVance and Mr. Levy, who serve as directors of Hologic, Inc. (NASDAQ: HOLX).

Biographical Information

David R. LaVance: See “Executive Officers.”

Thomas S. Gifford: See “Executive Officers.”

Richard E. Otto: Mr. Otto was elected as a director of Scivanta on May 6, 2003. He has been a consultant since June 2007. Since January 2002, Mr. Otto served as the Chief Executive Officer and a director of Corautus Genetics Inc., a publicly traded biopharmaceutical company, and its predecessor Vascular Genetics Inc., until June 2007 when Corautus merged with VIA Pharmaceuticals, Inc., a publicly traded biotechnology company (NASDAQ: VIAP). From June 1995 through April 1998, he was Chief Executive Officer and director of CardioDynamics International Corporation (NASDAQ: CDIS), a publicly traded company that develops, manufactures and markets noninvasive heart-monitoring devices. Mr. Otto has served as a consultant to the founder of WebMD and as a consultant to key management positions with Cardiac Pacemakers Inc. (now a Guidant company). Mr. Otto also held positions at Intermedics, Inc., Medtronic Inc., and Eli Lilly and Company. Mr. Otto currently serves as a director and Chairman of ImaRx Therapeutics, a privately-held company engaged in medical technology development. He received a B.S. degree from the University of Georgia.

Lawrence M. Levy: Mr. Levy was elected as a director of Scivanta on March 15, 2007. He has been Senior Counsel at Brown Rudnick Berlack Israels LLP, an international law firm, since February 2005 and, for more than 30 years before that, had been a Partner at Brown Rudnick, specializing in corporate and securities law. Mr. Levy is also a member of the Boards of Directors of Hologic, Inc. (NASDAQ: HOLX), a publicly traded medical device company specializing in digital imaging, Option N.V. of Belgium, a broadband wireless company specializing in data cards, embedded wireless modules, fixed mobile devices and related software and the Facing History and Ourselves National Foundation. Mr. Levy received a B.A. from Yale University and a L.L.B. from Harvard Law School.

Anthony Giordano, III: Mr. Giordano was elected as a director of Scivanta on March 15, 2007. He has served as the Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Central Jersey Bancorp (formerly Monmouth Community Bancorp), a publicly traded bank holding company (NASDAQ: CJBK), since January 1, 2005.  Prior to the consummation of the combination of Monmouth Community Bancorp and Allaire Community Bank on January 1, 2005, he served as an Executive Vice President and the Chief Financial Officer, Treasurer and Secretary of Monmouth Community Bancorp and its bank subsidiary, Monmouth Community Bank, N.A.  Prior to joining Monmouth Community Bank, N.A. in May 1998, Mr. Giordano was employed by PNC Bank (formerly Midlantic Bank), where he served as Real Estate Banking Officer from 1996 to 1998 and Senior Accountant/Financial Analyst from 1994 to 1996.  From 1988 to 1994, Mr. Giordano served in various positions at Shadow Lawn Savings Bank, including Budget and Financial Planning Manager and Financial Analyst.  Mr. Giordano received a M.B.A degree from Monmouth University and a B.S. degree in finance from Kean University.

Term of Board of Directors

Each of our directors shall serve on the board of directors for a term of one year or until the next annual meeting of the stockholders of Scivanta.

Director Compensation

Currently, Scivanta does not provide any cash compensation to its directors. Scivanta has, in prior fiscal years, issued to each of the outside directors warrants to purchase shares of Scivanta’s common stock. During the fiscal year ended October 31, 2006, Scivanta did not issue any warrants to purchase shares of its common stock to the outside directors.

Warrants Issued to Directors

Warrants Dated July 24, 2003

On July 24, 2003, a warrant to purchase 200,000 shares of common stock was issued to each of its then outside directors, James G. Aaron, Richard E. Otto, John A. Moore and Salvatore J. Badalamenti. An aggregate amount of 800,000 shares of common stock could be issued pursuant to these warrants. Each warrant has a five year term and is exercisable at $0.26 per share until July 24, 2008. The shares of common stock underlying each warrant vested on the date of issuance (66,666 shares of common stock), on the first anniversary of the date of issuance (66,666 shares of common stock) and on the second anniversary of the date of issuance (66,668 shares of common stock). Each warrant contains standard anti-dilution provisions and limited registration rights. The warrants had an aggregate fair value of approximately $155,138 at the date of issuance.

On February 19, 2007, James G. Aaron exercised his right to purchase 66,660 shares of common stock underlying the warrant that was issued to him. Scivanta received $17,334 in connection with the issuance of these shares of common stock. As of October 15, 2007, an aggregate of 66,666 shares of common stock underlying the warrants had been purchased, an aggregate of 533,332 shares of common stock were available for purchase under the warrants and an aggregate of 200,002 shares of common stock underlying the warrants had been cancelled.

Warrants Dated May 14, 2004

On May 14, 2004, a warrant to purchase 200,000 shares of common stock was issued to each of its then outside directors, Richard E. Otto, John A. Moore and Salvatore J. Badalamenti. An aggregate amount of 600,000 shares of common stock could be issued pursuant to these warrants. Each warrant has a five year term and is exercisable at $0.04 per share until May 14, 2009. The shares of common stock underlying each warrant vested on the date of issuance (66,600 shares of common stock) and on the first anniversary of the date of issuance (133,400 shares of common stock). Each warrant contains standard anti-dilution provisions and limited registration rights. The warrants had an aggregate fair value of approximately $32,137 at the date of issuance.

On February 25, 2005, John A. Moore exercised his right to purchase 66,600 shares of common stock underlying the warrant that was issued to him. Scivanta received $2,664 in connection with the issuance of these shares of common stock. In addition, on April 20, 2007, Mr. Moore exercised his right to purchase 133,400 shares of common stock underlying the warrant that was issued to him. Scivanta received $5,336 in connection with the issuance of these shares of common stock. As of October 15, 2007, an aggregate of 200,000 shares of common stock underlying the warrants had been purchased, an aggregate of 266,600 shares of common stock underlying the warrants were available for purchase and an aggregate of 133,400 shares of common stock underlying the warrants had been cancelled.

Warrants Dated February 25, 2005

On February 25, 2005, a warrant to purchase 200,000 shares of common stock was issued to each of its then outside directors, Richard E. Otto and John A. Moore. An aggregate amount of 400,000 shares of common stock could be issued pursuant to these warrants. Each warrant has a five year term and is exercisable at $0.03 per share until February 25, 2010. The shares of common stock underlying each warrant vested on the date of issuance (100,000 shares of common stock) and on the first anniversary of the date of issuance (100,000 shares of common stock). Each warrant contains standard anti-dilution provisions and limited registration rights. The warrants had an aggregate fair value of approximately $6,378 at the date of issuance.

On February 25, 2005, John A. Moore exercised his right to purchase 100,000 shares of common stock underlying the warrant that was issued to him. Scivanta received $3,000 in connection with the issuance of these shares of common stock. In addition, on April 20, 2007, Mr. Moore exercised his right to purchase 100,000 shares of common stock underlying the warrant that was issued to him. Scivanta received $3,000 in connection with the issuance of these shares of common stock. As of October 15, 2007, an aggregate of 200,000 shares of common stock underlying the warrants had been purchased and an aggregate of 200,000 shares of common stock underlying the warrants were available for purchase.

Warrants Dated February 5, 2007

Richard E. Otto Warrant. On February 5, 2007, Scivanta issued a warrant to purchase 209,000 shares of Scivanta’s common stock to Richard E. Otto, a member of the board of directors of Scivanta, as consideration for his service to Scivanta in 2006 and his continued service through 2007. The warrant has a five year term and is exercisable at $0.20 per share. The shares of common stock underlying the warrant vest or vested as follows: 100,000 shares vested immediately on February 5, 2007; 7,250 shares vested on March 31, 2007; 7,250 shares vested on June 30, 2007; 7,250 shares vested on September 30, 2007; 27,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010.

In the event of a change in control of Scivanta, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The warrant had a fair value of approximately $40,213 at the date of issuance. As of October 15, 2007, 121,750 shares underlying the warrant were available for purchase and 87,250 shares underlying the warrant were unvested and were not yet available for purchase.

John A. Moore Warrant. On February 5, 2007, Scivanta issued a warrant to purchase 100,000 shares of Scivanta’s common stock to John A. Moore, a former member of the board of directors of Scivanta, as consideration for his service to Scivanta in 2006. The warrant has a five year term and is exercisable at $0.20 per share. All shares of common stock underlying the warrant vested on February 5, 2007. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The warrant had a fair value of approximately $19,241 at the date of issuance. As of October 15, 2007, all 100,000 shares underlying the warrant were available for purchase (see Note 7).

Warrants Dated March 15, 2007

Lawrence M. Levy Warrant. On March 15, 2007, Scivanta issued a warrant to purchase 105,000 shares of Scivanta’s common stock to Lawrence M. Levy as consideration for his service as a member of Scivanta’s board of directors and his service as a member of the audit committee and compensation committee of the board of directors in 2007. The warrant has a five year term and is exercisable at $0.25 per share. The shares of common stock underlying the warrant vest or vested as follows: 6,250 shares vested on March 31, 2007; 6,250 shares vested on June 30, 2007; 6,250 shares vested on September 30, 2007; 26,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010.

In the event of a change in control of Scivanta, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The warrant had a fair value of approximately $24,827 at the date of issuance. As of October 15, 2007, 18,750 shares underlying the warrant were available for purchase and 86,250 shares underlying the warrant were unvested and were not yet available for purchase.

Anthony Giordano, III Warrant. On March 15, 2007, Scivanta issued a warrant to purchase 109,000 shares of Scivanta’s common stock to Anthony Giordano, III as consideration for his service as a member of Scivanta’s board of directors and his service as the chairman of the audit committee and member of the compensation committee of the board of directors in 2007. The warrant has a five year term and is exercisable at $0.25 per share. The shares of common stock underlying the warrant vest or vested as follows: 7,250 shares vested on March 31, 2007; 7,250 shares vested on June 30, 2007; 7,250 shares vested on September 30, 2007; 27,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010.

In the event of a change in control of Scivanta, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The warrant had a fair value of approximately $25,772 at the date of issuance. As of October 15, 2007, 21,750 shares underlying the warrant were available for purchase and 87,250 shares underlying the warrant were unvested and were not yet available for purchase.

RELATED PARTY TRANSACTIONS

Amended and Restated Consulting Services Agreement with Century Capital

David R. LaVance, Scivanta’s Chairman, President and Chief Executive Officer, and Thomas S. Gifford, Scivanta’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary, are principals of Century Capital, a consulting firm. Effective February 1, 2007, the Consulting Services Agreement, as amended and restated, between Scivanta and Century Capital terminated and Messers. LaVance and Gifford became employees of Scivanta. Mr. LaVance continues to serve as Scivanta’s President and Chief Executive Officer and Mr. Gifford continues to serve as Scivanta’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. As employees of Scivanta, each of Mr. LaVance and Mr. Gifford will receive a base salary of $275,000 per annum, will be entitled to receive an annual bonus based on achievement of performance objectives agreed to by the compensation committee of Scivanta’s board of directors and will be able to participate in Scivanta’s employee benefit plans. Scivanta and Messers. LaVance and Gifford are in the process of negotiating employment contracts. Although Messers. LaVance and Gifford remain principals of Century Capital, substantially all of their time is devoted to the performance of their duties as officers and directors of Scivanta.

For the nine months ended July 31, 2007, Scivanta was billed $150,000 for consulting services rendered by Century Capital and Scivanta recorded $25,000 of consulting expense related to the annual bonus due to Century Capital for the one year period commencing February 1, 2006 and ending January 31, 2007. Scivanta also reimbursed Century Capital for expenses incurred in conjunction with performing the consulting services. As of July 31, 2007, all amounts due to Century Capital from Scivanta related to the amended and restated Consulting Services Agreement had been paid and Scivanta owed Century Capital $1,148 for expenses, which were paid by Scivanta subsequent to the quarter ended July 31, 2007.

For the fiscal year ended October 31, 2006, Scivanta was billed $600,000 for consulting services rendered by Century Capital and Scivanta recorded $75,000 of consulting expense related to the annual bonus due to Century Capital for the one year period commencing February 1, 2006 and ending January 31, 2007. During the fiscal year ended October 31, 2006, Scivanta also reimbursed Century Capital for expenses incurred in conjunction with performing the consulting services.

For the fiscal year ended October 31, 2005, Scivanta was billed $675,000 for consulting services rendered by Century Capital and Scivanta recorded $31,250 of consulting expense related to the annual bonus due to Century Capital, pursuant to the Consulting Services Agreement, for the one year period commencing February 1, 2004 and ending January 31, 2005. During the fiscal year ended October 31, 2005, Scivanta also reimbursed Century Capital for expenses incurred in conjunction with performing the consulting services and issued Century Capital a warrant to purchase 500,000 shares of common stock.

Shared Services Agreement and Sublease Agreement with Century Capital

On May 1, 2004, Scivanta and Century Capital entered into a Shared Services Agreement whereby Scivanta rented three fully furnished, business equipped offices approximating 340 square feet inside Century Capital’s existing offices. This agreement had a month to month term that required sixty days written notice to terminate and a monthly rental fee of $2,500. Effective February 1, 2007, the Shared Services Agreement between Scivanta and Century Capital was terminated and replaced with a Sublease Agreement. Pursuant to the Sublease Agreement, Scivanta rents office space approximating 2,000 square feet inside Century Capital’s existing offices. In addition, Scivanta rents office furniture and other equipment from Century Capital. This agreement has a month to month term that requires sixty days written notice to terminate and a monthly rental fee of $5,000. Scivanta is responsible for all operating costs associated with the office space, including utilities, maintenance and property taxes.

During the nine months ended July 31, 2007, Scivanta was billed $41,301 pursuant to the terms of the Shared Services Agreement and the Sublease Agreement. As of July 31, 2007, all amounts due to Century Capital from Scivanta related to the Shared Services Agreement had been paid and Scivanta owed Century Capital $929 for expenses related to the Sublease Agreement, which were paid by Scivanta subsequent to the quarter ended July 31, 2007.

During both the fiscal year ended October 31, 2006 and the fiscal year ended October 31, 2005, Scivanta was billed $30,000 for rent pursuant to the Shared Services Agreement.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Scivanta consists of 100,000,000 shares of common stock, par value $0.001 per share.

Common Stock

As of October 15, 2007, there were 25,750,444 shares of common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and there is no cumulative voting for the election of our board of directors. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. Upon our liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share ratably in our assets that are legally available for distribution, after payment of all debts and other liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our capital stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Standard Registrar & Transfer Company, 12528 South 1840, East Draper, Utah 84020.

SELLING STOCKHOLDERS

We are registering for offer and sale 6,048,034 shares of our common stock consisting of: (a) 566,600 shares of common stock issuable upon the exercise of warrants; (b) 1,341,668 shares of common stock issuable upon the conversion of convertible debentures and the payment of interest that may accrue annually during the term of such convertible debentures; and (c) 4,139,766 shares of common stock held by certain of our existing stockholders. The following table presents the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by each of the selling stockholders as of October 15, 2007. To the best of our knowledge, the named selling stockholders are the beneficial owners and have sole voting and investment power over all shares or rights to the shares reported.

Name of Beneficial Owner	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock Being Offered		Shares of Common Stock Owned After the Offering (1)		Percent of Class to be Owned After Offering is Completed (1)
Richard S. Rimer	2,801,648		2,532,600		269,048		1.04%
John A. Moore	1,580,500	(2)	1,580,500	(2)	—		0%
James G. Aaron	130,166	(3)	66,666		63,500	(3)	*
Buckman, Buckman & Reid, Inc.	200,000		200,000		—		0%
Red Bank Capital, LLC	10,000		10,000		—		0%
Georgia Capital Management, Inc.	1,185,179	(4)(5)	50,000		1,135,179	(4)(5)(6)	4.40%
Chartwell Partners, LLP	1,185,179	(4)(5)	67,083	(5)	1,118,096	(4)(5)(7)	4.33%
Jess Austin	268,333	(8)	268,333	(8)	—		0%
Andy and Gwen Whiteman, JTWROS	134,167	(9)	134,167	(9)	—		0%
Alan Eicoff	444,717	(10)	134,167	(10)	310,550		1.20%
Jack W. Cumming	134,167	(9)	134,167	(9)	—		0%
Scott C. Withrow	134,167	(9)	134,167	(9)	—		0%
Terrence McQuade	134,167	(9)	134,167	(9)	—		0%
Steven Olsen	134,167	(9)	134,167	(9)	—		0%
Robert P. Reynolds	67,083	(11)	67,083	(11)	—		0%
Joshua Goldfarb and Mark Robinson	134,167	(9)	134,167	(9)	—		0%
Salvatore Badalamenti	266,600	(12)	266,600	(12)	—		0%

* Less than 1%.

(1)	Assumes all shares registered are sold.

(2)	Includes 300,000 shares currently available for purchase under the warrants issued by Scivanta to him on July 24, 2003 and February 5, 2007.

(3)
Mr. Aaron shares voting and investment power of 37,000 shares held by ERBA Co., Inc., 20,000 shares held by the Aaron Family Limited Partnership and 6,500 held by the James and Barth Aaron Family Trust. Mr. Aaron disclaims beneficial ownership of these securities except to the extent of his ownership interest in ERBA Co., Inc. and the family trust.

(4)
Includes 130,000 shares of common stock held by William Sear, 50,000 shares of common stock held by Georgia Capital Management, Inc., 394,083 shares of common stock held by Manor Oaks Capital Management, Inc. and 544,048 shares of common stock held by Chartwell Partners, LLP. Mr. Sear is the principal owner of Georgia Capital Management, Inc., Manor Oaks Capital Management, Inc. and Chartwell Partners, LLP.

(5)
Includes 67,083 shares of common stock that are issuable upon the conversion of a convertible debenture held by Chartwell Partners, LLP, including the conversion of the maximum amount of interest, which may be accrued thereon during the term of the convertible debenture. The convertible debenture is convertible into shares of common stock pursuant to the terms and conditions of the convertible debenture dated February 1, 2007. As of October 15, 2007, no portion of the issued and outstanding convertible debenture had been converted into shares of common stock.

(6)	Does not take into account the sale of any of the 67,083 shares of common stock being offered for sale by Chartwell Partners, LLP in the offering contemplated by this prospectus.

(7)	Does not take into account the sale of any of the 50,000 shares of common stock being offered for sale by Georgia Capital Management, Inc. in the offering contemplated by this prospectus.

(8)
Represents 268,333 shares of common stock that are issuable upon the conversion of a convertible debenture, including the conversion of the maximum amount of interest, which may be accrued thereon during the term of the convertible debenture. The convertible debenture is convertible into shares of common stock pursuant to the terms and conditions of the convertible debenture dated February 1, 2007. As of October 15, 2007, no portion of the issued and outstanding convertible debenture had been converted into shares of common stock.

(9)
Represents 134,167 shares of common stock that are issuable upon the conversion of a convertible debenture, including the conversion of the maximum amount of interest, which may be accrued thereon during the term of the convertible debenture. The convertible debenture is convertible into shares of common stock pursuant to the terms and conditions of the convertible debenture dated February 1, 2007. As of October 15, 2007, no portion of the issued and outstanding convertible debenture had been converted into shares of common stock.

(10)
Includes 134,167 shares of common stock that are issuable upon the conversion of a convertible debenture, including the conversion of the maximum amount of interest, which may be accrued thereon during the term of the convertible debenture. The convertible debenture is convertible into shares of common stock pursuant to the terms and conditions of the convertible debenture dated February 1, 2007. As of October 15, 2007, no portion of the issued and outstanding convertible debenture had been converted into shares of common stock.

(11)
Represents 67,083 shares of common stock that are issuable upon the conversion of a convertible, including the conversion of the maximum amount of interest, which may be accrued thereon during the term the convertible debenture. The convertible debenture is convertible into shares of common stock pursuant to the terms and conditions of the convertible debenture dated February 1, 2007. As of October 15, 2007, no portion of the issued and outstanding convertible debenture had been converted into shares of common stock.

(12)	Represents 266,600 shares currently available for purchase under the warrants issued by Scivanta to him on July 24, 2003 and May 14, 2004, respectively.

Each selling stockholder named above who is an affiliate of a registered broker-dealer has represented to Scivanta that he, she or it purchased the shares being offered by him, her or it in the ordinary course of business. Further, these selling stockholders have represented to Scivanta that at the time of the purchase of the shares being offered by them, they did not have any agreement or understanding, directly or indirectly, to distribute the shares.

Registration Rights Agreements

The convertible debentures issued by Scivanta as of February 1, 2007 contain demand registration rights upon the request of the holders of more than 50% of the aggregate principal amount of the then outstanding convertible debentures. No such request has been made by the holders of the convertible debentures, however, Scivanta has chosen to include the shares underlying the convertible debentures in this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders have not informed us of how they plan to sell their shares. However, selling stockholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices based on the prevailing market prices on the OTC Bulletin Board or at prices determined through privately negotiated transactions. Selling stockholders may sell their shares in one or more of the following kinds of transactions:

• Transactions in the over-the-counter market.

• A block trade in which a broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

• Purchases by a broker or dealer as principal and resale by a broker or dealer for its account.

• Ordinary brokerage transactions and transactions in which a broker solicits a buyer.

• In privately negotiated transactions not involving a broker or dealer.

The selling stockholders may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of our securities is prohibited from bidding for, purchasing, or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers. We intend to seek qualification for sale of the securities in those states that the securities will be offered.

To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares.

Scivanta will pay all of the expenses incident to the registration and offering of our common stock by the selling stockholders, other than commissions or discounts of underwriters, broker-dealers or agents.

LEGAL MATTERS

The legality of the securities offered in this prospectus has been passed upon by Giordano, Halleran & Ciesla, P.C., Red Bank, New Jersey.

EXPERTS

The consolidated financial statements of Scivanta Medical Corporation, formerly Medi-Hut Co., Inc., and subsidiary as of and for the years ended October 31, 2006 and 2005 included in this prospectus have been audited by Weiser LLP, independent registered public accounting firm, as stated in their report appearing with the consolidated financial statements.  These consolidated financial statements are included in reliance upon the report of Weiser LLP given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated by-laws contain provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the Nevada Revised Statutes. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Scivanta pursuant to the foregoing provisions, or otherwise, Scivanta has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered by the selling stockholders under this prospectus. The registration statement and exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Securities and Exchange Commission maintains a worldwide website on the Internet at www.sec.gov that contains reports, proxy and information statements regarding registrants that file electronically with the Securities and Exchange Commission. Copies of all or any portion of the registration statement may be obtained from the public reference section of the Securities and Exchange Commission upon payment of the prescribed fees.

INDEX TO FINANCIAL STATEMENTS

Scivanta Medical Corporation and Subsidiary
(formerly Medi-Hut Co., Inc.)

Consolidated Financial Statements

October 31, 2006

Financial Statements

July 31, 2007

Balance Sheets as of July 31, 2007 (unaudited) and October 31, 2006	F-30

Statements of Operations (unaudited)
for the Three and Nine Months Ended July 31, 2007 and 2006	F-31

Statements of Cash Flows (unaudited)
for the Nine Months Ended July 31, 2007 and 2006	F-32

Notes to the Unaudited Financial Statements	F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Scivanta Medical Corporation

We have audited the accompanying consolidated balance sheets of Scivanta Medical Corporation, formerly Medi-Hut Co., Inc., and subsidiary (the “Company”) as of October 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the two years in the period ended October 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Scivanta Medical Corporation and subsidiary as of October 31, 2006 and 2005 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended October 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Weiser LLP

New York, New York

January 23, 2007

Scivanta Medical Corporation and Subsidiary
(formerly Medi-Hut Co., Inc.)
Consolidated Balance Sheets

	October 31, 2006	October 31, 2005
Assets
Current assets:
Cash and cash equivalents	$680,381	$612,076
Prepaid insurance and other	13,005	14,645
Note receivable, current portion	150,000	600,000

Total current assets	843,386	1,226,721

Other assets:
Note receivable, net of current portion	—	150,000
Other	791	33,864

Total other assets	791	183,864

Total assets	$844,177	$1,410,585
Liabilities
Current liabilities:
Accounts payable	$179,309	$106,209
Accounts payable - related party	481,456	287,132
Accrued expenses	110,039	139,618
Accrued expenses - related party	75,000	—
Convertible debentures	300,000	—

Total current liabilities	1,145,804	532,959

Long term liabilities:
Convertible debentures	—	300,000

Commitments and contingencies

Stockholders' Equity (Deficiency)
Common stock, $.001 par value; 100,000,000 shares authorized; 21,276,090 shares issued and outstanding	21,276	21,276
Additional paid in capital	19,766,486	19,766,486
Deferred compensation	(18,947)	(37,018)
Accumulated deficit	(20,070,442)	(19,173,118)

Total stockholders' (deficiency) equity	(301,627)	577,626

Total liabilities and stockholders' equity (deficiency)	$844,177	$1,410,585

The accompanying notes are an integral part of these consolidated financial statements.

Scivanta Medical Corporation and Subsidiary
(formerly Medi-Hut Co., Inc.)
Consolidated Statements of Operations

	Years Ended October 31,
	2006	2005

Net sales	$—	$—
Cost of sales	—	—
Gross profit	—	—

Operating expenses:
General and administrative	1,288,869	1,414,390

Loss from operations	(1,288,869)	(1,414,390)

Proceeds from settlement of litigation	433,500	300,000
Loss on sale and disposal of property and equipment	(17,956)	—
Interest income	—	705
Interest expense	(23,999)	(13,808)

Net loss	$(897,324)	$(1,127,493)

Net loss per common share, basic and diluted	$(0.04)	$(0.07)

Weighted average number of common shares outstanding, basic and diluted	21,276,090	16,544,417

The accompanying notes are an integral part of these consolidated financial statements.

Scivanta Medical Corporation and Subsidiary
(formerly Medi-Hut Co., Inc.)
Consolidated Statements of Stockholders’ Equity (Deficiency)
For the Fiscal Years Ended October 31, 2006 and 2005

						Total
	Common Stock		Additional			Stockholders'
	Number	$0.001	Paid in	Deferred	Accumulated	Equity
	of Shares	Par Value	Capital	Compensation	Deficit	(Deficiency)

Balance at October 31, 2004	13,801,990	$13,802	$19,454,635	$(91,054)	$(18,045,625)	$1,331,758

Cancellation of warrants issued to a former director			(14,794)	14,794		—

Shares issued to Century Capital for partial exercise of warrant dated February 1, 2003	562,500	562	10,689			11,251

Shares issued to Century Capital for partial exercise of warrant dated May 14, 2004	200,000	200	7,800			8,000

Common stock retired - settlement of lawsuits with former officers	(30,000)	(30)	30			—

Shares issued to Century Capital for partial exercise of warrant dated February 25, 2005	375,000	375	10,874			11,249

Shares issued to Century Capital for annual bonus due for the one year period commencing February 1, 2003 and ending January 31, 2004	500,000	500	14,500			15,000

Shares issued to Century Capital as payment of monthly consulting fees	1,600,000	1,600	56,400			58,000

Shares issued to John A. Moore for partial exercise of warrant dated May 14, 2004	66,600	67	2,597			2,664

Shares issued to John A. Moore for partial exercise of warrant dated February 25, 2005	100,000	100	2,900			3,000

Shares issued to Dr. William Sear for exercise of warrant dated May 11, 2005	100,000	100	4,900			5,000

Shares issued in connection with the August 25, 2005 private placement of common stock	4,000,000	4,000	194,450			198,450

Scivanta Medical Corporation and Subsidiary
(formerly Medi-Hut Co., Inc.)
Consolidated Statements of Stockholders’ Equity (Deficiency)
For the Fiscal Years Ended October 31, 2006 and 2005
(Continued)

						Total
	Common Stock		Additional			Stockholders'
	Number	$0.001	Paid in	Deferred	Accumulated	Equity
	of Shares	Par Value	Capital	Compensation	Deficit	(Deficiency)

Consulting expense - warrant issued to Century Capital and warrant issued to Dr. William Sear			4,453			4,453

Deferred compensation - warrants issued to Century Capital and to directors			17,052	(17,052)		—

Amortization of deferred compensation				56,294		56,294

Net loss					(1,127,493)	(1,127,493)

Balance at October 31, 2005	21,276,090	21,276	19,766,486	(37,018)	(19,173,118)	577,626

Amortization of deferred compensation				18,071		18,071

Net loss					(897,324)	(897,324)

Balance at October 31, 2006	21,276,090	$21,276	$19,766,486	$(18,947)	$(20,070,442)	$(301,627)

The accompanying notes are an integral part of these consolidated financial statements.

Scivanta Medical Corporation and Subsidiary
(formerly Medi-Hut Co., Inc.)
Consolidated Statements of Cash Flows

	Years Ended October 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(897,324)	$(1,127,493)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,617	8,648
Amortization of deferred compensation	18,071	56,294
Consulting expense related to warrants	—	4,453
Loss on sale and disposal of property and equipment	17,956	—
Changes in operating assets and liabilities:
Accounts receivable	—	5,369
Prepaid insurance and other	1,640	21,037
Income tax refund	—	38,246
Accounts payable	73,100	(12,401)
Accounts payable - related party	194,324	129,012
Accrued expenses	(29,579)	35,858
Accrued expenses - related party	75,000	—
Net cash used in operating activities	(534,195)	(840,977)

Cash flows from investing activity:
Proceeds from sale of distribution rights	600,000	250,000
Proceeds from sale of property and equipment	2,500	—
Net cash provided by investing activities	602,500	250,000

Cash flows from financing activities:
Proceeds from note payable	—	52,520
Repayment of note payable	—	(52,520)
Proceeds from exercise of warrants	—	10,664
Proceeds from issuance of convertible debentures	—	300,000
Net proceeds from issuance of common stock	—	198,450
Net cash provided by financing activities	—	509,114
Increase (decrease) in cash and cash equivalents	68,305	(81,863)
Cash and cash equivalents - beginning of period	612,076	693,939
Cash and cash equivalents - end of period	$680,381	$612,076
Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$—	$1,710

Cash paid during the period for income taxes	$500	$500

Noncash financing activity:
Issuance of common stock as payment of amounts due to related party	$—	$103,500

The accompanying notes are an integral part of these consolidated financial statements.

Scivanta Medical Corporation and Subsidiary
(formerly Medi-Hut Co., Inc.)
Notes to the Consolidated Financial Statements

1.	Organization and Description of Business

On January 4, 2007, Medi-Hut Co., Inc. changed its name to Scivanta Medical Corporation “Scivanta” or the “Company”). Scivanta is a Nevada corporation headquartered in Spring Lake, New Jersey. The Company was incorporated in the State of New Jersey in November 1982. On January 28, 1998, the Company entered into an Agreement and Plan of Reorganization with Indwest, Inc., a Utah corporation, whereby the Company changed its domicile to the State of Utah and became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On February 2, 1998, the Company completed a second change of domicile transaction and became a Delaware corporation, and, in the fall of 2001, completed a third and final change of domicile transaction and became a Nevada corporation.

On October 17, 2003, the Company formed Scivanta Corporation, a New Jersey corporation and wholly-owned subsidiary of the Company. Scivanta Corporation was formed to be an operating subsidiary of the Company, but is currently inactive.

The Company ceased selling all products during the fiscal year ended October 31, 2004 and has not had any significant recurring revenue from the sale of products since the second quarter of 2003.

On November 10, 2006, the Company acquired the exclusive world-wide rights to develop, make and sell certain proprietary technologies known as the Hickey Cardiac Monitoring System (the “HCMS”), a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The HCMS is currently in the development stage and the Company anticipates that it will take approximately 18 months to complete development and related clinical trials. In addition, the Company must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad. No assurance can be given that the Company will receive the appropriate regulatory approvals to market the HCMS. See Note 11.

2.	Basis of Presentation

On May 26, 2005, the Company closed on a private placement of 8% convertible debentures (the “Debentures”). The gross proceeds received in connection with this private placement were $300,000. See Note 9.

On August 25, 2005, the Company closed on a private placement of 4,000,000 shares of its common stock. The gross proceeds received in connection with this private placement were $200,000 ($.05 per share). See Note 8.

On October 17, 2005, the Company and Breckenridge Pharmaceutical Inc. (“Breckenridge”) entered into a purchase and settlement agreement pursuant to which the Company sold its distribution and other rights and business with respect to the hormone replacement drug, Syntest, to Breckenridge. In consideration for the sale of such rights and the other benefits provided under the purchase and settlement agreement, Breckenridge agreed to pay the Company an aggregate of $1,000,000 as follows: (1) $250,000 was paid shortly after the execution of the purchase and settlement agreement, and (2) $50,000 will be paid on the first day of each month for a 15 month period commencing on November 1, 2005 and ending on January 1, 2007. As of December 31, 2006, the Company received an aggregate of $950,000 of payments from Breckenridge pursuant to the purchase and settlement agreement. See Notes 3, 5 and 11.

On February 21, 2006, the Company entered into a settlement agreement and release with its former independent registered public accounting firm, Rosenberg, Rich, Baker, Berman & Company (“Rosenberg”), pursuant to which Rosenberg paid the Company the sum of $425,000. See Note 3.

On November 22, 2006, the Company entered into a settlement agreement and release with Syntho Pharmaceuticals Inc. (“Syntho”) and its principal owner, Muhammed Malik (collectively, the “Syntho Group”) and Intermax Pharmaceuticals, Inc. (“Intermax”) relating to the Company’s exclusive right to distribute the hormone replacement therapy drug, Syntest. As part of the settlement reached by the parties, the Syntho Group agreed to pay the Company an aggregate of $3,100,000 (the “Settlement Amount”) as follows: (1) $250,000 was paid upon the execution of the settlement agreement; (2) $100,000 will be paid on the 27th day of each month for a three month period commencing on December 27, 2006 and ending on February 27, 2007 and (3) $2,550,000 will be paid on or before March 27, 2007. A portion of the Settlement Amount, $2,850,000, is secured by a first priority mortgage on real property owned by the spouse of Muhammed Malik. As of December 31, 2006, the Company received an aggregate of $350,000 of payments from the Syntho Group pursuant to the settlement agreement. See Notes 3 and 11.

Management believes the funds received in connection with the issuance of the Debentures and the sale of common stock and the proceeds received from the settlement agreements with Breckenridge, Rosenberg and the Syntho Group, together with funds currently available to the Company, will be sufficient to support planned operations through February 1, 2008. Management believes that the Company will require additional capital to complete the development of the HCMS and to be able to acquire additional products and technologies.

3.	Litigation

The Company has been involved in several separate litigations.

Syntest Litigation. On May 12, 2003, the Company commenced an action in the United States District Court for the Eastern District of New York against Syntho and its principal owner, Muhammed Malik , Breckenridge and its principal owner, Larry Runsdorf (the “Breckenridge Group”), Scott Schrader and his affiliates, namely Schrader Associates, Bluegrass Drug LLC and Medpharm Corporation (collectively, the “Schrader Group”), relating to the Company’s exclusive right to distribute the hormone replacement therapy drug, Syntest, under an agreement with Syntho which expired no earlier than November 2006. In its complaint, the Company alleged, among other things, that Syntho permitted Breckenridge, Medpharm Corporation and Bluegrass Drug LLC to distribute Syntest in violation of its agreement with Syntho and that Scott Schrader and Schrader Associates, which had been appointed by the Company as the exclusive broker with respect to sales of Syntest to drug wholesalers, chain drug stores and managed care companies, and Scott Schrader and Schrader Associates offered discounts, incentives and rebates to customers of the Company without the Company’s authorization.

On April 21, 2004, the Company entered into a settlement agreement and limited release with the Schrader Group. Pursuant to this agreement, the Company and the Schrader Group agreed to dismiss with prejudice the actions which were pending against each other. As part of the settlement reached by the Company and the Schrader Group, the Schrader Group paid to the Company a cash payment of $375,000. In addition, the parties released each other from certain claims arising out of the distribution and sale of Syntest.

On October 17, 2005, the Company and Breckenridge entered into a purchase and settlement agreement pursuant to which the Company sold its distribution and other rights and business with respect to the hormone replacement drug, Syntest, to Breckenridge. In consideration for the sale of such rights and the other benefits provided under the purchase and settlement agreement, Breckenridge agreed to pay the Company an aggregate of $1,000,000 as follows: (1) $250,000 was paid shortly after the execution of the purchase and settlement agreement, and (2) $50,000 will be paid on the first day of each month for a 15 month period commencing on November 1, 2005 and ending on January 1, 2007. Further, pursuant to the settlement agreement, the Company and Breckenridge dismissed their actions against each other and released each other from any further claims arising out of the distribution and sale of Syntest, except as provided under the purchase and settlement agreement. As of December 31, 2006, the Company received an aggregate of $950,000 of payments from Breckenridge pursuant to the purchase and settlement agreement. See Notes 5 and 11.

Litigation Against Certain Former Officers and Directors and Others. On December 4, 2003, the Company commenced litigation in the Superior Court of New Jersey against certain of its former officers and directors, Healthgen Distributors, Inc. (formerly known as Larval Corp.), Kinray, Inc. and Santi Greco, an officer of Kinray, Inc. In its complaint, the Company alleged that Joseph A. Sanpietro, a former director and the former President and Chief Executive Officer of the Company, Vincent J. Sanpietro, a former director and the former Chief Operating Officer and Secretary of the Company, Laurence M. Simon, the former Chief Financial Officer of the Company, and Lawrence P. Marasco, the former Vice President of Sales of the Company, caused the Company to suffer significant damage and incur substantial costs by engaging in a scheme to overstate the Company’s revenues and earnings through fraudulent accounting practices. The Company also alleged in its complaint that these former officers and directors, in furtherance of their scheme to defraud, filed materially false and misleading documents with the Securities and Exchange Commission (the “SEC”) and disseminated materially false and misleading information to the general public, investors and financial advisors and brokers. In addition to the foregoing, the Company alleged in its complaint that these former officers and directors, with the assistance of Larval Corp., an entity controlled by Mr. Marasco, Kinray, Inc., a New York based pharmaceutical distributor, and Santi Greco, an officer of Kinray, Inc., committed violations of state and federal laws prohibiting forgery and fraudulent practices and otherwise participated in “racketeering activity” as that term is defined in 18 U.S.C. §1961(1) and N.J.S.A. 2C:41-1. Further, as set forth in the complaint, the Company sought payment of a promissory note in the principal amount of $575,000 issued to it by former officer and director, Robert S. Russo, plus all accrued interest thereon.

On February 4, 2004, the Company entered into a settlement and release agreement with Vincent J. Sanpietro. In exchange for a one time payment of $20,000, the return of 554,800 shares of the Company’s common stock and certain other non-monetary considerations, the Company agreed to discharge its claims against Mr. Sanpietro.

On April 14, 2004, the Company entered into a settlement and release agreement with Joseph A. Sanpietro. In exchange for a one-time payment of $60,000 and the return of 3,179,200 shares of the Company’s common stock and certain other non-monetary consideration, the Company agreed to discharge its claims against Mr. Sanpietro.

On May 14, 2004, the Company entered into a settlement and release agreement with Robert S. Russo. In exchange for a one-time payment of $300,000, the return of 125,000 shares of the Company’s common stock and other non-monetary consideration, the Company agreed to discharge its claims against Mr. Russo.

On September 16, 2004, the Company entered into a settlement agreement and release with Lawrence P. Marasco. As part of the settlement, Mr. Marasco paid to the Company the sum of $60,000, returned 405,000 shares of the Company’s common stock and agreed to provide certain other non-monetary consideration.

On November 29, 2004, the Company entered into a settlement agreement and release with Laurence M. Simon. In exchange for the return of 30,000 shares of the Company’s common stock and certain other non-monetary consideration, the Company agreed to dismiss its claims against Mr. Simon.

On January 19, 2005, the Company entered into a settlement agreement and release in connection with its action against Kinray, Inc. and its officer, Santi Greco. As part of this settlement, Kinray, Inc. agreed to pay to the Company the sum of $300,000. This settlement was entered into without any admission of liability or any inferences of wrongdoing by any settling party.

Litigation Against Former Accounting Firms. On January 9, 2004, the Company commenced litigation in the Superior Court of New Jersey against two of its former accounting firms, Rosenberg, which served as the Company’s independent registered public accounting firm from February 1998 to March 2003, excluding a three week period in early 2002, and Koenig, Russo & Associates (“Koenig”), an accounting consultant engaged by the Company to review various tax documents, financial statements and filings by the Company with the SEC. Robert S. Russo, a former officer and director of the Company and a defendant in a litigation commenced by the Company against certain of its former officers and directors on December 4, 2003, is a principal of Koenig. In its complaint, the Company, among other things, alleged that Rosenberg and Koenig, through their negligence and accounting malpractice, caused the Company to suffer significant damage and incur substantial costs.

In connection with the settlement of the Company’s separate action against Robert S. Russo in the Superior Court of New Jersey (see “Litigation Against Certain Former Officers and Directors and Others”), on May 14, 2004, the Company entered into a settlement and release agreement with Koenig. In exchange for certain non-monetary consideration, the Company agreed to discharge its claims against Koenig.

On February 21, 2006, the Company entered into a settlement agreement and release with Rosenberg. As part of the settlement, the parties released each other from all claims and Rosenberg paid the Company the sum of $425,000. This settlement was entered into without any admission of liability or any inferences of wrongdoing by any settling party.

Loures Lawsuit. On December 28, 2004, an action was commenced in the Superior Court of New Jersey by James J. Loures, Jr. and his wife, Christine Loures, against the Company and certain of its former officers and directors. The plaintiffs allege that the Company, its former officers and certain of its former directors engaged in a scheme to inflate the Company’s revenues and earnings through a series of accounting irregularities and fraudulent financial disclosures during the period June 2001 through March 2003 which resulted in the plaintiffs’ loss of approximately $120,000. The plaintiffs’ allegations are the same as those alleged in the consolidated class action lawsuit against the Company which was settled by the Company in 2004. The plaintiffs were one of eight parties that opted out of the settlement related to the consolidated class action lawsuit.

On October 4, 2006, the Company filed a motion to dismiss the plaintiffs’ complaint for failure to comply with discovery requests in the time required by the court. On November 3, 2006, the court granted the Company’s motion and dismissed the complaint without prejudice.

4.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly- owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. See Note 1.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates relied upon in preparing the consolidated financial statements include the allowance for notes receivable, contingent liabilities and utilization of the Company’s net deferred tax assets and related valuation allowance.

Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company based its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if past experience or other assumptions do not turn out to be substantially accurate.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity (at date of purchase) of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market instruments. The Company places its cash and cash equivalents with established U.S. financial institutions.

Concentration of Credit Risk

The Company has no significant off balance sheet risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company’s financial instruments that are exposed to concentration of credit risks consist primarily of cash and cash equivalents and notes receivable. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed federally insured limits. The Company invests its cash in high-quality money market instruments and has not experienced any losses in such accounts and, accordingly, believes it is not exposed to significant credit risk on cash and cash equivalents.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets which average from three to seven years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the related assets, generally five years. Expenditures for repairs and maintenance are expensed as incurred. Gross assets as of October 31, 2006 and 2005 amounted to $1,703 and $95,451, respectively, and accumulated depreciation amounted to $912 and $61,587, respectively. The net book value as of October 31, 2006 and 2005 of $791 and $33,864, respectively, is included in other assets.

Income Taxes

The Company provides for deferred income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes based on tax effects of differences between the financial statement and tax bases of assets and liabilities, based on enacted rates expected to be in effect when such basis differences reverse in future periods. Deferred tax assets are periodically reviewed for realizability. Valuation allowances are recorded when realizability of deferred tax assets is not likely.

Stock-Based Compensation

As permitted under the Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), the Company applies the intrinsic value method prescribed in APB 25 to measure compensation expense for stock-based awards to employees and thus, recognizes no stock-based compensation expense for options granted with exercise prices equal to or greater than the market value of the Company’s common stock on the date of grant. The Company records deferred stock-based compensation when the market value of the Company’s common stock for financial accounting purposes exceeds the exercise price of the stock options on the date of grant. Any stock-based compensation is amortized over the vesting period of the individual options.

The Company accounts for options granted to non-employees under SFAS 123 and Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Investments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (“EITF 96-18”). These options may be subject to periodic re-valuation over their vesting terms. The resulting stock-based compensation expense is recorded over the service period in which the non-employee provides services to the Company.

During the fiscal year ended October 31, 2006, the Company granted 100,000 options to purchase common stock to an employee. No stock-based compensation is reflected in the net loss for the fiscal year ended October 31, 2006 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. During the fiscal year ended October 31, 2006, the Company recognized a total of $16,025 of amortization expense related to the warrants issued to Century Capital Associates, LLC (“Century Capital”) on May 14, 2004 and February 25, 2005 and a total of $2,046 of amortization expense related to the warrants issued to the Company’s directors, other than David R. LaVance and Thomas S. Gifford, on February 25, 2005. See Note 8.

During the fiscal year ended October 31, 2005, the Company granted 35,000 options to purchase common stock to employees. No stock-based compensation is reflected in the net loss for the fiscal year ended October 31, 2005 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. During the fiscal year ended October 31, 2005, the Company recognized a total of $8,921 of consulting and amortization expense related to the warrants issued to Century Capital on February 1, 2003, May 14, 2004 and February 25, 2005, a total of $49,013 of amortization expense related to the warrants issued to the Company’s directors, other than David R. LaVance and Thomas S. Gifford, on July 24, 2003, May 14, 2004 and February 25, 2005 and $2,813 of consulting expense related to the warrant issued to Dr. William Sear on May 11, 2005. See Note 8.

The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards.

	Years Ended October 31,
	2006	2005

Reported net loss	$(897,324)	$(1,127,493)
Stock-based employee compensation expense included in net loss, net of related tax effects	—	—
Stock-based employee compensation determined under the fair value based method, net of related tax effects	(3,820)	(7,236)
Pro forma net loss	$(901,144)	$(1,134,729)

Basic and diluted net loss per share:
As reported	$(0.04)	$(0.07)

Pro forma	$(0.04)	$(0.07)

Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options and warrants and conversion of convertible debt, provided that the exercise price of the stock options and warrants and the conversion price of the convertible debt is less than the fair market value of the common stock. In periods where a net loss exists, diluted net loss per share is calculated using basic common shares outstanding since including potential common shares from the exercise of stock options and warrants would be anti-dilutive.

During the fiscal years ended October 31, 2006 and 2005, the Company incurred a net loss. Accordingly, the weighted average number of shares outstanding for both the basic and the diluted net loss per share computation is the same. As of October 31, 2006, total potential dilutive securities included 2,104,998 shares of common stock subject to warrants, 370,000 shares of common stock subject to options and 2,250,000 shares of common stock issuable upon conversion of the Debentures. As of October 31, 2005, total potential dilutive securities included 2,104,998 shares of common stock subject to warrants, 270,000 shares of common stock subject to options and 2,250,000 shares of common stock issuable upon conversion of the Debentures.

Recent Accounting Pronouncements

In October 2004, the Financial Accounting Standards Board (the “FASB”) concluded that the proposed SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which would require all companies to measure compensation cost for all share-based payments, including employee stock options, at fair value, would be effective for public companies (except small business issuers as defined in SEC Regulation S-B) for interim or annual periods beginning after June 15, 2005. The Company will not have to adopt SFAS 123R until the fiscal year ending October 31, 2007. The Company does not expect SFAS 123R to have a material impact on its consolidated results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertain tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect FIN 48 to have a material impact on its consolidated results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, this statement simplifies and codifies fair value related guidance previously issued within United States of America generally accepted accounting principles. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing SFAS 157 and has not yet determined the impact that the adoption of SFAS 157 will have on its consolidated results of operations or financial condition.

5.	Note Receivable

On October 17, 2005, the Company sold its distribution and other rights and business with respect to Syntest, to Breckenridge. In consideration for the sale of such rights and the other benefits provided under the purchase and settlement agreement between Breckenridge and the Company, Breckenridge agreed to pay the Company an aggregate of $1,000,000 as follows: (1) $250,000 was paid in October 2005 after the execution of the purchase and settlement agreement, and (2) $50,000 is to be paid on the first day of each month for a 15 month period commencing on November 1, 2005 and ending on January 1, 2007.

During the fiscal year ended October 31, 2006, the Company received aggregate payments of $600,000 from Breckenridge on the note receivable. As of October 31, 2006, the outstanding balance on the note receivable was $150,000. As of December 31, 2006, the Company received aggregate payments of $700,000 on the note receivable. See Notes 3 and 11.

6.	Income Taxes

Significant components of the Company’s deferred tax assets as of October 31, 2006 and 2005 are shown below. In determining the realizability of the Company’s deferred tax assets, the Company considered numerous factors, including historical profitability, estimated future taxable income and the industry in which it operates. At October 31, 2006 and 2005, a valuation allowance was recorded to fully offset the net deferred tax asset, as it was determined by management that the realization of the deferred tax asset was not likely to occur in the foreseeable future. The change in the valuation allowance for fiscal 2006 was an increase of $275,005 attributable primarily to net operating losses.

	Years Ended October 31,
	2006	2005

Net operating loss	$5,848,556	$4,033,608
Write-down of impaired assets	77,883	1,507,469
Depreciation and amortization	67,604	146,658
Other	5,076	36,379
Total gross deferred tax assets	5,999,119	5,724,114
Valuation allowance	(5,999,119)	(5,724,114)
Net deferred tax assets	$—	$—

As of October 31, 2006, the Company had federal and state operating losses of approximately $15,184,252 and $15,163,974, respectively, which will expire as follows:

Federal		State
Year Expiring	Amount	Year Expiring	Amount

2021	$980,973	2008	$966,906
2022	1,373,163	2009	1,373,163
2023	2,745,837	2010	2,745,837
2024	2,955,050	2011	2,950,689
2025	2,584,960	2012	2,583,660
2026	4,544,269	2013	4,543,719
	$15,184,252		$15,163,974

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and similar state provisions. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change.

7.	Related Party Transactions

David R. LaVance, the Company’s Chairman, President and Chief Executive Officer, and Thomas S. Gifford, the Company’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary, are owners and officers of Century Capital. Effective February 1, 2005, the Company and Century Capital entered into an amended and restated Consulting Service Agreement, pursuant to which Messrs. LaVance and Gifford currently provide services to the Company as executive management. For the fiscal year ended October 31, 2006, the Company was billed $600,000 for consulting services rendered by Century Capital and the Company recorded $75,000 of consulting expense related to the annual bonus due to Century Capital for the one year period commencing February 1, 2006 and ending January 31, 2007. During the fiscal year ended October 31, 2006, the Company also reimbursed Century Capital for expenses incurred in conjunction with performing the consulting services. As of October 31, 2006, the Company owed Century Capital $506,456 for unpaid monthly fees, bonuses and expenses, of which $17,706 was paid by the Company subsequent to the fiscal year ended October 31, 2006. See Note 11.

For the fiscal year ended October 31, 2005, the Company was billed $675,000 for consulting services rendered by Century Capital and the Company recorded $31,250 of consulting expense related to the annual bonus due to Century Capital, pursuant to the Consulting Services Agreement, for the one year period commencing February 1, 2004 and ending January 31, 2005. During the fiscal year ended October 31, 2005, the Company also reimbursed Century Capital for expenses incurred in conjunction with performing the consulting services and issued Century Capital a warrant to purchase 500,000 shares of common stock. As of October 31, 2005, the Company owed Century Capital $242,132 for unpaid monthly fees, bonuses and expenses. See Note 8.

On May 1, 2004, the Company and Century Capital entered into a Shared Services Agreement whereby the Company rented three fully furnished, business equipped offices approximating 340 square feet inside Century Capital’s existing offices. This agreement commenced has a month to month term that requires sixty days’ written notice to terminate and a monthly rental fee of $2,500. During both the fiscal year ended October 31, 2006 and the fiscal year ended October 31, 2005, the Company was billed $30,000 for rent pursuant to the Shared Services Agreement. As of the fiscal year ended October 31, 2006, the Company owed Century Capital $50,000 for rent, which was paid by the Company subsequent to October 31, 2006.

8.	Stockholders’ Equity

Stock Option Plan

On July 5, 2002, the shareholders approved the Company’s 2002 Equity Incentive Plan (the “Equity Incentive Plan”), effective as of January 1, 2002. The Equity Incentive Plan was placed into effect in order to promote the long-term success of the Company and to (1) encourage employees, independent directors and consultants of the Company to focus on critical long-term objectives, (2) encourage the attraction and retention of employees, independent directors and consultants with exceptional qualifications, and (3) link employees, independent directors and consultants directly to shareholders’ interests through increased stock ownership.

The Equity Incentive Plan provides for awards in the form of restricted shares, incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”) (ISOs and NSOs are sometimes collectively referred to as “Options”) and stock appreciation rights (“SARs”). The aggregate number of shares of common stock which may be awarded under the Equity Incentive Plan is two million (2,000,000).

Incentive Stock Options (ISOs)

Only employees of the Company are eligible to receive grants of ISOs. Unless otherwise provided in a stock option agreement, the first $100,000 of optioned shares that are part of an option grant and can be exercised first in a given year shall be considered ISOs, and the remainder shall be considered NSOs. The exercise price of an ISO may not be less than 100% of the fair market value of a share of common stock on the date of grant. The term of an ISO shall in no event exceed ten years from the date of grant.

Non-Statutory Stock Options (NSOs)

Employees, independent directors and consultants of the Company are eligible to receive grants of NSOs. NSO grants to any optionee in a single fiscal year of the Company cannot cover more than 500,000 shares of common stock (750,000 shares of common stock for new employees in the fiscal year of the Company in which service as an employee first commences). Each individual stock option agreement shall specify the exercise price for the awards as determined by the Company’s Board of Directors (the “Board”). Options may be awarded in combination with SARs.

Automatic Option Grants to Independent Directors

Upon the conclusion of each annual meeting of the Company’s shareholders commencing in 2002, each independent director who continues to serve on the Board after such annual meeting may receive an NSO at the discretion of the Board. All NSOs granted to an independent director may also become exercisable in full in the event of: (a) the termination of such independent director’s service because of death, total and permanent disability or retirement at or after age 65; or (b) a change in control with respect to the Company, with certain exceptions. The exercise price under all NSOs granted to an independent director shall be equal to 100% of the fair market value of a share of common stock on the date of grant. All NSOs granted to an independent director shall terminate on the earlier of (1) the 6th anniversary of the date of grant or (2) the date 12 months after the termination of such independent director’s service for any reason. The Board may permit an independent director to elect to receive his or her annual retainer payments, if any, and/or meeting fees from the Company in the form of cash, NSOs, or restricted shares or a combination thereof, as determined by the Board.

Stock Appreciation Rights

SARs granted to any individual in a single fiscal year cannot cover more than 500,000 shares of common stock (750,000 shares of common stock for new employees in the fiscal year of the Company in which service as an employee first commences). SARs may be awarded in combination with Options, which may vary in accordance with a predetermined formula while the SARs are outstanding. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.

Restricted Shares

The holders of restricted shares shall have the same voting, dividend and other rights as the Company’s shareholders, subject to any special restrictions contained in the restricted share agreement.

The Equity Incentive Plan also contains customary protection against dilution. Options and SARs shall terminate immediately prior to the dissolution or liquidation of the Company. Unless the applicable agreement provides otherwise, in the event of any change in control, the vesting and exercisability of each outstanding award shall automatically accelerate so that each such award shall, immediately prior to the effective date of the change in control, become fully exercisable for all of the shares of common stock at the time subject to such award and may be exercised for any or all of those shares as fully-vested common stock, except under certain circumstances.

As of October 31, 2006, the Company had available to issue 1,630,000 options under the Equity Incentive Plan.

Stock option transactions for employees during the fiscal years ended October 31, 2006 and 2005 were as follows:

	Option Shares	Vested Shares	Exercise Price Per Common Share	Weighted Average Exercise Price Per Common Share

Balance, October 31, 2004	248,200	91,952	$0.08 & $6.75	$0.43
Options granted/vested during the year	35,000	103,748	$0.02	$0.02
Exercised during the year	—	—	—	—
Expired/terminated during the year	(13,200)	(13,200)	$6.75	$6.75
Balance, October 31, 2005	270,000	182,500	$0.02 & $0.08	$0.07
Options granted/vested during the year	100,000	87,500	$0.08	$0.08
Exercised during the year	—	—	—	—
Expired/terminated during the year	—	—	—	—
Balance, October 31, 2006	370,000	270,000	$0.02 & $0.08	$0.07

Information with respect to employee stock options outstanding and employee stock options exercisable at October 31, 2006 is as follows:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Common Share	Number Exercisable	Weighted Average Exercise Price Per Common Share

$0.02	35,000	8.2	$0.02	35,000	$0.02
$0.08	335,000	7.8	$0.08	235,000	$0.08
	370,000	7.8	$0.07	270,000	$0.07

No stock options were issued to non-employees during the fiscal years ended October 31, 2006 and 2005.

Warrants to Purchase Common Stock

Century Capital Warrant Dated February 1, 2003. Pursuant to the Consulting Services Agreement, effective as of February 1, 2003, between the Company and Century Capital, on February 1, 2003 a warrant to purchase 1,500,000 shares of common stock of the Company was issued to Century Capital. The warrant had a ten year term and was exercisable at $1.34 per share (the “Underlying Purchase Price”). The per share purchase price was subject to certain pricing adjustments which included an adjustment if the average closing price of the Company’s common stock over a period of thirty days was less than the then existing Underlying Purchase Price. 375,000 shares of common stock underlying the warrant vested immediately upon issuance with another 46,875 shares vesting on and after the last day of each month commencing February 28, 2003 and ending January 31, 2005. Based upon the underlying features of the warrant, management determined that the best estimate of fair value was to utilize the intrinsic value method using the ultimate lowest exercise price to account for the value of this warrant issuance. As such, the Company recorded consulting expense as the warrant shares vested with the initial vesting of 375,000 warrant shares on February 1, 2003 and 46,875 warrant shares vesting at the end of each month from February 28, 2003 through January 31, 2005.

The Underlying Purchase Price adjusted to $0.02 per share as of November 1, 2004, the date when Century Capital exercised its right to purchase 421,876 shares of the Company’s common stock underlying the warrant. The $8,438 due to the Company from Century Capital as a result of this exercise was offset by the Company against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

On February 25, 2005, Century Capital exercised its right to purchase 140,624 shares of the Company’s common stock underlying the warrant at $0.02 per share. The $2,812 due to the Company from Century Capital as a result of this exercise was offset by the Company against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

As of January 31, 2005, all of the shares of common stock underlying the warrant had vested. Accordingly, during the fiscal year ended October 31, 2006, the Company recorded no consulting expense with respect to the warrants. For the fiscal year ended October 31, 2005, the Company recorded $1,640 of consulting expense associated with the warrant shares that vested pursuant to the warrant. As of February 25, 2005, all 1,500,000 shares underlying the warrant had been purchased.

Century Capital Warrant Dated May 14, 2004. On May 14, 2004, the Company issued Century Capital a ten year, non-cancelable warrant to purchase 700,000 shares of the Company’s common stock at a purchase price of $.04 per share. 100,000 shares of the Company’s common stock underlying the warrant became available for purchase as of May 14, 2004, with the remaining shares underlying the warrant available for purchase upon the achievement of specific milestones as follows: 100,000 shares became available for purchase upon the filing of the Company’s annual report on Form 10-KSB for the fiscal year ended October 31, 2002; 100,000 shares became available for purchase upon the filing of the Company’s quarterly reports on Form 10-QSB for the quarters ended January 31, 2003, April 30, 2003 and July 31, 2003; 100,000 shares became available for purchase upon the Company’s receipt of at least $500,000 in cumulative proceeds from the litigation against certain former officers, directors and others and/or the litigation against the Rosenberg and Koenig accounting firms; 100,000 shares shall be available for purchase upon the Company’s receipt of at least $2,000,000 in cumulative proceeds related to the Syntho litigation; 100,000 shares shall be available for purchase upon the Company becoming eligible to register its common stock pursuant to the Securities Act of 1933, as amended; and 100,000 shares became available for purchase upon the acquisition by the Company of a product or line of business.

The fair value of the warrant was estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.79%; volatility of 50.47%; and an expected life of 10 years. The warrant had a fair value of approximately $44,211 on the date of issuance.

On November 1, 2004, Century Capital exercised its right to purchase 200,000 shares of the Company’s common stock underlying the warrant. Of the shares purchased, 100,000 shares became available for purchase on May 14, 2004, the issuance date of the warrant, and the other 100,000 shares became available for purchase during the fiscal year ended October 31, 2004 as a result of the Company’s receipt of $500,000 of cumulative proceeds from the litigation against certain former officers, directors and others that was commenced on December 4, 2003. The $8,000 due to the Company from Century Capital as a result of this exercise was offset by the Company against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

For the fiscal years ended October 31, 2006 and 2005, the Company recorded $12,632 and $0, respectively, of amortization expense associated with the warrant shares that vested pursuant to the warrant. As of October 31, 2006, 200,000 shares underlying the warrant had been purchased, 200,000 shares underlying the warrant are available for purchase and 300,000 shares underlying the warrant remained unvested and were not yet available for purchase.

Century Capital Warrant Dated February 25, 2005. Pursuant to the amended and restated Consulting Services Agreement, on February 25, 2005, a warrant to purchase 500,000 shares of common stock of the Company was issued to Century Capital. The warrant has a ten year term and is exercisable at $0.03 per share until February 25, 2015. The warrant vested as follows: (a) 250,000 of the shares of the Company’s common stock underlying the warrant became available for purchase as of February 25, 2005; (b) an additional 20,833 of the shares underlying the warrant became available for purchase on the last day of each month commencing February 28, 2005 and ending December 31, 2005; and (c) 20,837 of the shares underlying the warrant became available for purchase on January 31, 2006.

The fair value of the warrant was estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.27%; volatility of 57.77%; and an expected life of one month for 250,000 shares underlying the warrant and an expected life of two years for 250,000 shares underlying the warrant. The warrant had a fair value of approximately $10,674 on the date of issuance.

On February 25, 2005, Century Capital exercised its right to purchase 250,000 shares of the Company’s common stock underlying the warrant. The $7,500 due to the Company from Century Capital as a result of this exercise was offset by the Company against amounts due and owing to Century Capital related to deferred monthly consulting fees. On both May 20, 2005 and August 25, 2005, Century Capital exercised its right to purchase 62,500 shares of the Company’s common stock (125,000 shares in total). The $3,750 due to the Company from Century Capital as a result of these exercises was offset by the Company against deferred monthly consulting fees due to Century Capital.

For the fiscal years ended October 31, 2006 and 2005, the Company recorded $3,393 and $7,281, respectively, of amortization expense associated with the warrant shares that had vested pursuant to the warrant. As of October 31, 2006, 375,000 shares underlying the warrant had been purchased and 125,000 shares underlying the warrant are available for purchase.

Director Warrants Dated July 24, 2003. On July 24, 2003, a warrant to purchase 200,000 shares of common stock of the Company was issued to each of its directors, other than Mr. LaVance and Mr. Gifford. An aggregate amount of 800,000 shares of common stock could be issued pursuant to these warrants. Each warrant has a five year term and is exercisable at $.26 per share until July 24, 2008. The shares of common stock underlying each warrant vested on the date of issuance (66,666 shares), on the first anniversary of the date of issuance (66,666 shares), and on the second anniversary of the date of issuance (66,668 shares).

The fair value of the warrants were estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 3.08%; volatility of 105.64%; and an expected life of five years. The warrants had a fair value of approximately $155,138 at the date of issuance.

As of July 24, 2005, all of the shares of common stock underlying the warrants had vested. Accordingly, during the fiscal year ended October 31, 2006, the Company recorded no amortization expense with respect to the warrants. For the fiscal year ended October 31, 2005, the Company recorded $31,504 of amortization expense associated with the warrant shares that had vested pursuant to the warrant. As of October 31, 2006, an aggregate of 599,998 shares of the Company’s common stock are available for purchase under the warrants and an aggregate of 200,002 shares underlying the warrants had been cancelled.

Director Warrants Dated May 14, 2004. On May 14, 2004, a warrant to purchase 200,000 shares of common stock of the Company was issued to each of its directors, other than Mr. LaVance and Mr. Gifford. An aggregate amount of 600,000 shares of common stock could be issued pursuant to these warrants. Each warrant has a five year term and is exercisable at $.04 per share until May 14, 2009. The shares of common stock underlying each warrant vested on the date of issuance (66,600 shares) and on the first anniversary of the date of issuance (133,400 shares).

The fair value of the warrants were estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 3.92%; volatility of 50.47%; and an expected life of five years. The warrants had an aggregate fair value of approximately $32,137 at the date of issuance.

On February 25, 2005, John A. Moore, a former director of the Company, exercised his right to purchase 66,600 shares of the Company’s common stock underlying the warrant issued to him. The Company received gross proceeds of $2,664 from the issuance of these shares.

As of May 14, 2005, all of the shares of common stock underlying the warrants had vested. Accordingly, during the fiscal year ended October 31, 2006, the Company recorded no amortization expense with respect to the warrants. For the fiscal year ended October 31, 2005, the Company recorded $13,177 of amortization expense associated with the warrant shares that had vested pursuant to the warrants. As of October 31, 2006, an aggregate of 66,600 shares of the Company’s common stock underlying the warrants had been purchased, an aggregate of 400,000 shares underlying the warrants are available for purchase and an aggregate of 133,400 shares underlying the warrants had been cancelled.

Director Warrants Dated February 25, 2005. On February 25, 2005, a warrant to purchase 200,000 shares of common stock of the Company was issued to each of its directors, other than Mr. LaVance and Mr. Gifford. An aggregate amount of 400,000 shares of common stock could be issued pursuant to these warrants. Each warrant has a five year term and is exercisable at $.03 per share until February 25, 2010. The shares of common stock underlying each warrant vested on the date of issuance (100,000 shares) and on the first anniversary of the date of issuance (100,000 shares). Each warrant contains standard anti-dilution provisions and limited registration rights.

The fair value of the warrants were estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 3.91%; volatility of 57.77%; and an expected life of five years. The warrants had an aggregate fair value of approximately $6,378 at the date of issuance.

On February 25, 2005, John A. Moore, a former director of the Company, exercised his right to purchase 100,000 shares of the Company’s common stock underlying the warrant issued to him. The Company received $3,000 in connection with the issuance of these shares.

For the fiscal years ended October 31, 2006 and 2005, the Company recorded $2,046 and $4,332, respectively, of amortization expense associated with the warrant shares that had vested pursuant to the warrant. As of October 31, 2006, an aggregate of 100,000 shares underlying the warrants had been purchased and an aggregate of 300,000 shares underlying the warrants were available for purchase.

Consultant Warrant Issued May 11, 2005: On May 11, 2005, a warrant to purchase 100,000 shares of common stock of the Company was issued to Dr. William Sear for consulting services rendered by Dr. Sear to the Company. The warrant had a five year term and was exercisable at $0.05 per share until May 11, 2010. All of the shares of common stock underlying the warrant vested on the date of issuance, May 11, 2005.

The fair value of the warrant was estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 3.93%; volatility of 62.59%; and an expected life of one month. The warrant had a fair value of approximately $2,813 at the date of issuance.

On May 16, 2005, all 100,000 shares underlying the warrant were purchased. The Company received $5,000 of gross proceeds from the issuance of these shares. For the fiscal year ended October 31, 2005, the Company recognized $2,813 of consulting expense associated with the warrant shares that had vested pursuant to the warrant.

Stock warrant transactions during the fiscal years ended October 31, 2006 and 2005 were as follows:

	Warrant Shares	Vested Shares	Exercise Price Per Common Share	Weighted Average Exercise Price Per Common Share

Balance, October 31, 2004	2,709,166	1,468,337	$0.02 - $4.50	$0.32
Warrants granted/vested during the year	1,000,000	1,278,258	$0.03 & $0.05	$0.03
Exercised during the year	(1,404,100)	(1,404,100)	$0.02 - $0.05	$0.03
Expired/terminated during the year	(200,068)	—	$0.04 & $0.26	$0.11
Balance, October 31, 2005	2,104,998	1,342,495	$0.03 - $4.50	$0.39
Warrants granted/vested during the year	—	462,503	$0.03 & $0.04	—
Exercised during the year	—	—	—	—
Expired/terminated during the year	(180,000)	(180,000)	$2.45 & $4.50	$3.48
Balance, October 31, 2006	1,924,998	1,624,998	$0.03 - $0.26	$0.12

Information with respect to warrants outstanding and warrants exercisable at October 31, 2006 is as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Common Share	Number Exercisable	Weighted Average Exercise Price Per Common Share

$0.03 - $0.05	1,325,000	5.1	$0.04	1,025,000	$0.04
$0.26	599,998	1.8	$0.26	599,998	$0.26
	1,924,998	4.1	$0.11	1,624,998	$0.12

Issuances and Retirement of Common Stock

On February 25, 2005, the Company issued 500,000 shares of common stock (fair market value of $0.03 per share or $15,000) to the owners and officers of Century Capital, David R. LaVance and Thomas S. Gifford, in lieu of the $50,000 bonus deferred by Century Capital for the period commencing February 1, 2003 and ending January 31, 2004. In addition, on February 25, 2005, the Company issued 600,000 shares of common stock (fair market value of $0.03 per share or $18,000) to the owners and officers of Century Capital, David R. LaVance and Thomas S. Gifford, in lieu of $60,000 of monthly consulting fees that had been deferred by Century Capital. The Company recorded a $77,000 reduction in consulting expense during the fiscal year ended October 31, 2005 in order to account for the difference between the fair market value on the date of issuance of the common stock issued to Century Capital ($33,000) and the amount of accounts payable that was satisfied by the issuance of the common stock ($110,000). The Company did not receive any proceeds from either issuance of common stock.

On August 25, 2005, the Company issued 1,000,000 shares of common stock (fair market value of $0.04 per share or $40,000) to the owners and officers of Century Capital, David R. LaVance and Thomas S. Gifford, in lieu of $50,000 of monthly consulting fees that had been deferred by Century Capital. The Company recorded a $10,000 reduction in consulting expense during the fiscal year ended October 31, 2005 in order to account for the difference between the fair market value on the date of issuance of the common stock issued to Century Capital ($40,000) and the amount of accounts payable that was satisfied by the issuance of the common stock ($50,000). The Company did not receive any proceeds from this issuance of common stock.

On August 25, 2005, the Company closed on a private placement of 4,000,000 shares of common stock. The gross proceeds received in connection with this private placement were $200,000 ($0.05 per share). 3,000,000 shares of common stock were purchased by Richard Rimer, a private investor, for $150,000. 1,000,000 shares of common stock were purchased by John A. Moore, a former director of the Company, for $50,000. The market price of the common stock on the date of the closing of the transaction was $0.04 per share.

On November 29, 2004, the Company retired 30,000 shares of common stock that was received pursuant to the settlement and release agreement entered into by the Company and Laurence M. Simon.

9.	Convertible Debentures

On May 26, 2005, the Company closed on a private placement of Debentures. The gross proceeds received in connection with this private placement were $300,000. The Debentures have a two year term maturing on April 30, 2007, and bear interest at a rate of 8% per annum. Interest is payable in annual installments, beginning on May 1, 2006, in cash or, at the option of the Company, in shares of the Company’s common stock. If the Company elects to pay the interest in shares of the Company’s common stock, the number of shares issued as payment will be equal to the quotient of the unpaid interest divided by the market price of the Company’s common stock as defined in the Debentures. Up to 50% of the aggregate principal amount of the Debentures are convertible into the Company’s common stock, at the option of the holders, at a conversion price of $0.10 per share. The remaining 50% of the aggregate principal amount of the Debentures are convertible into the Company’s common stock, at the option of the holders, at a conversion price of $0.20 per share.

For the fiscal years ended October 31, 2006 and 2005, the Company recorded a total of $23,999 and $12,098, respectively, of interest expense related to the Debentures. As of October 31, 2006, the Company had accrued $36,097 of interest related to the Debentures, which amount remains outstanding.

10.	Commitments

Amended and Restated Consulting Agreement with Century Capital

Effective February 1, 2005, the original Consulting Services Agreement entered into between the Company and Century Capital as of February 1, 2003, was replaced by an amended and restated Consulting Services Agreement. Pursuant to the amended and restated Consulting Services Agreement, Century Capital agreed to provide the services of Mr. LaVance and Mr. Gifford as the Company’s corporate officers. As provided in the amended and restated Consulting Services Agreement, Mr. LaVance will continue to serve as the Company’s President and Chief Executive Officer and Mr. Gifford will continue to serve as the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. The amended and restated Consulting Services Agreement also provides that Mr. LaVance and Mr. Gifford will continue to be treated as independent contractors for the purposes of compensation, will not be paid any salary or other compensation directly by the Company and will not participate in the Company’s employee benefit plans.

The initial term of the amended and restated Consulting Services Agreement ended on January 31, 2006. Thereafter, the amended and restated Consulting Services Agreement continues until either party elects to terminate the amended and restated Consulting Services Agreement by providing sixty days written notice. As of December 31, 2006, neither the Company nor Century Capital had provided notice of termination. During the term of the amended and restated Consulting Services Agreement, Century Capital is entitled to receive a monthly consulting fee in the amount of $50,000 and is entitled to be reimbursed for all reasonable and customary business expenses. Century Capital is also eligible to receive an annual bonus at the discretion of the independent members of the Company’s Board of Directors. For the period commencing February 1, 2006 and ending January 31, 2007, Century Capital was awarded a bonus of $100,000. As of October 31, 2006, the Company recorded a liability of $75,000 to account for the portion of the bonus that related to the fiscal year ended October 31, 2006.

During the term of the amended and restated Consulting Services Agreement and for a period of twenty-four months after the termination of the amended and restated Consulting Services Agreement, Century Capital shall be entitled to receive a cash bonus upon the consummation by the Company of certain corporate transactions. The bonus compensation shall be an amount not less than 2.5% of the aggregate consideration to be paid in connection with a sale or acquisition of the Company or in connection with a change in control of the Company (which means a change in more than 50% of the issued and outstanding shares of the Company’s common stock). Century Capital shall be entitled to receive the bonus compensation for any corporate transaction which commences before, but is consummated after, the end of the twenty-four month period following the effective termination date of the amended and restated Consulting Services Agreement.

Upon the execution of the amended and restated Consulting Services Agreement, the Company issued Century Capital a ten year, non-cancelable warrant dated February 25, 2005 to purchase 500,000 shares of the Company’s common stock at a purchase price of $0.03 per share. The warrant had a fair value of $10,674 on the date of issuance. See Note 8.

On February 25, 2005, Century Capital exercised its right to purchase 250,000 shares of the Company’s common stock pursuant to the warrant dated February 25, 2005. On both May 20, 2005 and August 25, 2005, Century Capital exercised its right to purchase 62,500 shares of the Company’s common stock (125,000 shares in total) underlying the warrant. The $11,250 due to the Company from Century Capital as a result of these exercises was offset by the Company against deferred monthly consulting fees due to Century Capital. See Note 8.

11.	Subsequent Events

Warrants to Purchase Common Stock

Century Capital Warrant Dated May 14, 2004. On November 13, 2006, Century Capital exercised its right to purchase 300,000 shares of the Company’s common stock underlying the warrant. Of the shares purchased, 100,000 shares became available for purchase on November 24, 2005, the date the Company filed its annual report on Form 10-KSB for the fiscal year ended October 31, 2002. In addition, 100,000 shares became eligible for purchase on May 27, 2006, the date the Company filed its quarterly reports on Form 10-QSB for the quarters ended January 31, 2003, April 30, 2003 and July 31, 2003 and the other 100,000 shares became available for purchase on November 10, 2006, the date the Company acquired the exclusive world-wide rights to develop, make and sell the HCMS. The $12,000 due to the Company from Century Capital as a result of this exercise was offset by the Company against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

Century Capital Warrant Dated February 25, 2005. On November 13, 2006, Century Capital exercised its right to purchase 125,000 shares of the Company’s common stock underlying the warrant. The $3,750 due to the Company from Century Capital as a result of this exercise was offset by the Company against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

Litigation

Syntest Litigation. On November 22, 2006, the Company, Century Capital, David R. LaVance and Thomas S. Gifford entered into a settlement agreement and release with the Syntho Group and Intermax. Pursuant to the settlement agreement, the Company and the Syntho Group agreed to dismiss with prejudice the actions against each other which were pending in the United States District Court for the Eastern District of New York and in the Superior Court of New Jersey (see Litigation Against Certain Former Officers and Directors and Others). In addition, the Syntho Group agreed to dismiss with prejudice the related actions against Century Capital, David R. LaVance and Thomas S. Gifford which were pending in the United States District Court for the Eastern District of New York and the Company and Intermax agreed to dismiss with prejudice the related actions against each other which were pending in the United States District Court for the Eastern District of New York and in the Superior Court of New Jersey. As part of the settlement reached by the parties, the Syntho Group agreed to pay the Company an aggregate of $3,100,000 as follows: (1) $250,000 was paid upon the execution of the settlement agreement; (2) $100,000 will be paid on the 27th day of each month for a three month period commencing on December 27, 2006 and ending on February 27, 2007 and (3) $2,550,000 will be paid on or before March 27, 2007. A portion of the Settlement Amount, $2,850,000, is secured by a first priority mortgage on real property owned by the spouse of Muhammed Malik. In the event that the Syntho Group defaults on the settlement agreement, the Syntho Group and Intermax will be responsible for all reasonable costs and expenses incurred by the Company as a result of the default, including any foreclosure related expenses associated with the real property which secures the first priority mortgage. In addition, upon a default by the Syntho Group, a consent judgment in favor of the Company in the amount of $4,000,000 will be entered into in the Superior Court of New Jersey against the Syntho Group and Intermax. As of December 31, 2006, the Company received an aggregate of $350,000 of payments from the Syntho Group pursuant to the settlement agreement.

Litigation Against Certain Former Officers and Directors and Others. On November 22, 2006, the Company entered into a settlement agreement and release with the Syntho Group and Intermax pursuant to which the Company, the Syntho Group and Intermax agreed to dismiss with prejudice the actions against each other which were pending in the Superior Court of New Jersey. See Syntest Litigation.

Acquisition of the HCMS

On November 10, 2006, the Company entered into a technology license agreement (the “License Agreement”) with The Research Foundation of State University of New York, for and on behalf of the University at Buffalo (the “Foundation”), Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren (“Lundgren”). The Foundation, Hickey and Lundgren shall be collectively referred to herein as the “Licensor.”

Pursuant to the License Agreement, the Licensor granted the Company the exclusive world-wide rights to develop, make and sell the HCMS, a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The term of the License Agreement commenced on November 10, 2006, the date of the License Agreement, and ends on the later of (i) the expiration date of the last to expire patent right related to the HCMS or (ii) ten years from the sale of the first HCMS product.

Under the License Agreement, the Company is required to pay the Licensor a royalty of 5% on annual net sales, as defined in the License Agreement, subject to certain reductions as detailed in the License Agreement. Beginning with the first full year of sales of the HCMS in the United States and for two years thereafter, the Company is required to pay an annual minimum royalty of $100,000 to the Licensor against which any royalty on net sales paid in the same calendar year for sales in the United States will be credited. Further, beginning with the first full year of sales of the HCMS outside the United States and for two years thereafter, the Company is required to pay an annual minimum royalty of $100,000 to the Licensor against which any royalty on net sales paid in the same calendar year for sales outside the United States will be credited. In addition, the Company is required to pay the Licensor 25% of all sublicensing revenue received by the Company in connection with the HCMS. The Company is also obligated to make milestone payments to the Licensor as follows: (i) first insertion of a catheter utilizing the HCMS in a human clinical trial - $75,000; (ii) first submission of the HCMS for regulatory approval in any country - $100,000; and (iii) first notice of regulatory approval to market the HCMS in any country - $150,000. Further, the Company will reimburse the Licensor a total of $264,300 for patent costs incurred prior to the execution of the License Agreement as follows: $40,900 within five (5) days of the signing of the License Agreement; $80,000 on or before November 1, 2007 and $143,400 on or before November 1, 2008. The $40,900 payment has been made by the Company in accordance with the License Agreement.

SCIVANTA MEDICAL CORPORATION

FINANCIAL STATEMENTS

JULY 31, 2007

Scivanta Medical Corporation
(formerly Medi-Hut Co., Inc.)
Balance Sheets

	July 31, 2007	October 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,543,600	$680,381
Prepaid expenses and other	28,165	13,005
Note receivable, current portion	—	150,000

Total current assets	2,571,765	843,386

Other	7,368	791

Total assets	$2,579,133	$844,177
Liabilities
Current liabilities:
Accounts payable	$34,237	$179,309
Accounts payable - related party	2,077	481,456
Accrued expenses	21,662	110,039
Accrued expenses - related party	—	75,000
Convertible debentures	—	300,000
Note payable, current portion	78,500	—

Total current liabilities	136,476	1,145,804

Long term liabilities:
Note payable, net of current portion	128,682	—
Convertible debentures	250,000	—

Total long term liabilities	378,682	—

Commitments and contingencies

Stockholders' equity (deficiency)
Common stock, $.001 par value; 100,000,000 shares authorized; 25,540,444 and 21,276,090 shares issued and outstanding, respectively	25,540	21,276
Additional paid in capital	20,467,592	19,766,486
Deferred compensation	—	(18,947)
Accumulated deficit	(18,429,157)	(20,070,442)

Total stockholders' equity (deficiency)	2,063,975	(301,627)

Total liabilities and stockholders' equity (deficiency)	$2,579,133	$844,177

The accompanying notes are an integral part of these financial statements.

Scivanta Medical Corporation
(formerly Medi-Hut Co., Inc.)
Statements of Operations
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2007	2006	2007	2006

Net sales	$—	$—	$—	$—
Cost of sales	—	—	—	—
Gross profit	—	—	—	—

Operating expenses:
Research and development	12,217	—	258,288	—
General and administrative	361,069	297,414	1,212,480	896,049

Loss from operations	(373,286)	(297,414)	(1,470,768)	(896,049)

Proceeds from settlement of litigation	—	—	3,100,000	433,500
Interest income	30,581	—	46,812	—
Interest expense	(9,629)	(6,049)	(34,759)	(17,950)

Net (loss) income	$(352,334)	$(303,463)	$1,641,285	$(480,499)

Net (loss) income per common share:
Basic	$(0.01)	$(0.01)	$0.07	$(0.02)
Diluted	$(0.01)	$(0.01)	$0.07	$(0.02)

Weighted average number of common shares outstanding:
Basic	25,540,444	21,276,090	23,407,761	21,276,090
Diluted	25,540,444	21,276,090	25,107,774	21,276,090

The accompanying notes are an integral part of these financial statements.

Scivanta Medical Corporation
(formerly Medi-Hut Co., Inc.)
Statements of Cash Flows
(Unaudited)

	Nine Months Ended July 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$1,641,285	$(480,499)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,815	10,913
Stock based compensation expense	123,897	—
Amortization of deferred compensation	—	18,071
License expense	235,557	—
Interest imputed on note payable	12,525	—
Changes in operating assets and liabilities:
Prepaid expenses and other	(15,160)	(9,043)
Accounts payable	(135,072)	55,652
Accounts payable - related party	(213,629)	149,402
Accrued expenses	(64,377)	(37,069)
Accrued expenses - related party	(75,000)	—
Net cash provided by (used in) operating activities	1,511,841	(292,573)

Cash flows from investing activities:
Proceeds from sale of distribution rights	150,000	450,000
Purchases of fixed assets	(8,392)	—
Net cash provided by investing activities	141,608	450,000

Cash flows used in financing activities:
Repayment of note payable	(40,900)	—
Proceeds from exercise of warrants	25,670	—
Proceeds from issuance of convertible debentures	250,000	—
Repayment of convertible debentures	(25,000)	—
Net cash provided by financing activities	209,770	—

Increase in cash and cash equivalents	1,863,219	157,427
Cash and cash equivalents - beginning of period	680,381	612,076
Cash and cash equivalents - end of period	$2,543,600	$769,503
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$24,413	$—
Cash paid during the period for income taxes	$2,530	$500
Noncash operating activities:
Issuance of common stock as payment of amounts due to related party	$265,750	$—
Issuance of common stock as payment of accounts payable	$10,000	$—
Noncash financing activities:
Issuance of note payable in exchange for technology license, net of imputed interest of $27,400	$235,557	$—
Issuance of 2,239,288 shares of common stock as payment of principal and interest on convertible debentures	$299,000	$—

The accompanying notes are an integral part of these financial statements.

Scivanta Medical Corporation
(formerly Medi-Hut Co., Inc.)
Notes to the Financial Statements

1.	Basis of Presentation

On January 4, 2007, Medi-Hut Co., Inc. changed its name to Scivanta Medical Corporation (“Scivanta” or the “Company”). The financial statements included herein have been prepared by the Company and are unaudited; however, such information reflects all adjustments (consisting of those of a normal recurring nature), which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim period to which this report relates. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted. Accordingly, these financial statements should be read in conjunction with the audited financial statements as of October 31, 2006 and notes thereto included in the Company’s annual report on Form 10-KSB for the fiscal year ended October 31, 2006, which is filed with the Securities and Exchange Commission (the “SEC”).

On July 12, 2007, the Company dissolved Scivanta Corporation, a New Jersey corporation and wholly-owned subsidiary of the Company. Scivanta Corporation remained inactive from the date of its formation, October 17, 2003, to the date of its dissolution.

The Company currently does not have any revenue from any sources. On November 10, 2006, the Company acquired the exclusive world-wide rights to develop, make and sell certain proprietary technologies known as the Hickey Cardiac Monitoring System (the “HCMS”), a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. On June 29, 2007, the Company entered into two separate development agreements for the catheter and software components of the HCMS. On August 22, 2007, the Company entered into a development agreement for the hardware component of the HCMS. The HCMS is currently in the development stage and the Company anticipates that it will take approximately 15 to 18 months from the date of this filing to complete development and related clinical trials. In addition, the Company must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad. No assurance can be given that the Company will be successful in the development of the HCMS or that it will receive the appropriate regulatory approvals to market the HCMS.

Management believes the funds currently available to the Company will be sufficient to support planned operations through September 30, 2008. However, management believes that the Company will require additional capital to complete the development of the HCMS and to be able to acquire and develop additional products and technologies.

2.	Related Party Transactions

Consulting Services Agreement with Century Capital

David R. LaVance, the Company’s Chairman, President and Chief Executive Officer, and Thomas S. Gifford, the Company’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary, are Principals of Century Capital Associates LLC (“Century Capital”), a consulting firm. Effective February 1, 2007, the Consulting Services Agreement, as amended and restated, between the Company and Century Capital terminated and Messers. LaVance and Gifford became employees of the Company. Mr. LaVance continues to serve as the Company’s President and Chief Executive Officer and Mr. Gifford continues to serve as the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. As employees of the Company, each of Mr. LaVance and Mr. Gifford will receive a base salary of $275,000 per annum, will be entitled to receive an annual bonus based on achievement of performance objectives agreed to by the Compensation Committee of the Company’s Board of Directors and will be able to participate in the Company’s employee benefit plans. The Company and Messers. LaVance and Gifford are in the process of negotiating employment contracts.

For the three and nine months ended July 31, 2007, the Company was billed $0 and $150,000, respectively, for consulting services rendered by Century Capital and the Company recorded $0 and $25,000, respectively, of consulting expense related to the annual bonus due to Century Capital for the one year period commencing February 1, 2006 and ending January 31, 2007. The Company also reimbursed Century Capital for expenses incurred in conjunction with performing the consulting services. As of July 31, 2007, the Company owed Century Capital $1,148 for expenses, which are included in accounts payable - related party and were paid by the Company subsequent to the quarter ended July 31, 2007.

For the three and nine months ended July 31, 2006, the Company was billed $150,000 and $525,000, respectively, for consulting services rendered by Century Capital. The Company also reimbursed Century Capital for expenses incurred in conjunction with performing the consulting services.

Shared Services Agreement and Sublease Agreement with Century Capital

On May 1, 2004, the Company and Century Capital entered into a Shared Services Agreement whereby the Company rented three fully furnished, business equipped offices approximating 340 square feet inside Century Capital’s existing offices. This agreement had a month to month term that required sixty days written notice to terminate and a monthly rental fee of $2,500. Effective February 1, 2007, the Shared Services Agreement between the Company and Century Capital was terminated and replaced with a Sublease Agreement. Pursuant to the Sublease Agreement, the Company rents office space approximating 2,000 square feet inside Century Capital’s existing offices. In addition, the Company rents office furniture and other equipment from Century Capital. This agreement has a month to month term that requires sixty days written notice to terminate and a monthly rental fee of $5,000. The Company is responsible for all operating costs associated with the office space, including utilities, maintenance and property taxes.

During the three and nine months ended July 31, 2007, the Company was billed $17,799 and $41,301, respectively, pursuant to the terms of the Shared Services Agreement and the Sublease Agreement. As of July 31, 2007, all amounts due to Century Capital from the Company related to the Shared Services Agreement had been paid and the Company owed Century Capital $929 for expenses related to the Sublease Agreement, which are included in accounts payable - related party, and were paid by the Company subsequent to the quarter ended July 31, 2007.

During the three and nine months ended July 31, 2006, the Company was billed $7,500 and $22,500, respectively, for rent pursuant to the Shared Services Agreement.

3.	Note Receivable

On October 17, 2005, as part of the purchase and settlement agreement between the Company and Breckenridge Pharmaceutical Inc. (“Breckenridge”), the Company sold its distribution and other rights and business with respect to Syntest, a hormone replacement therapy drug, to Breckenridge. In consideration for the sale of such rights and the other benefits provided under the purchase and settlement agreement between Breckenridge and the Company, Breckenridge paid the Company an aggregate of $1,000,000 as follows: (1) $250,000 was paid in October 2005 after the execution of the purchase and settlement agreement, and (2) $50,000 was paid on or about the first day of each month for a 15 month period commencing on November 1, 2005 and ending on January 1, 2007.

4.	License and Development Agreements

HCMS License Agreement

On November 10, 2006, the Company entered into a technology license agreement (the “License Agreement”) with The Research Foundation of State University of New York, for and on behalf of the University at Buffalo (the “Foundation”), Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren (“Lundgren”). The Foundation, Hickey and Lundgren shall be collectively referred to herein as the “Licensor.”

Pursuant to the License Agreement, the Licensor granted the Company the exclusive world-wide rights to develop, make and sell the HCMS, a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The term of the License Agreement commenced on November 10, 2006, the date of the License Agreement, and ends on the later of (1) the expiration date of the last to expire patent right related to the HCMS which is June 2018 or (2) ten years from the sale of the first HCMS product.

The Company agreed to make an initial payment to the Licensor of $264,300 (see Note 5). In addition, the Company is required to pay the Licensor a royalty of 5% on annual net sales, as defined in the License Agreement, subject to certain reductions as detailed in the License Agreement. Beginning with the first full year of sales of the HCMS in the United States and for two years thereafter, the Company is required to pay an annual minimum royalty of $100,000 to the Licensor against which any royalty on net sales paid in the same calendar year for sales in the United States will be credited. Further, beginning with the first full year of sales of the HCMS outside the United States and for two years thereafter, the Company is required to pay an annual minimum royalty of $100,000 to the Licensor against which any royalty on net sales paid in the same calendar year for sales outside the United States will be credited. The Company also is required to pay the Licensor 25% of all sublicensing revenue received by the Company in connection with the HCMS and is obligated to make additional milestone payments to the Licensor as follows: (1) first insertion of a catheter utilizing the HCMS in a human clinical trial - $75,000; (2) first submission of the HCMS for regulatory approval in any country - $100,000; and (3) first notice of regulatory approval to market the HCMS in any country - $150,000. As of July 31, 2007, none of the milestones have been met and no payments are due to the Licensor.

On June 27, 2007, the Company and the Foundation entered into a subcontractor agreement. Pursuant to this agreement, the Foundation contracted the Company to develop the software and hardware components of the HCMS outlined in the technology incentive program contract awarded by the New York State Office of Science Technology and Academic Research to the Foundation and the Foundation’s company partner, Ethox International, Inc. (“Ethox”), on December 1, 2005 (the “NYSTAR Contract”).

On June 29, 2007, the Company amended the License Agreement to allow the Licensor to enter into a non-exclusive manufacturing license agreement with Ethox, entered into on June 29, 2007, whereby Ethox was granted the right to manufacture the catheter component of the HCMS for Scivanta. In addition, as part of the amended License Agreement, the Company’s original payment obligation of $264,300 to the Licensor was reduced to $262,957.

As a result of the subcontractor agreement, the amended License Agreement and the non-exclusive manufacturing license agreement between the Licensor and Ethox, the development of the HCMS will be partially funded through the NYSTAR contract. Pursuant to the terms of the NYSTAR Contract, up to $937,500 of funding is available for the development of the HCMS with the State of New York providing $750,000 of the funding and Ethox providing $187,500 of the funding. Ethox is also required to provide $562,500 of in-kind contributions. Pursuant to the development agreement between Scivanta and Ethox dated June 29, 2007 (see Catheter Development Agreement), Scivanta will provide Ethox with the $187,500 of cash required under the NYSTAR Contract while Ethox will provide the $562,500 of in-kind contributions (primarily contributed services). The funding received from the NYSTAR Contract will partially support the development of: the catheter component of the HCMS by Ethox (see Catheter Development Agreement); the software component of the HCMS by Applied Sciences Group, Inc. (“ASG”) (see Software Development Agreement); and the hardware component of the HCMS by Sparton Medical Systems (see Note 13 - Hardware Development Agreement). Under the terms of the subcontractor agreement between the Foundation and the Company, the Foundation, utilizing the $937,500 of funding provided under the NYSTAR Contract, will reimburse the Company up to $899,500 of allowable expenditures incurred by the Company in connection with the development of the software and hardware components of the HCMS.

The Company expenses research and development costs as incurred. Initial and milestone payments made to third parties in connection with technology license agreements are also expensed as incurred as research and development costs, up to the point of regulatory approval. Payments made to third parties subsequent to regulatory approval will be capitalized and amortized over the remaining useful life of the related product. The HCMS is currently in the development stage and has not received regulatory approval. Accordingly, during the three and nine months ended July 31, 2007, the Company recorded $0 and $235,557, respectively, of research and development expense related to the upfront costs associated with the HCMS license (see Note 5).

Catheter Development Agreement

On June 29, 2007, the Company and Ethox entered into a development agreement whereby Ethox will provide Scivanta engineering and development support for the catheter component of the HCMS in exchange for the rights to manufacture the component upon regulatory approval and commercialization of the HCMS and a cash payment of $187,500 to be made in connection with the NYSTAR Contract funding discussed above. The development agreement has a two year term which may be extended up to six additional months. The services to be provided by Ethox include: (1) the management of project costs and schedule, (2) the development of system functional specifications based on marketing inputs, (3) the development of disposable catheter specifications to achieve functional requirements, (4) the manufacturing of disposable catheters in accordance with applicable requirements for clinical trials, and (5) the provision of regulatory resources for the management of clinical submissions for marketing approval from the United States Food and Drug Administration and the European Medicines Agency. Pursuant to the development agreement, Scivanta is responsible for the selection and costs of all raw materials and for the packaging design. During the term of the development agreement and for a period of twelve months thereafter, Ethox will not participate in the design, development, creation or production of a double balloon catheter to be used as part of a cardiac monitoring system. The development agreement also contains standard provisions regarding indemnification and termination.

Terms for the manufacturing of the catheter component of the HCMS are contained in a supply agreement which will be entered into by Scivanta and Ethox upon regulatory approval of the HCMS. The form of the supply agreement has been attached as a schedule to the development agreement. The supply agreement will have a four year term commencing on the date of the first commercial production of the catheter component of the HCMS, and thereafter shall renew on an annual basis unless terminated by either party in accordance with the supply agreement. The supply agreement will also contain a minimum order requirement, a pricing schedule and will provide for an additional payment to Ethox of up to $535,000, which will be paid to Ethox over the term of the supply agreement on a per unit basis based on the minimum number of units that the Company is required to order under the supply agreement.

The Company has not recorded any research and development expense related to this agreement during the three and nine months ended July 31, 2007.

Software Development Agreement

On July 2, 2007, the Company entered into a development agreement with ASG. Pursuant to the terms of this agreement, ASG will provide software engineering services to Scivanta on the continuing development of the HCMS. The fees to be charged by ASG related to this agreement could range between $335,000 and $400,000. Scivanta can terminate the agreement at any time upon written notification.

No services have been performed through July 31, 2007 pursuant to this agreement and as such, the Company has not recorded any research and development expense related to this agreement during the three and nine months ended July 31, 2007 (see Note 13 - Hardware Development Agreement).

5.	Note Payable

Pursuant to the terms of the HCMS License Agreement, as amended (see Note 4), the Company is required to make a payment to the Licensor of $262,957. The Company paid $40,900 on November 16, 2006 and is required to pay $80,000 on or before November 1, 2007 and $142,057 on or before November 1, 2008. This payment obligation is non-interest bearing.

The Company recorded a note payable of $235,557 based on the present value of the original payment obligation, as amended, with a corresponding discount rate of 8%. The difference between the present value of the original payment obligation, as amended ($235,557), and the face value of the original payment obligation, as amended ($262,957), is being accreted as interest expense through the maturity date of the payment obligation (total imputed interest of $27,400). During the three and nine months ended July 31, 2007, the Company recognized $4,175 and $12,525, respectively, of interest expense related to the note payable.

6.	Convertible Debentures

May 2005 Convertible Debentures

On May 26, 2005, the Company closed on a private placement of 8% convertible debentures (the “May 2005 Debentures”). The gross proceeds received in connection with this private placement were $300,000. The May 2005 Debentures had a 2 year term maturing on April 30, 2007, and bore interest at a rate of 8% per annum. Interest was payable in annual installments, beginning on May 1, 2006, in cash or, at the option of the Company, in shares of the Company’s common stock. If the Company elected to pay the interest in shares of the Company’s common stock, the number of shares issued as payment would be equal to the quotient of the unpaid interest divided by the market price of the Company’s common stock as defined in the May 2005 Debentures. Up to 50% of the aggregate principal amount of the May 2005 Debentures were convertible into the Company’s common stock, at the option of the holders, at a conversion price of $0.10 per share. The remaining 50% of the aggregate principal amount of the May 2005 Debentures were convertible into the Company’s common stock, at the option of the holders, at a conversion price of $0.20 per share. An aggregate amount of 2,250,000 shares of common stock could be issued pursuant to the May 2005 Debentures.

On May 10, 2007, the holders of the May 2005 Debentures, which matured on April 30, 2007, elected to convert $275,000 of the outstanding principal balance into shares of the Company’s common stock. As a result, pursuant to the terms of the May 2005 Debentures, the Company issued 2,125,000 shares of its common stock and repaid the balance of $25,000 in cash. In addition, the Company issued 114,288 shares of its common stock to the May 2005 Debenture holders as payment of $24,000 of interest due on the May 2005 Debentures for the period commencing May 1, 2006 and ending April 30, 2007. The number of shares issued as payment of the interest due was calculated based on the fair market value of the Company’s common stock ($0.21 per share) on April 30, 2007.

For the three and nine months ended July 31, 2007, the Company recorded a total of $0 and $11,903, respectively, of interest expense related to the May 2005 Debentures.

February 2007 Convertible Debentures

On February 8, 2007, the Company closed on a private placement of 8% convertible debentures dated February 1, 2007 (the “February 2007 Debentures”). The gross proceeds received in connection with this private placement were $250,000, which will be used for working capital purposes, including the development of the HCMS. The February 2007 Debentures have a 3 year term maturing on January 31, 2010, and bear interest at a rate of 8% per annum. Interest is payable in annual installments, beginning on February 1, 2008, in cash or, at the option of the Company, in shares of the Company’s common stock. If the Company elects to pay the interest in shares of the Company’s common stock, the number of shares issued as payment will be equal to the quotient of the unpaid interest divided by the market price of the Company’s common stock as defined in the February 2007 Debentures.

Up to 50% of the aggregate principal amount of the February 2007 Debentures are immediately convertible into shares of the Company’s common stock at the option of the holders at a conversion price of $0.20 per share. The remaining 50% of the aggregate principal amount of the February 2007 Debentures are convertible at the option of the holders at any time after February 1, 2008 at a conversion price of $0.30 per share. The fair value of the Company’s common stock as of February 1, 2007 was $0.20 per share. An aggregate amount of 1,041,667 shares of common stock can be issued pursuant to the February 2007 Debentures. The February 2007 Debentures contain demand registration rights upon the request of the holders of more than 50% of the aggregate principal amount of the then outstanding February 2007 Debentures or the securities issuable upon the conversion of the February 2007 Debentures. The Company has determined that the value attributable to the demand registration rights is de minimis.

For the three and nine months ended July 31, 2007, the Company recorded a total of $5,041 and $9,918, respectively, of interest expense related to the February 2007 Debentures. As of July 31, 2007, the Company had accrued $9,918 of interest related to the February 2007 Debentures.

7.	Stock-Based Compensation

On November 1, 2006, the Company adopted the Financial Accounting Standards Board (the “FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), which is a revision of SFAS Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” SFAS 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). The Company adopted 123R using the modified prospective method which allows the Company to implement the provisions of SFAS 123R on all stock-based awards granted after the effective date. In addition, SFAS 123R will apply to all awards granted prior to the effective date that were unvested on the effective date based on the fair value of the option or warrant on the grant-date.

Generally, the approach under SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires companies to recognize compensation expense in an amount equal to the fair value of all share-based payments granted to employees. The Company calculates the fair value of option and warrant grants utilizing the Black-Scholes pricing model. In addition, SFAS 123R requires the Company to estimate forfeiture rates for all unvested awards when calculating the expense for the period. In estimating the forfeiture rate, the Company monitors both option and warrant exercises as well as employee termination patterns. The Company accounts for options and warrants granted to non-employees under SFAS 123R and Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Investments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”

The resulting stock-based compensation expense is recorded over the service period in which the employee or non-employee provides services to the Company, to the extent the options or warrants do not vest at the grant date and are not subject to forfeiture. Options and warrants issued to employees and non-employees that are subject to forfeiture are expensed on the vesting date.

Prior to November 1, 2006, as allowed by SFAS 123, the Company had applied the intrinsic value method pursuant to APB 25 to measure compensation expense for stock-based awards to employees. Pursuant to APB 25, the Company was not required to recognize stock-based compensation expense for options granted to employees provided that the exercise price of the stock option was equal to or greater than the fair value of the Company’s common stock on the date of grant. The Company recorded deferred stock-based compensation when the deemed fair value of the Company’s common stock for financial accounting purposes exceeded the exercise price of the stock options on the date of grant. Any such deferred stock-based compensation was amortized over the vesting period of the individual options.

During the three months ended July 31, 2007, the Company did not grant any options or issue any warrants to its employees or non-employees. During the nine months ended July 31, 2007, the Company granted 1,100,000 options to its employees (estimated fair value of $211,647 at the date of grant). In addition, during the nine months ended July 31, 2007, the Company issued warrants to purchase 648,000 shares of common stock of the Company (estimated fair value of $137,549 at the date of issuance) to the Company’s current directors, other than Messers. LaVance and Gifford, to a former director of the Company and to a consultant (see Note 10).

During the three months ended July 31, 2007, the Company recorded $26,073 of stock based compensation related to options and $9,453 of stock based compensation related to warrants. During the nine months ended July 31, 2007, the Company recorded $43,546 of stock based compensation related to options and $80,351 of stock based compensation related to warrants. The Company applied an estimated forfeiture rate of 0% for the three and nine months ended July 31, 2007 in determining the expense recorded in the Company’s statement of operations.

During the three months ended July 31 2006, the Company did not grant any options to employees. During the nine months ended July 31, 2006, the Company granted 100,000 options to an employee. In accordance with APB 25, no stock-based compensation was reflected in the net loss for the nine months ended July 31, 2006 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

As a result of adopting SFAS 123R, the Company’s net loss was $26,073 greater for the three months ended July 31, 2007 and its net income was $43,545 less for the nine months ended July 31, 2007 than if it had continued to account for share-based compensation under APB 25. Basic net income (loss) per share for the three and nine months ended July 31, 2007 and diluted net income (loss) per share for the three and nine months ended July 31, 2007 were not materially affected as a result of the adoption of SFAS 123R. Prior to the adoption of SFAS 123R, the Company's policy was to expense stock based compensation related to director warrants over the vesting period associated with the warrants.

The following table illustrates the effect on net loss and net loss per share for the three and nine months ended July 31, 2006 had the fair value based method been applied to all awards:

	Three Months Ended July 31, 2006	Nine Months Ended July 31, 2006

Reported net loss	$(303,463)	$(480,499)
Stock-based employee compensation expense included in net loss, net of related tax effects	—	—
Stock-based employee compensation determined under the fair value based method, net of related tax effects	(1,036)	(2,782)
Pro forma net loss	$(304,499)	$(483,281)

Basic and diluted net loss per share:
As reported	$(0.01)	$(0.02)

Pro forma	$(0.01)	$(0.02)

In connection with the adoption of SFAS 123R, the deferred compensation at October 31, 2006 of $18,947 related to previous grants of non-employee warrants to purchase common stock was offset against additional paid-in-capital.

During the three and nine months ended July 31, 2006, the Company recognized a total of $6,316 and $18,071, respectively, of amortization expense related to the warrants.

8.	Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options and warrants and conversion of convertible debt, provided that the exercise price of the stock options and warrants and the conversion price of the convertible debt is less than the average market price of the common stock during the period. The dilutive effect of the outstanding stock options and warrants is computed using the treasury stock method. In periods where a net loss exists, diluted net loss per share is calculated using basic common shares outstanding since including potential common shares from the exercise of stock options and warrants and the conversion of convertible debt would be anti-dilutive.

For the three months ended July 31, 2007, diluted net loss per share did not include the effect of 1,470,000 options, 1,847,932 warrants and 1,041,667 shares of common stock issuable upon the conversion of convertible debt as their effect would be anti-dilutive. For the nine months ended July 31, 2007, diluted net income per share did not include the effect of 1,100,000 options, 1,181,332 warrants and 1,041,667 shares of common stock issuable upon the conversion of convertible debt as their effect would be anti-dilutive (see Note 10).

For the three and nine months ended July 31, 2006, diluted net loss per share did not include the effect of 370,000 options, 2,104,998 warrants and 2,250,000 shares of common stock issuable upon the conversion of convertible debt as their effect would be anti-dilutive.

9.	Income Taxes

The Company has federal and state net operating loss carryovers of $15,184,252 and $15,163,974, respectively, which were generated through October 31, 2006 and are available to offset future taxable income in fiscal years 2007 through 2026. The net operating losses for federal income tax purposes begin to expire in 2021 and for state income tax purposes begin to expire in 2008. The valuation allowance decreased $654,612 during the nine months ended July 31, 2007, attributable primarily to net income related to the settlement with the Syntho Group.

The components of the Company’s deferred tax assets as of July 31, 2007 and October 31, 2006 are as follows:

	July 31, 2007	October 31, 2006
	(Unaudited)
Net operating loss	$5,063,328	$5,848,556
Write-down of impaired assets	77,883	77,883
Depreciation and amortization	59,220	67,604
License and patent costs	89,516	—
Other	54,560	5,076
Total gross deferred tax assets	5,344,507	5,999,119
Valuation allowance	(5,344,507)	(5,999,119)
Net deferred tax assets	$—	$—

The deferred tax asset is fully offset by a valuation allowance as it was determined by management that the realization of the deferred tax asset was not likely to occur in the foreseeable future.

10.	Stockholders’ Equity

Stock Option Plans

2002 Equity Incentive Plan

On July 5, 2002, the stockholders approved the Company’s 2002 Equity Incentive Plan (the “2002 Equity Incentive Plan”), effective as of January 1, 2002. The 2002 Equity Incentive Plan was placed into effect in order to promote the long-term success of the Company and to (1) encourage employees, independent directors and consultants of the Company to focus on critical long-term objectives, (2) encourage the attraction and retention of employees, independent directors and consultants with exceptional qualifications, and (3) link employees, independent directors and consultants directly to shareholders’ interests through increased stock ownership.

The 2002 Equity Incentive Plan provides for awards in the form of restricted shares, incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”) and stock appreciation rights. The aggregate number of shares of common stock which may be awarded under the 2002 Equity Incentive Plan is 2,000,000. As of July 31, 2007, up to 530,000 shares of the Company’s common stock could be awarded under the 2002 Equity Incentive Plan.

2007 Equity Incentive Plan

On May 31, 2007, the stockholders approved the Company’s 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”). The 2007 Equity Incentive Plan was placed into effect in order to encourage and enable employees and directors of the Company to acquire or increase their holdings of common stock and to promote these individual’s interests in the Company thereby enhancing the efficiency, soundness, profitability, growth and stockholder value of the Company.

The 2007 Equity Incentive Plan provides for awards in the form of restricted shares, ISOs, NSOs and stock appreciation rights. The aggregate number of shares of common stock which may be awarded under the 2007 Equity Incentive Plan is 3,000,000, subject to adjustment as provided in the 2007 Equity Incentive Plan. As of July 31, 2007, up to 3,000,000 shares of the Company’s common stock could be awarded under the 2007 Equity Incentive Plan.

Options Granted to Executive Officers

On February 5, 2007, the Company granted a NSO to purchase 500,000 shares of common stock pursuant to the Company’s 2002 Equity Incentive Plan to each of Messers. LaVance and Gifford. An aggregate amount of 1,000,000 shares of common stock could be granted pursuant to these options. Each option has a ten year term and is exercisable at $0.20 per share.

The shares of common stock underlying each option vest as follows: 14,000 shares vest on the last day of each month commencing February 28, 2007 through December 31, 2009 and the remaining 10,000 shares vest on January 31, 2010. The vesting of 275,000 shares underlying each option will be accelerated as follows: (i) 25,000 shares upon execution of a Board-approved agreement between the Company and a medical device company for the purpose of collaboration on the development of the HCMS or the distribution of the HCMS; (ii) 100,000 shares upon the Company’s receipt of approval from the United States Food and Drug Administration to market the HCMS; (iii) 50,000 shares upon the Company’s receipt of cash in the amount of $2,000,000 (whether by debt, equity or otherwise) for use in the development and/or marketing of the HCMS, the payment of general and administrative expenses and for other purposes; (iv) 50,000 shares upon the Company’s acquisition of a product or technology other than the HCMS; and (v) 50,000 shares upon the Company’s receipt of cash in the amount of $3,000,000 (whether by debt, equity or otherwise) for use in the development and/or marketing of the HCMS or any other acquired product, the payment of general and administrative expenses and for other purposes.

On June 29, 2007, 25,000 shares of common stock underlying each option vested due to the Company’s execution of its development agreement with Ethox (see Note 4 - Catheter Development Agreement). As a result of this accelerated vesting, the remaining unvested shares of common stock underlying each option vest as follows: 14,000 shares vest on the last day of each month through October 31, 2009 and the remaining 13,000 shares vest on November 30, 2009.

In the event of a change in control of the Company, as defined in the options, each of the options becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the options will be unregistered securities.

The fair value of each of the options was estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.80%; volatility of 181.17%; and an expected life of 5 years. Each option had a fair value of approximately $96,203 at the date of grant (see Note 7).

Stock Options Granted to Non-Executive Officers

On February 5, 2007, the Company granted a NSO to purchase 100,000 shares of common stock pursuant to the Company’s 2002 Equity Incentive Plan to Allan J. Jones, the Company’s controller. The option has a ten year term and is exercisable at $0.20 per share. The shares of common stock underlying the option vest as follows: 33,333 shares vest on December 31, 2007; 33,333 shares vest on December 31, 2008 and 33,334 shares vest on December 31, 2009.

In the event of a change in control of the Company, as defined in the option, the option becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the option will be unregistered securities.

The fair value the option was estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.80%; volatility of 181.17%; and an expected life of 5 years. The option had a fair value of approximately $19,241 at the date of grant (see Note 7).

Summary of Stock Options

Option transactions for employees under the 2002 Equity Incentive Plan and the 2007 Equity Incentive Plan during the nine month period ended July 31, 2007 were as follows:

	Option Shares	Exercise Price Per Common Share	Weighted Average Exercise Price Per Common Share	Aggregate Intrinsic Value

Outstanding at October 31, 2006	370,000	$0.02 & 0.08	$0.07
Granted during the period	1,100,000	$0.20	$0.20
Exercised during the period	—	—	—
Terminated during the period	—	—	—
Outstanding at July 31, 2007	1,470,000	$0.02, 0.08 & 0.20	$0.17	$42,800
Exercisable at July 31, 2007	538,000	$0.02, 0.08 & 0.20	$0.12	$37,300

Information with respect to outstanding options and options exercisable as of July 31, 2007 that were granted to employees is as follows:

Exercise Price	Number of Shares Available Under Outstanding Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Common Share	Number of Shares Available for Purchase Under Outstanding Options	Weighted Average Exercise Price Per Common Share

$ 0.02	35,000	7.4	$0.02	35,000	$0.02
$ 0.08	335,000	7.1	$0.08	285,000	$0.08
$ 0.20	1,100,000	9.5	$0.20	218,000	$0.20
	1,470,000	8.9	$0.17	538,000	$0.12

A summary of the nonvested shares subject to options granted under the 2002 Equity Incentive Plan and the 2007 Equity Incentive Plan as of July 31, 2007 is as follows:

	Option Shares	Weighted Average Grant Date Fair Value Per Share

Nonvested at October 31, 2006	100,000	$0.08
Granted during the period	1,100,000	$0.20
Vested during the period	(268,000)	$0.18
Terminated during the period	—	—
Nonvested at July 31, 2007	932,000	$0.19

As of July 31, 2007, there was $173,053 of total unrecognized compensation cost related to nonvested share based compensation arrangements granted under the 2002 Equity Incentive Plan and the 2007 Equity Incentive Plan. That cost is expected to be recognized over a weighted average period of 28 months.

No options were granted to non-employees during the nine month period ended July 31, 2007.

Warrants to Purchase Common Stock

Warrant Issued to Consultant Dated January 1, 2007

On January 1, 2007, the Company issued a warrant to purchase 125,000 shares of the Company’s common stock to Dian Griesel, the principal owner of the Investors Relations Group, in connection with an investor relations and public relations consulting agreement entered into by the Company and the Investors Relations Group. The warrant has a five year term and is exercisable at $0.25 per share until December 31, 2012. The shares of common stock underlying the warrant vest as follows: 31,250 shares vested on March 31, 2007; 31,250 shares vested on June 30, 2007; 31,250 shares vest on September 30, 2007 and 31,250 shares vest on December 31, 2007.

In the event of a change in control of the Company, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The fair value of the warrant was estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.70%; volatility of 338.02%; and an expected life of 5 years. The warrant had a fair value of approximately $27,496 at the date of issuance. As of July 31, 2007, 62,500 shares underlying the warrant were available for purchase and 62,500 shares underlying the warrant were unvested and were not yet available for purchase (see Note 7).

Warrants Issued to Current Directors

Richard E. Otto Warrant Dated February 5, 2007. On February 5, 2007, the Company issued a warrant to purchase 209,000 shares of the Company’s common stock to Richard E. Otto, a member of the Board of Directors of the Company, as consideration for his service to the Company in 2006 and his continued service through 2007. The warrant has a five year term and is exercisable at $0.20 per share. The shares of common stock underlying the warrant vest or vested as follows: 100,000 shares vested immediately on February 5, 2007; 7,250 shares vested on March 31, 2007; 7,250 shares vested on June 30, 2007; 7,250 shares vest on September 30, 2007; 27,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010.

In the event of a change in control of the Company, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The fair value of the warrant was estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.80%; volatility of 181.17%; and an expected life of 5 years. The warrant had a fair value of approximately $40,213 at the date of issuance. As of July 31, 2007, 114,500 shares underlying the warrant were available for purchase and 94,500 shares underlying the warrant were unvested and were not yet available for purchase (see Note 7).

Lawrence M. Levy Warrant Dated March 15, 2007. On March 15, 2007, the Company issued a warrant to purchase 105,000 shares of the Company’s common stock to Lawrence M. Levy as consideration for his service as a member of the Company’s Board of Directors and his service as a member of the Audit Committee and Compensation Committee of the Board of Directors in 2007. The warrant has a five year term and is exercisable at $0.25 per share. The shares of common stock underlying the warrant vest or vested as follows: 6,250 shares vested on March 31, 2007; 6,250 shares vested on June 30, 2007; 6,250 shares vest on September 30, 2007; 26,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010.

In the event of a change in control of the Company, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The fair value of the warrant was estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.46%; volatility of 167.82%; and an expected life of 5 years. The warrant had a fair value of approximately $24,827 at the date of issuance. As of July 31, 2007, 12,500 shares underlying the warrant were available for purchase and 92,500 shares underlying the warrant were unvested and were not yet available for purchase (see Note 7).

Anthony Giordano, III Warrant Dated March 15, 2007. On March 15, 2007, the Company issued a warrant to purchase 109,000 shares of the Company’s common stock to Anthony Giordano, III as consideration for his service as a member of the Company’s Board of Directors and his service as the Chairman of the Audit Committee and member of the Compensation Committee of the Board of Directors in 2007. The warrant has a five year term and is exercisable at $0.25 per share. The shares of common stock underlying the warrant vest or vested as follows: 7,250 shares vested on March 31, 2007; 7,250 shares vested on June 30, 2007; 7,250 shares vest on September 30, 2007; 27,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010.

In the event of a change in control of the Company, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The fair value of the warrant was estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.46%; volatility of 167.82%; and an expected life of 5 years. The warrant had a fair value of approximately $25,772 at the date of issuance. As of July 31, 2007, 14,500 shares underlying the warrant were available for purchase and 94,500 shares underlying the warrant were unvested and were not yet available for purchase (see Note 7).

Warrant Issued to Former Director

On February 5, 2007, the Company issued a warrant to purchase 100,000 shares of the Company’s common stock to John A. Moore, a former member of the Board of Directors of the Company, as consideration for his service to the Company in 2006. The warrant has a five year term and is exercisable at $0.20 per share. All shares of common stock underlying the warrant vested on February 5, 2007. The shares of common stock issued upon the exercise of the warrant will be unregistered securities.

The fair value of the warrant was estimated on the date of issuance using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest of 4.80%; volatility of 181.17%; and an expected life of 5 years. The warrant had a fair value of approximately $19,241 at the date of issuance. As of July 31, 2007, all 100,000 shares underlying the warrant were available for purchase (see Note 7).

Common Stock Issued Upon Exercise of Warrants

On November 13, 2006, Century Capital exercised its right to purchase 425,000 shares of the Company's common stock underlying the warrants issued to it on May 14, 2004 and February 25, 2005. The $15,750 due to the Company as a result of this exercise was offset by the Company against monthly consulting fees due and owing to Century Capital that had been deferred for payment.

On February 19, 2007, James G. Aaron, a former director of the Company, exercised his right to purchase 66,666 shares of the Company’s common stock underlying the warrant issued to him on July 24, 2003. The Company received $17,334 ($0.26/share) in connection with the issuance of these shares.

On April 20, 2007, John A. Moore, a former director of the Company, exercised his right to purchase 133,400 shares of the Company’s common stock underlying the warrant issued to him on May 14, 2004. The Company received $5,336 ($0.04/share) in connection with the issuance of these shares. In addition, on April 20, 2007, Mr. Moore exercised his right to purchase 100,000 shares of the Company’s common stock underlying the warrant issued to him on February 25, 2005. The Company received $3,000 ($0.03/share) in connection with the issuance of these shares.

Summary of Warrants

Stock warrant transactions during the nine months ended July 31, 2007 were as follows:

	Warrant Shares	Exercise Price Per Common Share	Weighted Average Exercise Price Per Common Share	Aggregate Intrinsic Value

Outstanding at October 31, 2006	1,924,998	$0.03 - 0.26	$0.11
Issued during the period	648,000	$0.20 & 0.25	$0.23
Exercised during the period	(725,066)	$0.03, 0.04 & 0.26	$0.06
Terminated during the period	—	—	—
Outstanding at July 31, 2007	1,847,932	$0.03 - 0.26	$0.17	$101,990
Exercisable at July 31, 2007	1,503,932	$0.03 - 0.26	$0.15	$101,990

Information with respect to outstanding warrants and warrants exercisable at July 31, 2007 is as follows:

Range of Exercise Prices	Number of Shares Available Under Outstanding Warrants	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Common Share	Number of Shares Available for Purchase Under Outstanding Warrants	Weighted Average Exercise Price Per Common Share

$ 0.03 - 0.04	666,600	3.5	$0.04	666,600	$0.04
$ 0.20 - 0.26	1,181,332	2.9	$0.24	837,332	$0.24
	1,847,932	3.5	$0.17	1,503,932	$0.15

A summary of the nonvested shares subject to warrants at July 31, 2007 is as follows:

	Warrant Shares	Weighted Average Grant Date Fair Value Per Share

Nonvested at October 31, 2006	300,000	$0.04
Issued during the period	648,000	$0.23
Vested during the period	(604,000)	$0.13
Terminated during the period	—	—
Nonvested at July 31, 2007	344,000	$0.24

As of July 31, 2007, there was $74,594 of total unrecognized compensation cost related to nonvested share based compensation arrangements involving warrants. That cost is expected to be recognized over a weighted average period of 40 months.

Common Stock Issued as Payment for Consulting Services

On February 5, 2007, the Company issued 625,000 shares of its common stock to Mr. LaVance, a principal of Century Capital and the President and Chief Executive Officer of the Company and 625,000 shares of its common stock to Mr. Gifford, a principal of Century Capital and the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. An aggregate amount of 1,250,000 shares were issued as payment of $250,000 ($0.20 per share) of monthly consulting fees due to Century Capital that had been deferred for payment.

On February 5, 2007, the Company issued 50,000 shares of its common stock to Georgia Capital Management, Inc. These shares were issued as payment of $10,000 ($0.20 per share) of consulting fees due to Georgia Capital Management, Inc.

11.	Litigation

Syntest Litigation

On October 17, 2005, the Company and Breckenridge entered into a purchase and settlement agreement pursuant to which the Company sold its distribution and other rights and business with respect to the hormone replacement drug, Syntest, to Breckenridge. In consideration for the sale of such rights and the other benefits provided under the purchase and settlement agreement, Breckenridge paid the Company an aggregate of $1,000,000 as follows: (1) $250,000 was paid shortly after the execution of the purchase and settlement agreement, and (2) $50,000 was paid on or about the first day of each month for a 15 month period commencing on November 1, 2005 and ending on January 1, 2007. Further, pursuant to the settlement agreement, the Company and Breckenridge dismissed their actions against each other and released each other from any further claims arising out of the distribution and sale of Syntest, except as provided under the purchase and settlement agreement.

On November 22, 2006, the Company, Century Capital, David R. LaVance and Thomas S. Gifford entered into a settlement agreement and release with Syntho Pharmaceuticals Inc. (“Syntho”) and its principal owner, Muhammed Malik (collectively, the “Syntho Group”) and Intermax Pharmaceuticals, Inc. (“Intermax”). Pursuant to the settlement agreement, the Company and the Syntho Group agreed to dismiss with prejudice the actions against each other which were pending in the United States District Court for the Eastern District of New York and in the Superior Court of New Jersey. In addition, the Syntho Group agreed to dismiss with prejudice the related actions against Century Capital, David R. LaVance and Thomas S. Gifford which were pending in the United States District Court for the Eastern District of New York and the Company and Intermax agreed to dismiss with prejudice the related actions against each other which were pending in the United States District Court for the Eastern District of New York and in the Superior Court of New Jersey. As part of the settlement reached by the parties, the Syntho Group paid the Company an aggregate of $3,100,000 as follows: (1) $250,000 was paid upon the execution of the settlement agreement; (2) $100,000 was paid on or about the 27th day of each month for a 3 month period commencing on December 27, 2006 and ending on February 27, 2007 and (3) $2,550,000 was paid on March 27, 2007.

Loures Lawsuit

On December 28, 2004, an action was commenced in the Superior Court of New Jersey by James J. Loures, Jr. and his wife, Christine Loures, against the Company and certain of its former officers and directors. The plaintiffs allege that the Company, its former officers and certain of its former directors engaged in a scheme to inflate the Company’s revenues and earnings through a series of accounting irregularities and fraudulent financial disclosures during the period June 2001 through March 2003 which resulted in the plaintiffs’ loss of approximately $120,000. The plaintiffs’ allegations are the same as those alleged in the class action lawsuit previously settled by the Company on August 18, 2003. The plaintiffs were one of eight parties that opted out of the settlement related to the class action lawsuit.

On October 4, 2006, the Company filed a motion to dismiss the plaintiffs’ complaint for failure to comply with discovery requests in the time required by the court. On November 3, 2006, the court granted the Company’s motion and dismissed the complaint without prejudice.

On February 7, 2007, the plaintiffs’ supplied the Company with the outstanding discovery requests and requested that the court vacate the dismissal order previously issued and reinstate the complaint. On February 16, 2007, the court granted the plaintiffs’ request and reinstated the complaint. The Company is currently defending this action.

12.	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132R)” (“SFAS 158”). SFAS 158 requires companies with defined benefit plans and certain other plans to recognize on the balance sheet the difference between benefit obligations and any plan assets of those benefit plans. SFAS 158 is effective for fiscal years ending after December 15, 2006. The Company currently does not have any plans of this nature, therefore, SFAS 158 is not applicable to the Company and will have no impact.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretative guidance on the process of quantifying financial statement misstatements when they are identified and is effective for fiscal years ending after November 15, 2006. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheets and statement of operations and the related financial statement disclosures. The Company applied the provisions of SAB 108 beginning in the first quarter of fiscal 2007 and there was no impact to its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No.115” (“SFAS 159”). SFAS 159 provides companies with an option to measure, at specified election dates, certain financial instruments and other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in its financial results during each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS 159 to have a material impact on its results of operations or financial condition.

In June 2007, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) in EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. The Company does not expect EITF 07-3 to have a material impact on its results of operations or financial condition.

13.	Subsequent Events

Issuances of Common Stock

On August 21, 2007, the Company issued 200,000 shares of its common stock to Buckman, Buckman & Reid, Inc. as consideration for investment banking and consulting services. The Company did not receive any proceeds from this issuance and recorded $36,000 of consulting expense based on the fair market value of the Company’s common stock ($0.18 per share) on the date the agreement was executed (August 21, 2007).

On August 21, 2007, the Company issued 10,000 shares of its common stock to Red Bank Capital, LLC as consideration for consulting services. The Company did not receive any proceeds from this issuance and recorded $1,800 of consulting expense based on the fair market value of the Company’s common stock ($0.18 per share) on the date the common stock was issued (August 21, 2007).

Hardware Development Agreement

On August 22, 2007, the Company and Sparton Medical Systems (“Sparton”), a business group of Sparton Electronics Florida, Inc., entered into a development agreement whereby Sparton will provide Scivanta engineering and development support for the hardware component of the HCMS. Sparton Electronics Florida, Inc. is a wholly owned subsidiary of Sparton Corporation (NYSE: SPA). The development agreement has a one year term and may be extended for additional one year terms. The development agreement can be terminated at any time by either party upon the delivery of written notice to the other party. The services to be provided by Sparton include: (1) planning and development of design control documents, (2) concept development, including mechanical, electrical and software design, (3) completion of a detailed design and an engineering model, (4) assembly of proto-type models and preliminary design verification testing, (5) the production of “pilot” devices using formal drawings and validated processes, and (6) design verification testing on the “pilot” units.

Scivanta is required to make an initial deposit of $60,000 which will be applied to the payment of material costs and fees owed by Scivanta under the development agreement; provided that Scivanta makes timely payments to Sparton during the first four months of the development agreement. Scivanta is also required to pre-pay for any material with a cost in excess of $5,000. It is estimated that up to $1,650,000 could be billed by Sparton for services and materials provided under the development agreement. Such expenditures will be recorded as research and development expenses as incurred.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by Article IV of our restated articles of incorporation, Article 5 of our amended and restated bylaws and the Nevada General Corporation Law. These documents provide for the indemnification of our directors, officers, employees and agents for expenses incurred in connection with the defense of actions, suits or proceedings as permitted under Nevada law.

Our restated articles of incorporation provide that we shall indemnify each present and future officer and director of Scivanta Medical Corporation (“Scivanta” or the “Registrant”) and each person who serves at the request of Scivanta as an officer or director of another corporation, whether or not such person is also an officer or director of Scivanta, against all costs, expenses and liabilities, including the amounts of judgments, amounts paid in settlements, attorneys’ fees and other related expenses, which may be incurred by the officer or director in connection with any claim, action, suit, proceeding, investigation or inquiry made, instituted or threatened in which the officer or director may be involved as a party or otherwise by reason of any past or future action taken or authorized and approved by him or her or any omission to act as such officer or director. Scivanta shall not indemnify any officer or director for costs, expenses or liabilities that relate to matters as to which he or she is finally adjudged to be liable by reason of his or her negligence or willful misconduct toward Scivanta or such other corporation in the performance of his or her duties as such officer or director.

In addition to what it provided in our restated articles of incorporation, our amended and restated bylaws provide that we shall indemnify any person made a party to any proceeding by reason of the fact that he or she is or was a director of Scivanta, provided that the director conducted himself or herself in good faith and he or she reasonably believed that his or her conduct was in the best interests of Scivanta or was not opposed to the best interests of Scivanta, and in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We shall not indemnify a director in connection with a proceeding by or in the right of Scivanta in which the director was adjudged to be liable to Scivanta, or in connection with any proceeding charging improper benefit to the director in which he or she was adjudged to be liable on the basis that personal benefit was improperly received to the director. Further, our amended and restated bylaws permit us to pay for or reimburse the expenses incurred by a director in connection with any suit or proceeding to which he or she is a party in advance of the final disposition of the suit or proceeding, provided that the director furnishes Scivanta a confirmation of his or her good faith belief that he or she has met the standard of conduct described above, the director furnishes Scivanta an undertaking to repay the amount advanced if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts would not preclude indemnification under our bylaws or under Nevada law.

In addition, our amended and restated bylaws provide that, by action of our board of directors, we may indemnify and advance expenses to any officer, employee or agent of Scivanta who is not a director to the same extent as to a director, or to any greater extent consistent with public policy.

Under Nevada law, we are permitted to indemnify any person who is entitled to indemnification for amounts expended for attorneys’ fees, judgments, fines and in settlement in connection with the action, suit or proceeding. In the case of a proceeding by or in the right of Scivanta, indemnification is limited to reasonable expenses incurred by the director, officer, employee or agent in connection with the proceeding.

We believe that the indemnity and limitation of liability provisions contained in our amended and restated bylaws and in our restated articles of incorporation are necessary to attract and retain qualified persons for those positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

We have been advised that, in the opinion of the Securities and Exchange Commission (the “SEC”), indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

In addition to the indemnification provided for in our restated articles of incorporation and amended and restated by laws, we may enter into indemnification agreements with our existing and future directors and officers. We also have obtained liability insurance for the benefit of our directors and officers which provides for up to $2,000,000 in aggregate coverage.

For a complete description of the indemnification provided by Scivanta to its directors and officers, see Article IV of our restated articles of incorporation and Article 5 of our amended and restated by laws, included as Exhibit 3.1 and Exhibit 3.2, respectively, to our quarterly report on Form 10-QSB for the quarter ended January 31, 2006 filed with the SEC on January 29, 2007.

Item 25.	Other Expenses of Issuance and Distribution.

SEC registration fee	$29
Accounting fees and expenses (estimated)	10,000
Legal fees and expenses (estimated)	50,000
Printing costs (estimated)	3,000
Blue Sky fees and expenses (estimated)	2,500
Transfer Agent and Registrar fees and expenses (estimated)	2,500
Miscellaneous costs and expenses (estimated)	10,000
Total (estimated)	$78,029

All of the expenses associated with the registration of securities covered by this registration statement will be paid by Scivanta.

Item 26.	Recent Sales of Unregistered Securities.

Set forth in the table and discussion below is information with respect to the issuances by Scivanta of (1) unregistered shares of common stock, (2) unregistered warrants and options to purchase common stock, and (3) unregistered debentures convertible into common stock, which have occurred since October 15, 2004. The number of shares issued or issuable refers to common stock.

Date of Issuance	Name of Security Holder	Number of Shares Issued or Issuable
November 1, 2004	David R. LaVance (exercise of warrant)	210,938	[1]
	Thomas S. Gifford (exercise of warrant)	210,938	[1]
	David R. LaVance (exercise of warrant)	100,000	[2]
	Thomas S. Gifford (exercise of warrant)	100,000	[2]

December 23, 2004	Allan J. Jones (issuance of non-qualified stock option)	25,000	[3]
	Adele Ehlin (issuance of non-qualified stock option	10,000	[3]

February 25, 2005	Century Capital Associates LLC (issuance of warrant for services)	500,000	[4]
	David R. LaVance (exercise of warrant)	70,312	[1]
	Thomas S. Gifford (exercise of warrant)	70,312	[1]
	David R. LaVance (exercise of warrant)	125,000	[4]
	Thomas S. Gifford (exercise of warrant)	125,000	[4]
	David R. LaVance (for services)	550,000	[5]
	Thomas S. Gifford (for services)	550,000	[5]
	John A. Moore (exercise of warrant)	66,600	[6]
	John A. Moore (issuance of warrant for services)	200,000	[7]
	Richard E. Otto (issuance of warrant for services)	200,000	[7]
	John A. Moore (exercise of warrant)	100,000	[7]

May 11, 2005	William Sear (issuance of warrant for services)	100,000	[8]

Date of Issuance	Name of Security Holder	Number of Shares Issued or Issuable
May 16, 2005	William Sear (exercise of warrant)	100,000	[8]

May 20, 2005	David R. LaVance (exercise of warrant)	31,250	[4]
	Thomas S. Gifford (exercise of warrant)	31,250	[4]

May 26, 2005	Manor Oaks Capital Management, Inc. (issuance of convertible debenture)	375,000	[9]
	Chartwell Partners, LLP (issuance of convertible debenture)	375,000	[9]
	Glenwood Partners, L.P. (issuance of convertible debenture)	375,000	[9]
	Radiology for South Philadelphia Profit Sharing Plan (issuance of convertible debenture)	375,000	[9]
	Mark W. Cooper (issuance of convertible debenture)	375,000	[9]
	Richard S. Rimer (issuance of convertible debenture)	375,000	[9]

August 25, 2005	David R. LaVance (exercise of warrant)	31,250	[4]
	Thomas S. Gifford (exercise of warrant)	31,250	[4]
	Richard S. Rimer	3,000,000	[10]
	John A. Moore	1,000,000	[10]
	David R. LaVance (for services)	500,000	[11]
	Thomas S. Gifford (for services)	500,000	[11]

December 23, 2005	Allan J. Jones (issuance of non-qualified stock option)	100,000	[12]

November 13, 2006	David R. LaVance (exercise of warrant)	150,000	[2]
	Thomas S. Gifford (exercise of warrant)	150,000	[2]
	David R. LaVance (exercise of warrant)	62,500	[4]
	Thomas S. Gifford (exercise of warrant)	62,500	[4]

January 1, 2007	Dian Griesel (warrant issued for services)	125,000	[13]

Date of Issuance	Name of Security Holder	Number of Shares Issued or Issuable
February 5, 2007	David R. LaVance (for services)	625,000	[14]
	Thomas S. Gifford (for services)	625,000	[14]
	Georgia Capital Management, Inc. (for services)	50,000	[15]
	David R. LaVance (issuance of non-qualified stock option)	500,000	[16]
	Thomas S. Gifford (issuance of non-qualified stock option)	500,000	[16]
	Allan J. Jones (issuance of non-qualified stock option)	100,000	[17]
	Richard E. Otto (issuance of warrant)	100,000	[18]
	John A. Moore (issuance of warrant)	100,000	[19]

February 8, 2007	Jesse H. Austin (issuance of convertible debenture)	208,333	[20]
	Andrew O. Whiteman and Gwen C. Whiteman, JTWROS (issuance of convertible debenture)	104,167	[20]
	Alan Eicoff (issuance of convertible debenture)	104,167	[20]
	Jack W. Cumming (issuance of convertible debenture)	104,167	[20]
	Scott C. Withrow (issuance of convertible debenture)	104,167	[20]
	Terrence McQuade (issuance of convertible debenture)	104,167	[20]
	Steven J. Olsen (issuance of convertible debenture)	104,167	[20]
	Robert P. Reynolds (issuance of convertible debenture)	52,083	[20]
	Chartwell Partners, LLP (issuance of convertible debenture)	52,083	[20]
	Marc G. Robinson and Joshua Goldfarb (issuance of convertible debenture)	104,167	[20]

Date of Issuance	Name of Security Holder	Number of Shares Issued or Issuable
February 19, 2007	James A. Aaron (exercise of warrant)	66,666	[21]

April 20, 2007	John A. Moore (exercise of warrant)	133,400	[6]
	John A. Moore (exercise of warrant)	100,000	[7]

March 15, 2007	Lawrence M. Levy (issuance of warrant for services)	105,000	[22]
	Anthony Giordano, III (issuance of warrant for services)	109,000	[23]

May 10, 2007	Manor Oaks Capital Management, Inc. (conversion of convertible debenture)	375,000	[9]
	Chartwell Partners, LLP (conversion of convertible debenture)	375,000	[9]
	Glenwood Partners, L.P. (conversion of convertible debenture)	375,000	[9]
	Radiology for South Philadelphia Profit Sharing Plan (conversion of convertible debenture)	375,000	[9]
	Mark W. Cooper (conversion of convertible debenture)	375,000	[9]
	Richard S. Rimer (conversion of convertible debenture)	250,000	[9]
	Manor Oaks Capital Management, Inc. (payment of interest due on convertible debenture)	19,048	[9]
	Chartwell Partners, LLP (payment of interest due on convertible debenture)	19,048	[9]
	Glenwood Partners, L.P. (payment of interest due on convertible debenture)	19,048	[9]
	Radiology for South Philadelphia Profit Sharing Plan (payment of interest due on convertible debenture)	19,048	[9]
	Mark W. Cooper (payment of interest due on convertible debenture)	19,048	[9]
	Richard S. Rimer (payment of interest due on convertible debenture)	19,048	[9]

Date of Issuance	Name of Security Holder	Number of Shares Issued or Issuable
August 21, 2007	Buckman, Buckman & Reid, Inc. (for services)	200,000	[24]
	Red Bank Capital, LLC (for services)	10,000	[25]

[1]
On February 1, 2003, a warrant to purchase 1,500,000 shares of common stock of Scivanta was issued to Century Capital Associates LLC (“Century Capital”). The warrant had a ten year term and was initially exercisable at $1.34 per share (the “Underlying Purchase Price”) until February 1, 2013, subject to certain adjustments as specified in the warrant agreement. David R. LaVance, Scivanta’s Chairman, President and Chief Executive Officer, and Thomas S. Gifford, Scivanta’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary, are principals of Century Capital, a consulting firm.

The Underlying Purchase Price adjusted to $0.02 per share as of November 1, 2004, the date when Century Capital exercised its right to purchase an aggregate of 421,876 shares of the Scivanta’s common stock underlying the warrant. 210,938 shares were issued to Mr. LaVance and 210,938 shares were issued to Mr. Gifford. The $8,438 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On February 25, 2005, Century Capital exercised its right to purchase and aggregate of 140,624 shares of the Scivanta’s common stock underlying the warrant at $0.02 per share. 70,312 shares were issued to Mr. LaVance and 70,312 shares were issued to Mr. Gifford. The $2,812 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[2]
On May 14, 2004, a warrant to purchase 700,000 shares of common stock of Scivanta was issued to Century Capital. The warrant had a ten year term and was exercisable at $0.04 per share until May 14, 2014. David R. LaVance, Scivanta’s Chairman, President and Chief Executive Officer, and Thomas S. Gifford, Scivanta’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary, are principals of Century Capital, a consulting firm.

On November 1, 2004, Century Capital exercised its right to purchase 200,000 shares of Scivanta’s common stock underlying the warrant. 100,000 shares were issued to Mr. LaVance and 100,000 shares were issued to the Mr. Gifford. The $8,000 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 13, 2006, Century Capital exercised its right to purchase 300,000 shares of Scivanta’s common stock underlying the warrant. 150,000 shares were issued to Mr. LaVance and 150,000 shares were issued to the Mr. Gifford. The $12,000 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[3]
On December 23, 2004, Scivanta granted a non-qualified stock option to purchase 25,000 shares of common stock to Allan J. Jones, Scivanta’s controller, pursuant to Scivanta’s 2002 Equity Incentive Plan. The option has a ten year term and is exercisable at $0.02 per share. All shares of common stock underlying the option vested on December 23, 2004. The option was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 23, 2004, Scivanta granted a non-qualified stock option to purchase 10,000 shares of common stock to Adele Ehlin, an employee of Scivanta at the date of grant, pursuant to Scivanta’s 2002 Equity Incentive Plan. The option has a ten year term and is exercisable at $0.02 per share. All shares of common stock underlying the option vested on December 23, 2004. The option was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[4]
On February 25, 2005, a warrant to purchase 500,000 shares of common stock of Scivanta was issued to Century Capital. The warrant had a ten year term and was exercisable at $0.03 per share until February 25, 2015. The warrant vested as follows: (a) 250,000 of the shares of Scivanta’s common stock underlying the warrant became available for purchase as of February 1, 2005; (b) an additional 20,833 of the shares underlying the warrant became available for purchase on the last day of each month commencing February 28, 2005 and ending December 31, 2005 and (c) 20,837 of the shares underlying the warrant became available for purchase on January 31, 2006. David R. LaVance, Scivanta’s Chairman, President and Chief Executive Officer, and Thomas S. Gifford, Scivanta’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary, are principals of Century Capital, a consulting firm. The warrant was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On February 25, 2005, Century Capital exercised its right to purchase 250,000 shares of Scivanta’s common stock underlying the warrant. 125,000 shares were issued to Mr. LaVance and 125,000 shares were issued to the Mr. Gifford. The $7,500 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against amounts due and owing to Century Capital related to deferred monthly consulting fees. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 20, 2005, Century Capital exercised its right to purchase 62,500 shares of Scivanta’s common stock underlying the warrant. 31,250 shares were issued to Mr. LaVance and 31,250 shares were issued to Mr. Gifford. The $1,875 due to Scivanta from Century Capital as a result of these exercises was offset by Scivanta against deferred monthly consulting fees due to Century Capital. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On August 25, 2005, Century Capital exercised its right to purchase 62,500 shares of Scivanta’s common stock underlying the warrant. 31,250 shares were issued to Mr. LaVance and 31,250 shares were issued to Mr. Gifford. The $1,875 due to Scivanta from Century Capital as a result of these exercises was offset by Scivanta against deferred monthly consulting fees due to Century Capital. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 13, 2006, Century Capital exercised its right to purchase 125,000 shares of Scivanta’s common stock underlying the warrant. 62,500 shares were issued to Mr. LaVance and 62,500 shares were issued to the Mr. Gifford. The $3,750 due to Scivanta from Century Capital as a result of this exercise was offset by Scivanta against monthly consulting fees due and owing to Century Capital that had been deferred for payment. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[5]
On February 25, 2005, Scivanta issued an aggregate of 1,100,000 shares of common stock, fair market value of $33,000 or $0.03 per share on the date of issuance, to the principals of Century Capital, David R. LaVance and Thomas S. Gifford, as payment for monthly consulting fees of $60,000 and an annual bonus of $50,000 due and owing to Century Capital that had been deferred for payment. 550,000 shares were issued to each of Messers. LaVance and Gifford. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[6]
On May 14, 2004, a warrant to purchase 200,000 shares of common stock of Scivanta was issued to each of John A. Moore, Richard E. Otto and Salvatore J. Badalamenti, Scivanta’s then independent members of its board of directors. Each warrant has a five year term and is exercisable at $0.04 per share until May 14, 2009. An aggregate amount of 600,000 shares of common stock could be issued pursuant to these warrants.

On February 25, 2005, John A. Moore exercised his right to purchase 66,600 shares of Scivanta’s common stock underlying the warrant issued to him on May 14, 2004. Scivanta received gross proceeds of $2,664 from the issuance of these shares. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On April 20, 2007, John A. Moore exercised his right to purchase 133,400 shares of Scivanta’s common stock underlying the warrant issued to him on May 14, 2004. Scivanta received $5,336 ($0.04 per share) in connection with the issuance of these shares. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[7]
On February 25, 2005, a warrant to purchase 200,000 shares of common stock of Scivanta was issued to each of John A. Moore and Richard E. Otto, Scivanta’s then independent members of its board of directors. Each warrant has a five year term and is exercisable at $0.03 per share until February 25, 2010. An aggregate amount of 400,000 shares of common stock could be issued pursuant to these warrants. The shares of common stock underlying each warrant vested equally on and after the date of issue (100,000 shares) and on and after the first anniversary date (100,000). The warrants were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On February 25, 2005, John A. Moore, exercised his right to purchase 100,000 shares of Scivanta’s common stock underlying the warrant issued to him on May 14, 2004. Scivanta received $3,000 in connection with the issuance of these shares. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On April 20, 2007, John A. Moore exercised his right to purchase 100,000 shares of Scivanta’s common stock underlying the warrant issued to him on February 25, 2005. Scivanta received $3,000 ($0.03 per share) in connection with the issuance of these shares. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[8]
On May 11, 2005, a warrant to purchase 100,000 shares of common stock of Scivanta was issued to Dr. William Sear for consulting services rendered by Dr. Sear to Scivanta. The warrant had a five year term and was exercisable at $0.05 per share until May 11, 2010. All of the shares of common stock underlying the warrant vested on the date of issuance, May 11, 2005. The warrant was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 16, 2005, all 100,000 shares underlying the warrant were purchased. Scivanta received $5,000 of gross proceeds from the issuance of these shares. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[9]
On May 26, 2005, Scivanta closed on a private placement of convertible debentures. The gross proceeds received in connection with this private placement were $300,000. The convertible debentures had a 2 year term maturing on April 30, 2007, and bore interest at a rate of 8% per annum. Interest was payable in annual installments, beginning on May 1, 2006, in cash or, at the option of Scivanta, in shares of Scivanta’s common stock. If Scivanta elected to pay the interest in shares of Scivanta’s common stock, the number of shares issued as payment would be equal to the quotient of the unpaid interest divided by the market price of Scivanta’s common stock as defined in the convertible debentures. Up to 50% of the aggregate principal amount of the convertible debentures were convertible into Scivanta’s common stock, at the option of the holders, at a conversion price of $0.10 per share. The remaining 50% of the aggregate principal amount of the convertible debentures were convertible into Scivanta’s common stock, at the option of the holders, at a conversion price of $0.20 per share. An aggregate amount of 2,250,000 shares of common stock could have been issued for the principal amount of the convertible debentures. The convertible debentures were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 10, 2007, the holders of the convertible debentures, which matured on April 30, 2007, elected to convert $275,000 of the outstanding principal balance into shares of Scivanta’s common stock. As a result, pursuant to the terms of the convertible debentures, Scivanta issued 2,125,000 shares of its common stock and repaid the balance of $25,000 in cash. In addition, Scivanta issued 114,288 shares of its common stock to the convertible debenture holders as payment of $24,000 of interest due on the convertible debentures for the period commencing May 1, 2006 and ending April 30, 2007. The number of shares issued as payment of the interest due was calculated based on the fair market value of Scivanta’s common stock ($0.21 per share) on April 30, 2007. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[10]
On August 25, 2005, Scivanta closed on a private placement of 4,000,000 shares of common stock. The gross proceeds received in connection with this private placement were $200,000 ($0.05 per share). Richard S. Rimer, a private investor, purchased 3,000,000 shares of Scivanta’s common stock for $150,000. John A. Moore purchased 1,000,000 shares of Scivanta’s common stock for $50,000. The market price of Scivanta’s common stock on the date of closing the transaction was $0.04 per share. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[11]
On August 25, 2005, Scivanta issued 1,000,000 shares of common stock, fair market value of $40,000 or $0.04 per share on the date of issuance, to the principals of Century Capital, David R. LaVance and Thomas S. Gifford, as payment for monthly consulting fees of $50,000 due and owing to Century Capital that had been deferred for payment. 500,000 shares were issued to each of Messers. LaVance and Gifford. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[12]
On December 23, 2005, Scivanta issued a non-qualified stock option to purchase 100,000 shares of common stock pursuant to Scivanta’s 2002 Equity Incentive Plan to Allan J. Jones, Scivanta’s controller. The option has a ten year term and is exercisable at $0.08 per share. The shares of common stock underlying the option vest as follows: 25,000 shares vested on December 23, 2005; 25,000 shares vested on December 23, 2006; 25,000 shares vest on December 23, 2007 and 25,000 shares vest on December 23, 2008. In the event of a change in control of Scivanta, as defined in the option, the option becomes fully vested as of ten days prior to the change in control. The option was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[13]
On January 1, 2007, Scivanta issued a warrant to purchase 125,000 shares of Scivanta’s common stock to Dian Griesel, the principal owner of the Investors Relations Group, in connection with an investor relations and public relations consulting agreement entered into between Scivanta and the Investors Relations Group. The warrant has a five year term and is exercisable at $0.25 per share until December 31, 2012. The shares of common stock underlying the warrant vest or vested as follows: 31,250 shares vested on March 31, 2007; 31,250 shares vested on June 30, 2007; 31,250 shares vested on September 30, 2007 and 31,250 shares vest on December 31, 2007. In the event of a change in control of Scivanta, as defined in the warrant agreement, the warrant becomes fully vested as of ten days prior to the change in control. The warrant was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[14]
On February 5, 2007, Scivanta issued 1,250,000 shares of its common stock, fair market value of $250,000 or $0.20 per share on the date of issuance, to the principals of Century Capital, David R. LaVance and Thomas S. Gifford, as payment for monthly consulting fees of $250,000 due to Century Capital that had been deferred for payment. 625,000 shares were issued to each of Messers. LaVance and Gifford. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[15]
On February 5, 2007, Scivanta issued 50,000 shares of its common stock to Georgia Capital Management, Inc. These shares were issued as payment of $10,000 ($0.20 per share) of consulting fees due to Georgia Capital Management, Inc. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[16]
On February 5, 2007, Scivanta granted a non-qualified stock option to purchase 500,000 shares of common stock pursuant to Scivanta’s 2002 Equity Incentive Plan to each of David R. LaVance and Thomas S. Gifford. An aggregate amount of 1,000,000 shares of common stock could be granted pursuant to these options. Each option has a ten year term and is exercisable at $0.20 per share. Mr. LaVance is Scivanta’s Chairman, President and Chief Executive Officer, and Mr. Gifford is Scivanta’s Executive Vice President, Chief Financial Officer (Treasurer) and Secretary.

The shares of common stock underlying each option vest as follows: 14,000 shares vest on the last day of each month commencing February 28, 2007 through December 31, 2009 and the remaining 10,000 shares vest on January 31, 2010. The vesting of 275,000 shares underlying each option will be accelerated as follows: (1) 25,000 shares upon execution of a board of directors approved agreement between Scivanta and a medical device company for the purpose of collaboration on the development of the Hickey Cardiac Monitoring System (the “HCMS”) or the distribution of the HCMS; (2) 100,000 shares upon Scivanta’s receipt of approval from the United States Food and Drug Administration to market the HCMS; (3) 50,000 shares upon Scivanta’s receipt of cash in the amount of $2,000,000 (whether by debt, equity or otherwise) for use in the development and/or marketing of the HCMS, the payment of general and administrative expenses and for other purposes; (4) 50,000 shares upon Scivanta’s acquisition of a product or technology other than the HCMS; and (5) 50,000 shares upon Scivanta’s receipt of cash in the amount of $3,000,000 (whether by debt, equity or otherwise) for use in the development and/or marketing of the HCMS or any other acquired product, the payment of general and administrative expenses and for other purposes.

On June 29, 2007, 25,000 shares of common stock underlying each option vested due to Scivanta’s execution of its development agreement with Ethox International, Inc. As a result of this accelerated vesting, the remaining unvested shares of common stock underlying each option vest as follows: 14,000 shares vest on the last day of each month through October 31, 2009 and the remaining 13,000 shares vest on November 30, 2009.

In the event of a change in control of Scivanta, as defined in the options, each of the options becomes fully vested as of ten days prior to the change in control. The options were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[17]
On February 5, 2007, Scivanta issued a non-qualified stock option to purchase 100,000 shares of common stock pursuant to Scivanta’s 2002 Equity Incentive Plan to Allan J. Jones, Scivanta’s controller. The option has a ten year term and is exercisable at $0.20 per share. The shares of common stock underlying the option vest as follows: 33,333 shares vest on December 31, 2007; 33,333 shares vest on December 31, 2008; and 33,334 shares vest on December 31, 2009. In the event of a change in control of Scivanta, as defined in the option, the option becomes fully vested as of ten days prior to the change in control. The option was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[18]
On February 5, 2007, Scivanta issued a warrant to purchase 209,000 shares of Scivanta’s common stock to Richard E. Otto, a member of the board of directors of Scivanta, as consideration for his service to Scivanta in 2006 and his continued service through 2007. The warrant has a five year term and is exercisable at $0.20 per share. The shares of common stock underlying the warrant vest or vested as follows: 100,000 shares vested immediately on February 5, 2007; 7,250 shares vested on March 31, 2007; 7,250 shares vested on June 30, 2007; 7,250 shares vested on September 30, 2007; 27,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010. In the event of a change in control of Scivanta, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The warrant was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[19]
On February 5, 2007, Scivanta issued a warrant to purchase 100,000 shares of Scivanta’s common stock to John A. Moore, as consideration for his service a member of Scivanta’s board of directors in 2006. Mr. Moore resigned from the Scivanta board of directors on January 2, 2007. The warrant has a five year term and is exercisable at $0.20 per share. All shares of common stock underlying the warrant vested on February 5, 2007. The warrant was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[20]
On February 8, 2007, Scivanta closed on a private placement of 8% convertible debentures dated February 1, 2007. The gross proceeds received in connection with this private placement were $250,000, which will be used for working capital purposes, including the development of the HCMS. The convertible debentures have a 3 year term maturing on January 31, 2010, and bear interest at a rate of 8% per annum. Interest is payable in annual installments, beginning on February 1, 2008, in cash or, at the option of Scivanta, in shares of Scivanta’s common stock. If Scivanta elects to pay the interest in shares of Scivanta’s common stock, the number of shares issued as payment will be equal to the quotient of the unpaid interest divided by the market price of the Scivanta’s common stock as defined in the convertible debentures.

Up to 50% of the aggregate principal amount of the convertible debentures are immediately convertible into shares of Scivanta’s common stock at the option of the holders at a conversion price of $0.20 per share. The remaining 50% of the aggregate principal amount of the convertible debentures are convertible at the option of the holders at any time after February 1, 2008 at a conversion price of $0.30 per share. An aggregate amount of 1,041,667 shares of common stock can be issued for the principal amount of the convertible debentures. In connection with the issuance of the convertible debentures, Scivanta relied on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act.

[21]
On July 24, 2003, a warrant to purchase 200,000 shares of common stock of Scivanta was issued to each of John A. Moore, Richard E. Otto, Salvatore J. Badalamenti and James G. Aaron, Scivanta’s then independent members of its board of directors. Each warrant has a five year term and is exercisable at $0.26 per share until July 24, 2008. An aggregate amount of 800,000 shares of common stock could be issued pursuant to these warrants.

On February 19, 2007, James G. Aaron, exercised his right to purchase 66,666 shares of Scivanta’s common stock underlying the warrant issued to him. Scivanta received $17,334 ($0.26 per share) in connection with the issuance of these shares. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[22]
On March 15, 2007, Scivanta issued a warrant to purchase 105,000 shares of Scivanta’s common stock to Lawrence M. Levy as consideration for his service as a member of Scivanta’s board of directors and his service as a member of the audit committee and compensation committee of the board of directors in 2007. The warrant has a five year term and is exercisable at $0.25 per share. The shares of common stock underlying the warrant vest or vested as follows: 6,250 shares vested on March 31, 2007; 6,250 shares vested on June 30, 2007; 6,250 shares vested on September 30, 2007; 26,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010. In the event of a change in control of Scivanta, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The shares of common stock issued upon the exercise of the warrant will be unregistered securities. The warrant was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[23]
On March 15, 2007, Scivanta issued a warrant to purchase 109,000 shares of Scivanta’s common stock to Anthony Giordano, III as consideration for his service as a member of Scivanta’s board of directors and his service as the chairman of the audit committee and member of the compensation committee of the board of directors in 2007. The warrant has a five year term and is exercisable at $0.25 per share. The shares of common stock underlying the warrant vest or vested as follows: 7,250 shares vested on March 31, 2007; 7,250 shares vested on June 30, 2007; 7,250 shares vested on September 30, 2007; 27,250 shares vest on December 31, 2007; 20,000 shares vest on December 31, 2008; 20,000 shares vest on December 31, 2009; and 20,000 shares vest on December 31, 2010. In the event of a change in control of Scivanta, as defined in the warrant, the warrant becomes fully vested as of ten days prior to the change in control. The warrant was issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[24]
On August 21, 2007, Scivanta issued 200,000 shares of its common stock to Buckman, Buckman & Reid, Inc. as consideration for investment banking and consulting services. Scivanta did not receive any proceeds from this issuance. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

[25]
On August 21, 2007, Scivanta issued 10,000 shares of its common stock to Red Bank Capital, LLC as consideration for consulting services. Scivanta did not receive any proceeds from this issuance. These shares were issued in reliance on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

General

The issuance of securities in the transactions described above were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their level of sophistication or status as an accredited investor and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 27.	Index to Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Exhibit

3.1
Restated Articles of Incorporation of the Registrant which was filed in the Office of the Secretary of State of the State of Nevada on January 23, 2007 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2006, filed with the SEC on January 29, 2007).

3.2
Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2006, filed with the SEC on January 29, 2007).

4.1
Specimen stock certificate representing the Registrant’s common stock (Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2006, filed with the SEC on January 29, 2007).

4.2
Form of Convertible Debenture, dated February 1, 2007, issued to the following persons and in the following amounts: Jesse H. Austin, III ($50,000); Andrew O. Whiteman and Gwen C. Whiteman, JTWROS ($25,000); Alan Eicoff ($25,000); Jack W. Cumming ($25,000); Scott C. Withrow ($25,000); Terrence McQuade ($25,000); Steven J. Olsen ($25,000); Robert P. Reynolds ($12,500); Chartwell Partners, LLP ($12,500); and Marc G. Robinson and Joshua Goldfarb ($25,000) (Incorporated by reference to Exhibit 4.8 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

5.1	Opinion of Giordano, Halleran & Ciesla, a Professional Corporation, including the consent of such counsel.

10.1
The Registrant’s 2002 Equity Incentive Plan, adopted and effective January 1, 2002 (Incorporated by reference to Exhibit B of the Registrant’s definitive proxy statement, filed with the SEC on June 10, 2002).

10.2
Warrant to purchase 200,000 shares of common stock of the Registrant, dated July 24, 2003, issued to Richard E. Otto (Incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.3
Warrant to purchase 200,000 shares of common stock of the Registrant, dated July 24, 2003, issued to John A. Moore (Incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.4
Warrant to purchase 200,000 shares of common stock of the Registrant, dated July 24, 2003, issued to Salvatore J. Badalamenti (Incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.5
Warrant to purchase 200,000 shares of common stock of the Registrant, dated May 14, 2004, issued to Richard E. Otto (Incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.6
Warrant to purchase 200,000 shares of common stock of the Registrant, dated May 14, 2004, issued to Salvatore J. Badalamenti (Incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.7
Warrant to purchase 700,000 shares of common stock of the Registrant, dated May 14, 2004, issued to Century Capital Associates LLC (Incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.8
Warrant to purchase 200,000 shares of common stock of the Registrant, dated February 25, 2005, issued to Richard E. Otto (Incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.9
Sublease Agreement, dated February 1, 2007, between the Registrant and Century Capital Associates LLC (Incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

10.10
Technology License Agreement between The Research Foundation of State University of New York for and on behalf of University of Buffalo and the Registrant dated November 10, 2006 (Incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 14, 2006).

10.11
Non-qualified stock option to purchase 500,000 shares of common stock of the Registrant, dated February 5, 2007, issued to David R. LaVance (Incorporated by reference to Exhibit 10.16 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

10.12
Non-qualified stock option to purchase 500,000 shares of common stock of the Registrant, dated February 5, 2007, issued to Thomas S. Gifford (Incorporated by reference to Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

10.13
Warrant to purchase 209,000 shares of common stock of the Registrant, dated February 5, 2007, issued to Richard E. Otto (Incorporated by reference to Exhibit 10.18 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

10.14
Warrant to purchase 105,000 shares of common stock of the Registrant, dated March 15, 2007, issued to Lawrence M. Levy (Incorporated by reference to Exhibit 10.19 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2007).

10.15
Warrant to purchase 109,000 shares of common stock of the Registrant, dated March 15, 2007, issued to Anthony Giordano, III (Incorporated by reference to Exhibit 10.19 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2007).

10.16
The Registrant’s 2007 Equity Incentive Plan, adopted and effective May 31, 2007 (Incorporated by reference to Appendix to the Registrant’s definitive proxy statement, filed with the SEC on April 27, 2007).

10.17
Product Development Agreement, dated June 29, 2007, between the Registrant and Ethox International, Inc. including Schedule 2.4 - Form of Agreement to Manufacture Disposable Catheters. Upon the request of the SEC, the Registrant agrees to furnish copies of each of the following schedules: Schedule 2.1 - Project Costs and Schedule; Schedule 2.2 - System Hardware and Software Specifications; and Schedule 2.3 - Disposable Catheter Specifications (Incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 3, 2007).

10.18
Addendum to the Technology License Agreement, dated November 10, 2006, between the Registrant and The Research Foundation of State University of New York, for and on behalf of the University at Buffalo, and Donald D. Hickey, M.D. and Clas E. Lundgren, dated June 29, 2007 (Incorporated by reference to Exhibit 10.18 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 3, 2007).

10.19
Software Engineering Agreement, dated July 2, 2007, between the Registrant and Applied Sciences Group, Inc. (Incorporated by reference to Exhibit 10.19 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 3, 2007).

10.20
Product Development Agreement, dated August 23, 2007, between the Registrant and Sparton Medical Systems, a business group of Sparton Electronics Florida, Inc., including Exhibit B - Change Approval Form and Exhibit D - Payment Terms. Upon the request of the SEC, the Registrant agrees to furnish copies of each of the following exhibits: Exhibit A - Statement of Work; and Exhibit C - Sparton Medical Systems Labor Rates (Incorporated by reference to Exhibit 10.20 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 23, 2007).

21.1	List of Subsidiaries of the Registrant.

23.1	Consent of Weiser LLP, independent registered public accountants.

23.2	Consent of Giordano, Halleran & Ciesla, a Professional Corporation (filed with Exhibit 5.1).

24.1	Powers of Attorney of officers and directors of the Registrant (included in the signature page to this registration statement).

Item 28.	Undertakings.

The undersigned Registrant, hereby undertakes as follows:

(1)	The Registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement.

(c)	include any additional or changed material information on the plan of distribution.

(2)
The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

(4)
For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(d)	any other communication that is an offer in the offering made by the Registrant to the purchaser.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the Borough of Spring Lake, State of New Jersey, on October 26, 2007.

SCIVANTA MEDICAL CORPORATION

By:	/s/ David R. LaVance
Name: David R. LaVance Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. LaVance and Thomas S. Gifford and each of them, his true and lawful attorneys-in-fact and agents for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form SB-2, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.
Signatures	Title	Date

/s/ David R. LaVance	President and Chief Executive Officer	October 26, 2007
David R. LaVance	(Principal Executive Officer) and Chairman

/s/ Thomas S. Gifford	Executive Vice President, Chief Financial	October 26, 2007
Thomas S. Gifford	Officer and Secretary (Principal Financial and Accounting Officer) and Director

/s/ Richard E. Otto	Director	October 26, 2007
Richard E. Otto

/s/ Lawrence M. Levy	Director	October 26, 2007
Lawrence M. Levy

/s/ Anthony Giordano, III	Director	October 26, 2007
Anthony Giordano, III

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

3.1
Restated Articles of Incorporation of the Registrant which was filed in the Office of the Secretary of State of the State of Nevada on January 23, 2007 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2006, filed with the SEC on January 29, 2007).

3.2
Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2006, filed with the SEC on January 29, 2007).

4.1
Specimen stock certificate representing the Registrant’s common stock (Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2006, filed with the SEC on January 29, 2007).

4.2
Form of Convertible Debenture, dated February 1, 2007, issued to the following persons and in the following amounts: Jesse H. Austin, III ($50,000); Andrew O. Whiteman and Gwen C. Whiteman, JTWROS ($25,000); Alan Eicoff ($25,000); Jack W. Cumming ($25,000); Scott C. Withrow ($25,000); Terrence McQuade ($25,000); Steven J. Olsen ($25,000); Robert P. Reynolds ($12,500); Chartwell Partners, LLP ($12,500); and Marc G. Robinson and Joshua Goldfarb ($25,000) (Incorporated by reference to Exhibit 4.8 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

5.1	Opinion of Giordano, Halleran & Ciesla, a Professional Corporation, including the consent of such counsel.

10.1
The Registrant’s 2002 Equity Incentive Plan, adopted and effective January 1, 2002 (Incorporated by reference to Exhibit B of the Registrant’s definitive proxy statement, filed with the SEC on June 10, 2002).

10.2
Warrant to purchase 200,000 shares of common stock of the Registrant, dated July 24, 2003, issued to Richard E. Otto (Incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.3
Warrant to purchase 200,000 shares of common stock of the Registrant, dated July 24, 2003, issued to John A. Moore (Incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.4
Warrant to purchase 200,000 shares of common stock of the Registrant, dated July 24, 2003, issued to Salvatore J. Badalamenti (Incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.5
Warrant to purchase 200,000 shares of common stock of the Registrant, dated May 14, 2004, issued to Richard E. Otto (Incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.6
Warrant to purchase 200,000 shares of common stock of the Registrant, dated May 14, 2004, issued to Salvatore J. Badalamenti (Incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.7
Warrant to purchase 700,000 shares of common stock of the Registrant, dated May 14, 2004, issued to Century Capital Associates LLC (Incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.8
Warrant to purchase 200,000 shares of common stock of the Registrant, dated February 25, 2005, issued to Richard E. Otto (Incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed with the SEC on November 25, 2005).

10.9
Sublease Agreement, dated February 1, 2007, between the Registrant and Century Capital Associates LLC (Incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

10.10
Technology License Agreement between The Research Foundation of State University of New York for and on behalf of University of Buffalo and the Registrant dated November 10, 2006 (Incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 14, 2006).

10.11
Non-qualified stock option to purchase 500,000 shares of common stock of the Registrant, dated February 5, 2007, issued to David R. LaVance (Incorporated by reference to Exhibit 10.16 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

10.12
Non-qualified stock option to purchase 500,000 shares of common stock of the Registrant, dated February 5, 2007, issued to Thomas S. Gifford (Incorporated by reference to Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

10.13
Warrant to purchase 209,000 shares of common stock of the Registrant, dated February 5, 2007, issued to Richard E. Otto (Incorporated by reference to Exhibit 10.18 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, filed with the SEC on March 14, 2007).

10.14
Warrant to purchase 105,000 shares of common stock of the Registrant, dated March 15, 2007, issued to Lawrence M. Levy (Incorporated by reference to Exhibit 10.19 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2007).

10.15
Warrant to purchase 109,000 shares of common stock of the Registrant, dated March 15, 2007, issued to Anthony Giordano, III (Incorporated by reference to Exhibit 10.19 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2007).

10.16
The Registrant’s 2007 Equity Incentive Plan, adopted and effective May 31, 2007 (Incorporated by reference to Appendix to the Registrant’s definitive proxy statement, filed with the SEC on April 27, 2007).

10.17
Product Development Agreement, dated June 29, 2007, between the Registrant and Ethox International, Inc. including Schedule 2.4 - Form of Agreement to Manufacture Disposable Catheters. Upon the request of the SEC, the Registrant agrees to furnish copies of each of the following schedules: Schedule 2.1 - Project Costs and Schedule; Schedule 2.2 - System Hardware and Software Specifications; and Schedule 2.3 - Disposable Catheter Specifications (Incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 3, 2007).

10.18
Addendum to the Technology License Agreement, dated November 10, 2006, between the Registrant and The Research Foundation of State University of New York, for and on behalf of the University at Buffalo, and Donald D. Hickey, M.D. and Clas E. Lundgren, dated June 29, 2007 (Incorporated by reference to Exhibit 10.18 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 3, 2007).

10.19
Software Engineering Agreement, dated July 2, 2007, between the Registrant and Applied Sciences Group, Inc. (Incorporated by reference to Exhibit 10.19 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 3, 2007).

10.20
Product Development Agreement, dated August 23, 2007, between the Registrant and Sparton Medical Systems, a business group of Sparton Electronics Florida, Inc., including Exhibit B - Change Approval Form and Exhibit D - Payment Terms. Upon the request of the SEC, the Registrant agrees to furnish copies of each of the following exhibits: Exhibit A - Statement of Work; and Exhibit C - Sparton Medical Systems Labor Rates (Incorporated by reference to Exhibit 10.20 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 23, 2007).

21.1	List of Subsidiaries of the Registrant.

23.1	Consent of Weiser LLP, independent registered public accountants.

23.2	Consent of Giordano, Halleran & Ciesla, a Professional Corporation (filed with Exhibit 5.1).

24.1	Powers of Attorney of officers and directors of the Registrant (included in the signature page to this registration statement).